As Filed With The Securities And Exchange Commission on December 13, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
COMMUNITY BANKS, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	6022	23-2251762
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

777 East Park Drive, Harrisburg, Pennsylvania 17111
(717) 920-5800
(Address, including ZIP Code, and telephone number, including area code, of registrant’s principal executive office)

Donald F. Holt, Chief Financial Officer
Community Banks, Inc.
777 East Park Drive
Harrisburg, Pennsylvania 17111
(717) 920-5800
(Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

Copies to:

Mary Alice Busby, Esquire Mette, Evans & Woodside 1105 Berkshire Blvd. Suite 320 Wyomissing, PA 19610	Michael L. Hund, Esquire Buchanan Ingersoll & Rooney PC One South Market Square 213 Market Street, 3rd Floor Harrisburg, PA 17101-2121

Approximate date of commencement of proposed sale of the securities to public: As soon as practicable after this Registration Statement has become effective and all other conditions to the proposed merger described in this Registration Statement have been satisfied or waived. If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [ ]
Calculation Of Registration Fee

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock, par value $5.00 per share (and associated stock purchase rights)(3)	785,893	Not applicable	$10,835,985	$1,159

(1)
Based upon an estimate of the maximum number of shares of the Registrant’s common stock that may be issued in connection with the proposed merger of East Prospect State Bank with and into the Registrant’s subsidiary, CommunityBanks, pursuant to the agreement by and between the Registrant and CommunityBanks and East Prospect State Bank. In accordance with Rule 416, this Registration Statement shall also register any additional shares of the Registrant’s common stock which may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided by the merger agreement.

(2)
Estimated solely for purposes of calculating the registration fee. Computed in accordance with Rule 457(f) (2) based on (i) the book value per share of East Prospect State Bank common stock on September 30, 2006 of $380.21 and (ii) a maximum of 28,500 shares of East Prospect State Bank common stock that may be exchanged in the merger for common stock of the Registrant.

(3)	Prior to the occurrence of certain events, the stock purchase rights will not be evidenced separately from the common stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or the sale is not permitted.

Subject to completion, dated December 13, 2006

PROXY STATEMENT/PROSPECTUS

EAST PROSPECT STATE BANK
PROXY STATEMENT
________________________________

COMMUNITY BANKS, INC.
PROSPECTUS
FOR 785,893 SHARES OF COMMON STOCK
TRADING SYMBOL: CMTY

TO THE SHAREHOLDERS OF EAST PROSPECT STATE BANK:

A MERGER IS PROPOSED — YOUR VOTE IS VERY IMPORTANT

The boards of directors of Community Banks, Inc., CommunityBanks and East Prospect State Bank have approved an agreement to merge East Prospect into CommunityBanks. Community Banks, Inc. is a bank holding company. Community owns all of the stock of CommunityBanks, a Pennsylvania bank and trust company. In this document, Community Banks, Inc. is referred to as “Community.” Occasionally, Community Banks, Inc. and CommunityBanks are referred to together as “the Community Parties.”

In the proposed merger, East Prospect will merge into CommunityBanks with CommunityBanks as the surviving bank. As an East Prospect shareholder, you may elect to receive the merger consideration in cash at a fixed price of $565.80, shares of Community common stock having an approximate value of $565.80, or a combination of cash and Community common stock for each share of East Prospect common stock you own, subject to limitations described in the next paragraph. The precise number of shares of Community common stock that you may receive for your East Prospect common stock will be based on a ten-day average of the market prices of Community's common stock prior to closing of the merger, up to a maximum of 27.5752 shares.

Your election to receive Community common stock or cash in the merger will be limited by the requirement in the merger agreement that 75 % of the outstanding East Prospect shares will be exchanged for Community common stock and 25 % of the outstanding East Prospect shares will be exchanged for cash. If elections made by East Prospect shareholders are not within these determined proportions, Community has the authority under the merger agreement to reallocate the elections on a proportionate basis. Therefore, depending on the elections of other East Prospect shareholders and regardless of your election, you may receive a combination of cash and shares of Community common stock for your East Prospect common stock different from what you elected.

Community common stock trades on the Nasdaq Global Select Market under the trading symbol “CMTY.” On September 12, 2006, the last full trading day before the public announcement of execution of the merger agreement, and on _____________, 200_, the latest practicable trading day before the printing of this document, the closing sales prices for Community common stock were respectively, $26.25 and $_______.

The market price of Community common stock will fluctuate between now and the closing of the merger. We urge you to obtain a current market quotation for Community common stock.

  We cannot complete the merger unless the holders of at least eighty percent (80%) of the outstanding shares of East Prospect common stock vote to approve the merger agreement. East Prospect will hold a special meeting of shareholders to vote to approve the merger agreement on ____________, 2007. The special meeting of shareholders will be held at _________________. Information about this meeting and the merger is contained in this document. In particular, see “Risk Factors” beginning on page __. We urge you to read this document carefully and in its entirety.

The board of directors of East Prospect unanimously approved the merger and recommends that you vote “FOR” the merger agreement. All shareholders of East Prospect are invited to attend the special meeting and vote in person. Whether or not you plan to attend the meeting, please vote as soon as possible to make sure that your shares are represented at the meeting. If you do not vote, it will have the same effect as voting against the merger agreement.

/s/ Roger A. Nickol
Roger A. Nickol
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

THE SHARES OF COMMUNITY COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF COMMUNITY OR EAST PROSPECT, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER FEDERAL OR STATE GOVERNMENTAL AGENCY.

This document is dated _______ 200_, and we will first mail it to shareholders of East Prospect on or about __________, 200_.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates important business and financial information about Community from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain these documents through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing or by telephone from Community:

Community Banks, Inc.
Shareholder Relations
777 East Park Drive
Harrisburg, PA 17111
Telephone: (717) 920-5800

For further information concerning where you can find information about Community, see “Where You Can Find More Information” on page __ and “Incorporation of Certain Information by Reference” on page __.

East Prospect has historically provided its shareholders with annual reports. To obtain free copies of the most recent annual report, you may write or call:

Roger A. Nickol
President and Chief Executive Officer
One South Main Street
East Prospect, PA 17317
(717) 252-1511

If you would like to request documents, please do so by ______________, 2007 to receive them before the meeting.

v

East Prospect State Bank
One South Main Street, P.O. Box 309
East Prospect, PA 17317

Notice of Special Meeting of Shareholders

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of East Prospect State Bank will be held at ______, local time, on ______________ at ______________________, Pennsylvania, for the following purposes:

1.
To consider and vote upon a proposal to adopt the merger agreement between Community Banks, Inc. and CommunityBanks, on the one hand, and East Prospect State Bank, on the other hand, which provides, among other things, for the acquisition of East Prospect by CommunityBanks through the merger of East Prospect into CommunityBanks and the conversion of shares of East Prospect common stock outstanding immediately prior to the merger into either $565.80 in cash, Community common stock having an approximate value of $565.80 or a combination of cash and Community common stock, all as described in the accompanying document.

2.	To consider and vote upon a proposal to adjourn the special meeting, if necessary, if more time is needed to solicit proxies.

3.	To transact such other business as may properly come before the special meeting.

Shareholders of record at the close of business on ________________ may vote at the special meeting. In order for the merger agreement to be adopted, the holders of eighty percent (80%) of the outstanding shares of East Prospect common stock must vote in favor of the merger agreement.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, the board of directors of East Prospect urges you to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.

By Order of the Board of Directors,

__________________________________ Sherri H. Massa Secretary
_________________200_

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES AND THE MERGER	1

SUMMARY	3
• The Merger	3
• The Special Meeting of Shareholders	9
• Information about Community and East Prospect	10
• Market Price and Dividend Information	11
• Selected Historical Financial Data for Community	13

RISK FACTORS	15

A CAUTION ABOUT FORWARD-LOOKING STATEMENTS	17

THE EAST PROSPECT SPECIAL MEETING OF SHAREHOLDERS	19
• Date, Time and Place of the Special Meeting	19
• Purpose of the Special Meeting	19
• Record Date for the Special Meeting	20
• Votes Required for a Vote to be Taken and for Approval of the Merger Agreement	20
• Proxies	21
• Changing Your Vote	21
• Solicitation of Proxies	22

THE MERGER	22
• Background of the Merger	23
• East Prospect’s Reasons for the Merger; Recommendation of the Merger by the Board of Directors	25
• Interests of Certain Persons in the Merger	26
• Opinion of East Prospect’s Financial Advisor	26
o Materials and Information Considered with Respect to the Proposed Merger	27
o Summary of Proposal	29
o Analysis of Selected Publicly Traded Companies	30
o Analysis of Selected Transactions	34
o Discounted Dividend Analyses	35
o Excess Capital and Core Earnings Analysis	36
o Financial Impact Analysis	36
• The Community Parties’ Reasons for the Merger	38
• Effect of the Merger	39
• What You Will Receive in the Merger	40
o Election and Exchange Procedures	42
o Allocation of Community Common Stock and Cash	44
• Community Common Stock	46
• Effective Date	46
• Representation and Warranties	46
• Conduct of Business Pending the Merger	47

• Conditions of the Merger	50
• Regulatory Approvals	51
o FDIC Approval	51
o Pennsylvania Department of Banking Approval	51
o Applications	52
• No Solicitation of Other Transactions	52
• Amendment; Waiver	53
• Termination	53
• Termination Fee	54
• Expenses	54
• Management and Operations After the Merger	55
• Employment; Severance	55
• Employee Benefits	55
• Interests of Management and Others in the Merger	56
o Share Ownership	56
o Indemnification and Insurance	56
• Accounting Treatment	57
• Certain Federal Income Tax Consequences	57
• Resale of Community Common Stock Received in the Merger	61
• Rights of Dissenting Shareholders	62

INFORMATION WITH RESPECT TO COMMUNITY AND COMMUNITYBANKS	65

INFORMATION WITH RESPECT TO EAST PROSPECT	65
• General	65
• Properties	65
• Selected Financial Data	66
• Management’s Discussion and Analysis of Financial Condition	68
• Legal Proceedings	69
• Beneficial Ownership of Common Stock by Officers and Directors	69

DESCRIPTION OF COMMUNITY'S CAPITAL STOCK	70
• Common Stock	71
o Dividends	71
o Voting Rights	71
o Preemptive Rights, Redemption	71
o Nasdaq Rules Applicable	71
• Preferred Stock	72
• Shareholder Rights Plan	72
• Anti-Takeover Matters and Pennsylvania Law Provisions	72
• Community Articles of Incorporation and Shareholder Rights Plan	74

COMPARISON OF SHAREHOLDER RIGHTS	75
• Capitalization	75
• Voting Rights	76
• Number and Election of Directors	76

• Nomination of Directors	77
• Amendments to the Articles of Incorporation	77
• Amendments to Bylaws	78
• Limited Liability	78
• Indemnification	78
• Special Shareholder Meetings and Shareholder Proposals	79
• Shareholder Rights Plan	79
• Anti-Takeover Provisions	80
• Dissenters’ Rights	81

EXPERTS	81

LEGAL MATTERS	81

OTHER BUSINESS	82

SHAREHOLDER PROPOSALS	82

WHERE YOU CAN FIND MORE INFORMATION	82

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	83

ANNEXES
A. Merger Agreement, including Form of Letter Agreement as Exhibit 1
B. Opinion of Ryan Beck & Co., Inc.
C. Statutory Provisions Relating to Dissenters’ Rights

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES AND THE MERGER

Q:	Why am I receiving this document?

A:
We are delivering this document to you because it is serving as both a proxy statement of East Prospect and a prospectus for Community. It is a proxy statement because the East Prospect board of directors is soliciting your proxy for use at the special meeting of shareholders called to consider the merger proposal. It is a prospectus because Community is offering shares of its common stock in exchange for 75% of the shares of East Prospect common stock if the merger is completed.

Q:	What do I need to do now?

A:
After carefully reading and considering the information contained in this document, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope, as soon as possible so that your shares may be represented at the meeting.

Q:	What happens if my stock certificates are held by my broker?

A:
If you do not have stock certificates but hold your shares in “street name,” you should contact your broker. Your broker will vote your shares on the proposal to approve the merger agreement and the merger only if you provide instructions on how to vote. You should follow the directions your broker provides. Shares that are not voted for any reason, including because you do not properly instruct your broker, will have the effect of votes against the merger.

Q:	What if I don’t vote?

A:
If you fail to respond with a vote on the merger proposal, it will have the same effect as a vote against the merger. If you respond but do not indicate in your response how you want to vote on the merger agreement, your proxy will be counted as a vote in favor of the merger agreement. If you respond and indicate that you are abstaining from voting, your proxy will have the same effect as a vote against the merger agreement.

Q:	Can I change my vote after I have delivered my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the meeting. You can do this in one of three ways:

•	By submitting to the secretary of East Prospect before the meeting a written statement that you would like to revoke your proxy.

•	By submitting a new proxy before the meeting. If you change your vote by submitting a proxy card at a later date, your later-submitted proxy will be recorded and your earlier proxy will be revoked.

•	If you are a holder of record, you can attend the meeting and vote in person.

If your shares are held in an account at a broker, you should contact your broker to change your vote.

Q:	Should I send in my stock certificates now?

A:
Please do not send in your certificates with your proxy card. Approximately 25 business days prior to the effective date of the merger, you will receive from the exchange agent an election form and instructions on how to make an election to receive all cash, all shares of Community common stock or a combination of cash and Community common stock for your East Prospect stock. You will also receive instructions on how to exchange your stock certificates for the consideration that you have elected. In order to make a valid election by the deadline date specified in the materials you receive, you must deliver to the exchange agent your East Prospect stock certificate(s) and the properly completed election form.

Q:	What will I receive in the merger?

A:
Upon completion of the merger, you will receive at your election, either a fixed price of $565.80 in cash, shares of Community common stock having an approximate value of $565.80 or a combination of cash and shares of Community common stock for shares of East Prospect common stock that you own. The precise number of shares of Community common stock that you will receive will be based on a ten-day average of the market prices of Community’s common stock prior to completion of the merger. Regardless of your election, what you receive in the merger will be limited by the requirement of the merger agreement that 75% of the shares of outstanding East Prospect common stock will be exchanged for Community common stock and 25% of the shares of outstanding East Prospect common stock will be exchanged for cash. Therefore, the actual allocation of cash and shares of Community common stock you receive will depend on the elections of other East Prospect shareholders and may be different from what you elect.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy card, or if you need additional copies of this document or the enclosed proxy card, you should contact:

Roger A. Nickol
President and Chief Executive Officer
One South Main Street
East Prospect, PA 17317
(717) 252-1511

SUMMARY

This summary highlights selected information in this document and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer you to for a more complete understanding of the matters being considered at the special meeting of shareholders. In addition, we incorporate by reference important business and financial information about Community into this document. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” on page ___ of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger

East Prospect Will Merge With and into CommunityBanks (see page __)

Subject to the terms and conditions of a merger agreement entered into on September 12, 2006, and in accordance with Pennsylvania law, at the completion of the merger, East Prospect will merge with and into CommunityBanks. CommunityBanks will be the surviving bank. The separate legal existence of East Prospect will cease upon completion of the merger.

Community will pay for 75% of the consideration under the merger agreement using Community common stock and 25% of the consideration under the merger agreement using cash. The cash portion will consist of a fixed price of $565.80 per share for the East Prospect shares. Assuming the value of Community’s common stock at the time of the merger equaled $26.25 per share (the closing price of Community’s common stock on the last trading day before public announcement of the merger), the aggregate purchase price for the East Prospect shares would be $21,500,400, consisting of cash in the amount of $5,375,100 and stock having a value of $16,125,300. The exact number of shares of Community common stock that Community will issue will be established on the effective date of the merger based on a ten-day average of the closing prices of Community’s common stock prior to the effective date of the merger.

East Prospect Shareholders May Elect to Receive Cash and/or Shares of Community Common Stock (see page __)

Subject to the restrictions described below, you may elect to receive in exchange for each of your shares of East Prospect common stock, either:

•	$565.80 per share in cash;

•	shares of Community common stock having an approximate value of $565.80; or

•	a combination of both cash and Community common stock.

In addition, you may state no preference with respect to the merger consideration you wish to receive. An election form will be mailed to you at least 25 business days prior to closing of the merger in order for you to make an election. You must return your properly completed election form along with your East Prospect stock certificate(s) by the date specified on the election form.

Your election to receive Community common stock or cash in the merger will be limited by the requirement in the merger agreement that 75 % of the outstanding East Prospect shares will be exchanged for Community common stock and 25 % of the outstanding East Prospect shares will be exchanged for cash. If elections made by East Prospect shareholders are not within these determined proportions, Community has the authority under the merger agreement to re-allocate the elections on a proportionate basis. In the event that the holders of more than 25% of the outstanding shares of East Prospect common stock elect to receive cash, those persons will receive a portion of their merger consideration in the form of shares of Community common stock. Similarly, if the holders of more than 75% of the outstanding shares of East Prospect common stock elect to receive shares of Community common stock, those persons will receive a portion of their merger consideration in the form of cash. Thus, you may not receive exactly the form of consideration that you elect and you may receive a pro rata amount of cash and Community common stock even if you elect to receive all cash or all stock.

If you do not return a properly completed election form by the election deadline, you will be deemed to have elected to receive either cash or Community common stock for your East Prospect shares, depending on the election of other East Prospect shareholders. You will be deemed to have elected to receive cash for such number of shares of East Prospect common stock that, when combined with the shares of holders who have validly elected to receive cash, does not exceed 25% of the outstanding shares of East Prospect common stock, and deemed to have elected to receive Community common stock for the remainder (if any) of your East Prospect shares. You will be deemed to have elected to receive Community common stock for such number of shares of East Prospect common stock that, when combined with the shares of holders who have validly elected to receive Community common stock, does not exceed 75% of the outstanding shares of East Prospect common stock, and deemed to have elected to receive cash for the remainder (if any) of your East Prospect shares. See “The Merger --Election and Exchange Procedures” and “The Merger -Allocation of Community Common Stock and Cash” on pages __ and __, respectively.

The number of shares of Community common stock that you will receive for your East Prospect common stock will be based on a ten-day average of the market prices of Community’s common stock prior to the effective date of the merger, up to a maximum of 27.5752 shares. However, no fractional shares will be issued. Shareholders who would otherwise be entitled to a fraction of a whole share of Community common stock will instead receive an amount in cash equal to the product of such fraction multiplied by a ten-day average of the market prices of Community common stock prior to the effective date of the merger.

The Board of Directors Unanimously Recommends that You Approve the Merger Agreement (see page __)

The East Prospect board of directors has determined that the merger is advisable and in the best interests of East Prospect and unanimously recommends that you vote FOR adoption of the merger agreement.

In determining whether to approve the merger agreement, East Prospect’s board of directors consulted with its senior management and advisors. In arriving at its determination, the East Prospect board of directors also considered a number of factors, including the following material factors:

•
The terms of the merger agreement and the transactions contemplated by the merger, and the historical trading ranges for Community common stock and the consideration to be received by East Prospect shareholders in the merger.

•
The benefits to our customers of an expanded line of banking and financial services, as well as the convenience of the 19 York County banking offices already owned by Community. In addition to a complete line of lending and deposit services, CommunityBanks offers trust and asset management, retail investment and brokerage, title and settlement and general lines insurance services. In addition, East Prospect’s customers will have access to CommunityBanks’ state-of-the-art electronic banking and bill pay services.

•	The benefits to our employees of a larger organization and the benefit to our shareholders of access to trades on the Nasdaq Global Select Market.

•	The business and prospects of Community and the economic vitality of the market areas served by Community and the opportunities presented by customer demand in those market areas.

•
The alternative of East Prospect continuing as an independent community-focused banking company as compared to the effect of East Prospect combining with CommunityBanks pursuant to the merger agreement, and the determination that the merger with CommunityBanks presented the best opportunity for achieving East Prospect’s desire to maximize shareholder value.

•	Decreasing loan demand by East Prospect’s customers due to increased competition, especially from credit unions.

•	Difficulties of meeting the customers’ demands for on-line banking services and the fact that Community performs well in that area.

•	Difficulty of a single branch bank to generate fee income and the expectation that fee income will become more important to banks like East Prospect.

East Prospect’s Directors Have Signed Agreements to Vote in Favor of the Merger Agreement (see page __)

As a condition to the Community Parties’ entering into the merger agreement, each of the directors of East Prospect entered into a letter agreement with Community pursuant to which each director agreed to vote all of his shares of East Prospect common stock in favor of the merger agreement. East Prospect directors agreed to enter into the agreements to increase the likelihood that we would complete the merger. As of the record date of __________, 2007, East Prospect’s directors owned or exercised voting control over 5,121 shares of East Prospect common stock, representing approximately 13.48% of the shares of East Prospect common stock outstanding on that date.

A form of voting agreement, called an affiliate letter, is Exhibit 1 to the merger agreement, which is attached to this document as Annex A.

Directors and Management Following the Merger (see page ___)

Following the merger, the board of directors of CommunityBanks will consist of those CommunityBanks directors holding such office immediately prior to the effective date of the merger.  Roger A. Nickol, president and chief executive officer of East Prospect will join CommunityBanks' York Region Advisory Board and will serve as a consultant to CommunityBanks. Officers of East Prospect who are offered and accept positions of employment with CommunityBanks shall become officers of CommunityBanks following the merger.

Holders of 80% of the Outstanding East Prospect Shares Must Approve the Merger Agreement (see page ____)

We cannot complete the merger unless the holders of at least eighty (80%) of East Prospect’s outstanding shares vote to approve the merger agreement. Each holder of shares of East Prospect common stock outstanding on the record date will be entitled to one vote for each share held. Since the vote required for approval of the merger agreement is a percentage of all outstanding shares of East Prospect common stock, abstentions and broker non-votes will have the same effect as a vote against the merger agreement and the merger. If on the date of the special meeting we need more time to solicit proxies, we will consider and vote upon a proposal to adjourn the meeting. Such a proposal will be approved if a quorum is present at the meeting and a majority of those shares present are in favor of the proposal to adjourn the meeting.

Community’s shareholders are not required to vote on the merger agreement.

According to Our Financial Advisor the Consideration is Fair From a Financial Point of View (see page ___)

Ryan Beck & Co., Inc. has acted as financial advisor to East Prospect and has provided our board of directors with a written opinion to the effect that, as of the date of the merger agreement, and subject to the qualifications and limitations referred to by Ryan Beck in rendering the opinion, the transaction is fair to the East Prospect shareholders from a financial point of view. The opinion was subsequently updated as of __________, 2007 and the updated opinion is attached to this document as Annex B. You should read the entire opinion carefully in connection with your consideration of the proposed merger. The opinion of Ryan Beck will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. In consideration of Ryan Beck’s services as financial advisor, East Prospect has agreed to pay Ryan Beck a transaction fee in connection with the merger in an amount that is equal to one and one half of a percent (1.5%) of the aggregate consideration received. This fee totaled $322,506, half of which amount was paid upon the signing of the merger agreement and the balance of which will be paid upon the closing of the transaction.

Regulatory Approval Must Be Obtained and Other Conditions Must Be Satisfied Before the Merger Will Be Completed (see page ____)

Our obligations to complete the merger are subject to various conditions that are usual and customary for this kind of transaction, including obtaining approval from the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking. Appropriate applications for approval have been filed and approvals are pending. In addition to the required regulatory approvals, the merger will only be completed if certain conditions, including the following, are met:

•	The registration statement of which this document is a part is declared effective by the Securities and Exchange Commission and is not subject to a stop order or proceedings seeking a stop order.

•	East Prospect shareholders approve the merger agreement at the special meeting.

•	Both East Prospect and Community receive opinions from their respective counsel that the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code.

•	Neither East Prospect nor the Community Parties have breached any of their respective representations or obligations under the merger agreement.

The merger agreement attached to this document as Annex A describes other conditions that must be met before the merger may be completed.

Expected Timing of the Merger

We expect to complete the merger by the beginning of the second quarter of 2007 if we have received the shareholder and regulatory approvals required to do so.

Dividend Policy (see page ___)

The merger agreement permits us to continue to pay regular quarterly cash dividends to our shareholders. We have agreed in the merger agreement to coordinate dividend payments with those paid by Community so that our shareholders will not receive two dividends, or fail to receive one dividend, for any single calendar quarter. Accordingly, prior to the merger, we may coordinate and amend our record dates and payment dates in order to effect this agreement.

Community’s current dividend policy has been to pay cash dividends at the rate of $0.20 per quarter per outstanding share of common stock and to use the remainder of its earnings to grow its business. Community expects to continue paying quarterly cash dividends on Community common stock from the date of this document until the merger and after the merger at the same rate as before the merger. However, Community cannot be certain that its dividend policy and rate will remain unchanged either before or after completion of the merger. The future declaration and payment of dividends will depend on business conditions, operating results, capital and reserve requirements and the Community board of directors’ consideration of other relevant factors.

Termination of the Merger Agreement (see page __)

The Community Parties and East Prospect can mutually agree at any time to terminate the merger agreement without completing the transaction. Either may also terminate the merger agreement in the following circumstances:

•	The other party has breached a representation, warranty or obligation and such breach cannot be cured within certain periods of time.

•	The merger is not completed on or prior to July 1, 2007, and the failure to complete the merger by that date is not due to a breach of the merger agreement by the party seeking to terminate it.

•	A final denial of a required regulatory approval.

•	The East Prospect shareholders vote at the East Prospect special meeting but do not approve the merger agreement.

•	The East Prospect shareholders approve an acquisition transaction with a party other than Community or an affiliate of Community.

 Termination Fee and Expenses (see page __)

The merger agreement provides that East Prospect must pay a termination fee in the amount of $860,000 to Community if the merger agreement is terminated because the East Prospect shareholders have approved an acquisition proposal with a party other than Community or an affiliate of Community or if Community terminates the merger agreement because East Prospect has violated, in any material respect, certain covenants relating to the initiation or solicitation of an acquisition proposal with a party other than Community or an affiliate of Community. The merger agreement also provides that if the merger agreement is terminated as a result of a willful or intentional breach of a representation, warranty, covenant or other agreement, the breaching party shall pay up to $500,000 of the expenses incurred by the non-breaching party.

Dissenters’ Rights of Appraisal (see page __)

Under Pennsylvania law, you have the right to dissent from the merger agreement and the merger and to receive a payment in cash for the value of your shares of East Prospect common stock as determined by an appraisal process. This value may be more or less than the value you would receive in the merger if you do not dissent. If you dissent, you will receive a cash payment for the value of your shares that will be fully taxable to you. To perfect your dissenters’ rights, you must follow precisely the required statutory procedures. See “Rights of Dissenting Shareholders,” beginning at page ___ and the information below at Annex C.

We Expect the Merger to Qualify as a Reorganization Under the Internal Revenue Code (see page __)

We expect that the merger will qualify as a reorganization for federal income tax purposes. It is a condition to East Prospect’s and the Community Parties’ respective obligations to complete the merger that each party receives a legal opinion to the effect that the merger will qualify as a reorganization. In addition, in connection with the filing of the registration statement of which this document is a part, Community will receive a legal opinion to the same effect. These opinions, however, will not bind the Internal Revenue Service, which could take a different view. Generally in such a reorganization, you will not recognize any gain or loss for federal income tax purposes on the exchange of your shares of East Prospect common stock for Community common stock in the merger, except with respect to any cash received instead of fractional shares of Community common stock. To the extent that you exchange your East Prospect stock for cash, you will recognize gain or loss in an amount equal to the difference between the cash received and your adjusted tax basis in your East Prospect common stock.

  You should be aware that the tax consequences to you of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this document. You should, therefore, consult with your own tax advisor for a full understanding of the tax consequences to you of the merger.

The Special Meeting of Shareholders

The special meeting will be held on _____________, 2007 (see page__)

East Prospect will hold a special meeting of shareholders on ________, 2007, at ______, local time, at __________________________________, Pennsylvania. At this meeting, East Prospect shareholders will vote on a proposal to approve and adopt the merger agreement and on a proposal to adjourn the meeting to solicit additional proxies, if necessary, in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement and any other business that properly arises.

If you owned shares of East Prospect common stock at the close of business on _______, 200_, you are entitled to vote at the special meeting. You will have one vote at the meeting for each share of East Prospect common stock you owned on _______, 200_, on which date there were 38,000 shares of East Prospect common stock outstanding.

Approval of the merger agreement requires the affirmative vote of holders of at least a 80% of the shares of East Prospect common stock outstanding as of the record date. The failure to vote will have the effect of a vote against the merger agreement. The directors of East Prospect and their affiliates together beneficially own and are entitled to vote about 16.32% of the shares entitled to be cast at the special meeting. Directors of East Prospect have agreed to vote the shares they own or over which they exercise voting control, comprising approximately 13.48% of the shares to be cast at the special meeting, in favor of the merger agreement. East Prospect currently expects that its executive officers will also vote in favor of the merger agreement.

Brokers who hold shares of East Prospect common stock as nominees will not have authority to vote such shares on the merger unless East Prospect shareholders provide the brokers with voting instructions.

Information about Community and East Prospect

For information about Community see page __ and for information about East Prospect see page __.

Community Banks, Inc.
CommunityBanks
777 East Park Drive
Harrisburg, Pennsylvania 17111
(717) 920-5800
www.Communitybanks.com

Community, a Pennsylvania business corporation formed in 1982, is a financial holding company registered under the Bank Holding Company Act of 1956. Community is the 8th largest financial services holding company headquartered in Pennsylvania and the largest financial institution headquartered in its capital city of Harrisburg. Through its executive office in Harrisburg, Community operates 73 banking offices located in Adams, Berks, Chester, Cumberland, Dauphin, Lancaster, Luzerne, Northumberland, Schuylkill, Snyder, and York Counties in Pennsylvania and Carroll County in Maryland. In addition, Community is in the process of acquiring a Maryland-based bank that has two banking offices in Baltimore County and two banking offices in Howard County, Maryland. At September 30, 2006, Community and its subsidiaries had total consolidated assets of approximately $3.4 billion. The primary operating entity of Community is CommunityBanks, a Pennsylvania chartered bank and trust company through which Community conducts its primary business of attracting deposits, making loans and providing trust services.  Deposit services include a variety of checking, savings, time and money market deposits. Lending services include secured and unsecured commercial loans, residential and commercial mortgages and various forms of consumer lending. CommunityBanks and its predecessors have been in operation since 1867. In addition to traditional banking services, CommunityBanks offers complete trust and investment services, as well as personal and commercial insurance.

East Prospect State Bank
One South Main Street, P.O. Box 309
East Prospect, Pennsylvania 17317
(717) 252-1511
 www.eastprospectbank.com

East Prospect is a one-branch independent bank that operates in eastern York County, Pennsylvania. At September 30, 2006 it had total assets of $61.1 million. East Prospect attracts deposits and makes loans and has been in operation since 1918.

Rights of Community shareholders differ from those of East Prospect shareholders
(see pages )

When the merger is completed, those East Prospect shareholders who receive Community common stock as consideration in the merger will automatically become Community shareholders. The rights of Community shareholders differ from the rights of East Prospect shareholders in certain important ways. Many of these differences have to do with provisions in Community’s articles of incorporation and bylaws that differ from those of East Prospect's. Some of these provisions are intended to make a takeover of Community more difficult if Community’s board of directors does not approve the takeover.

Market Price and Dividend Information

East Prospect

East Prospect common stock is not listed on any stock exchange. East Prospect common stock is owned by approximately 314 holders of record as of the record date, ____________________. No established trading market for East Prospect common stock exists, and over the years little trading in East Prospect common stock has occurred. Information concerning these trading prices has been omitted based on East Prospect’s belief that such prices are not necessarily representative of a fair market price for East Prospect common stock during any particular period.

Generally, dividends may be paid by East Prospect only out of accumulated net earnings. Under the Pennsylvania Banking Code, dividends may not be declared or paid if the surplus of East Prospect would be reduced by the payment of such dividends.

The following table sets forth for the periods indicated the amount of cash dividends declared for such quarter per share by East Prospect.

2005		Cash Dividend Per Share
	First Quarter	$3.60
	Second Quarter	3.60
	Third Quarter	3.70
	Fourth Quarter	7.60
2006
	First Quarter	3.80
	Second Quarter	3.80
	Third Quarter	3.80
	Fourth Quarter (through November 30, 2006)	7.60

East Prospect is not aware of any available ask and bid quotations for its common stock. Information for high and low prices for East Prospect common stock does not exist for September 12, 2006, the last full trading day prior to announcement of the execution of the merger agreement or on __________, 200_, the last full trading day prior to the date of this document.

Community

The shares of Community common stock are traded on the Nasdaq Global Select Market. The following table sets forth the high and low closing sale prices for shares of Community common stock and the cash dividends declared per share by Community for the periods indicated (amounts are adjusted to reflect the 5% stock dividend declared on February 14, 2006).

		High	Low	Cash Dividend Per Share
2005
	First Quarter	$27.15	$22.57	$0.16
	Second Quarter	25.24	21.94	0.18
	Third Quarter	27.48	25.39	0.18
	Fourth Quarter	28.42	23.90	0.19
2006
	First Quarter	27.85	25.67	0.19
	Second Quarter	27.39	24.38	0.20
	Third Quarter	27.29	24.58	0.20
	Fourth Quarter (through November 30, 2006)	28.19	25.74	0.20

On September 12, 2006, last full trading day prior to announcement of the execution of the merger agreement, the reported high and low sales prices and the last sale price of Community common stock on the Nasdaq Global Select Market were as follows:

September 12, 2006
	High	Low	Last Sale Price
Community	$26.47	$25.11	$26.25

On _________________, the last full trading day prior to the date of these materials, the reported high and low sales prices and the last sale price of Community common stock on the Nasdaq Global Select Market were as follows:

___________________
	High	Low	Last Sale Price
Community

Shareholders are urged to obtain current market quotations for shares of Community common stock.

As of ____________________, there were _______________ shares of Community common stock outstanding, held of record by approximately ______ shareholders, and outstanding options that were exercisable on that date (or within 60 days thereof) for _______ additional shares of Community common stock. The information contained in this summary reflects the 5% stock dividend declared by Community on February 14, 2006, that was distributed on April 28, 2006 to shareholders of record as of April 14, 2006.

Holders of Community common stock are entitled to receive dividends, when declared by Community’s board of directors, out of funds that are legally available for dividends. Community primarily obtains funds for the payment of dividends from dividends paid by its principal banking subsidiary, CommunityBanks. CommunityBanks is subject to certain legal restrictions on the amount of dividends it can pay to Community.

Community maintains a dividend reinvestment plan available to shareholders who elect to reinvest cash dividends for the purchase of additional shares of Community common stock. The plan contains a voluntary cash payment feature.

Selected Historical Financial Data for Community

We are providing the following historical information of Community to help you analyze the financial aspects of the merger. You should not rely on the historical information as being indicative of future results. For selected historical data of East Prospect, see page __.

The selected historical financial data of Community have been derived from the historical consolidated financial statements and related notes filed by Community with the Securities and Exchange Commission. This information is only a summary. You should read this information in conjunction with Community’s historical financial statements and the related notes contained in Community’s annual and quarterly reports and other documents that Community has filed with the Securities and Exchange Commission and incorporated by reference into this document. See “Where You Can Find More Information” on page __.

(Dollars in thousands, except per share data)	At or for the Year Ended December 31,					At or for the Nine Months Ended September 30,
	2005	2004	2003	2002	2001	2006	2005
BALANCE SHEET DATA
At Period End:
Investment securities	$628,585	$619,110	$646,961	$667,801	$543,901	$567,057	$637,596
Total loans	2,237,065	1,217,456	1,084,678	916,051	867,757	2,348,159	2,168,374
Total assets	3,332,430	1,954,799	1,861,063	1,680,362	1,509,734	3,431,208	3,291,232
Total deposits	2,294,367	1,305,537	1,230,685	1,132,913	1,003,225	2,483,519	2,244,791
Long-term debt	430,719	404,662	411,422	320,533	322,155	336,954	457,728
Stockholders’ equity	476,673	152,341	143,406	129,162	111,249	479,584	480.960
Average:
Total assets	2,668,605	1,941,096	1,780,679	1,580,046	1,398,521	3,387,018	2,451,131
Total stockholders’ equity	318,768	145,750	135,773	119,352	111,381	473,680	265,945

EARNINGS DATA:
Net interest income	82,645	56,557	52,514	50,488	45,935	80,809	55,996
Provision for loan losses	2,300	3,100	2,500	3,350	5,080	1,400	1,700
Net interest income after provision for loan losses	80,345	53,457	50,014	47,138	40,855	79,409	54,296
Other income	26,437	23,213	20,463	13,975	12,141	25,767	18,674
Other expense	75,069	49,993	45,718	39,300	36,521	62,403	54,889
Provision for income taxes	6,072	4,879	4,359	3,367	2,879	11,142	3,401
Net income	25,641	21,798	20,400	18,446	13,596	31,631	14,680

PER SHARE DATA:
Basic earnings per share	1.38	1.70	1.59	1.45	1.06	1.34	0.87
Diluted earnings per share	1.35	1.65	1.54	1.42	1.04	1.32	0.86
Cash dividends declared	0.71	0.64	0.60	0.52	0.46	0.59	0.52
Book value	19.81	11.86	11.17	10.16	8.62	20.43	19.83
Average diluted shares outstanding	18,975	13,204	13,122	13,116	13,085	23,926	17,155

PROFITABILITY RATIOS:
Return on average assets	0.96%	1.12%	1.15%	1.17%	0.97%	1.25%	0.80%
Return on average stockholders’ equity	8.04%	14.96%	15.03%	15.46%	12.21%	8.93%	7.38%
Net interest margin (FTE)	3.76%	3.44%	3.50%	3.78%	3.83%	3.94%	3.67%
Efficiency ratio	57.51%	60.42%	60.59%	56.92%	60.21%	56.12%	58.31%

CAPITAL AND LIQUIDITY RATIOS:
Stockholders’ equity to total assets	14.30%	7.79%	7.71%	7.69%	7.37%	13.98%	14.61%
Average equity to average assets	11.95%	7.51%	7.62%	7.55%	7.96%	13.99%	10.85%
Dividend payout ratio	52.42%	37.69%	37.35%	36.07%	43.25%	44.18%	60.35%
Net loans to assets	66.36%	61.47%	57.25%	53.10%	55.98%	67.73%`	65.19%

ASSET QUALITY RATIOS:
Allowance for loan losses to total loans outstanding	1.03%	1.19%	1.22%	1.36%	1.42%	1.02%	1.05%
Allowance for loan losses to non-accrual loans	253%	266%	162%	131%	109%	207%	212%
Non-accrual loans to total loans outstanding	0.41%	0.45%	0.76%	1.04%	1.29%	0.50%	0.50%
Non-performing assets to total assets	0.32%	0.38%	0.70%	0.63%	0.78%	0.34%	0.40%
Net charge-offs to average loans outstanding	0.05%	0.16%	0.17%	0.35%	0.39%	0.01%	0.03%

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, you should carefully consider the following risk factors relating to the merger in deciding whether to vote for adoption of the merger agreement. You also should keep the following risk factors in mind when you read forward-looking statements in this document. Please refer to the section entitled “A Caution About Forward-Looking Statements” on page __.

By approving the merger agreement, East Prospect shareholders will be choosing to invest in Community’s common stock or receive cash (or a combination of stock and cash) in exchange for shares of East Prospect common stock. Because 75% of East Prospect’s shares will be exchanged for Community stock, there can be no assurance that those shareholders who elect to receive cash will, indeed, receive all or part cash for their shares. Also, because 25% of East Prospect’s shares will be exchanged for a cash amount of $565.80 per share, there can be no assurance that those East Prospect shareholders who elect to receive Community common stock will, indeed, receive Community common stock. An investment in Community’s common stock involves a degree of risk. In addition to the other information included in this document, including the matters addressed in “A Caution About Forward-Looking Statements” on page ____, you should carefully consider the risk factors set forth in Community’s Form 10-K (Item 1A, of Part I) for the year ended December 31, 2005 and the matters described below in determining whether to approve the merger agreement.

Some East Prospect shareholders may not receive the form of merger consideration that they elect.

The aggregate amount of cash consideration to be paid in the merger will equal the product of $565.80 multiplied by 25% of the outstanding shares of East Prospect common stock on the effective date of the merger. See “The Merger-What You Will Receive in the Merger.” As of ________ __, 200_, the aggregate cash amount to be paid by Community was approximately $___ million. The remaining merger consideration available for East Prospect shareholders will be issued as shares of Community common stock. Depending on the elections made by all East Prospect shareholders, certain East Prospect shareholders who elect to receive cash for their shares may receive shares of Community common stock for all or a portion of their shares of East Prospect common stock. Alternatively, certain East Prospect shareholders who elect to receive shares of Community common stock may receive cash consideration for all or a portion of their shares of East Prospect common stock.

In the event that East Prospect shareholders oversubscribe for the available pool of cash or shares of Community common stock, either those East Prospect shareholders electing to receive cash or those electing to receive Community common stock will have the consideration of the type they selected reduced on a proportionate basis and will receive all or a portion of their consideration in the form that they did not elect to receive. The allocation and proration process will be administered by the exchange agent in the manner set forth in the merger agreement. (See “The Merger-What You Will Receive in the Merger--Allocation of Community Common Stock and Cash” on page __.) Accordingly, at the time East Prospect shareholders vote on the proposal to approve the merger agreement, they will not know the form of merger consideration that they will receive, regardless of their election. In addition, an East Prospect shareholder may receive a proportionate amount of cash and Community common stock even if he or she has elected to receive all cash or all Community common stock. Further, to the extent that East Prospect shareholders receive all or a portion of the merger consideration in a form that they did not elect, they may experience tax consequences which differ from their previously anticipated tax consequences upon the exchange of their shares of East Prospect common stock. See “The Merger-Certain Federal Income Tax Consequences.”

The value of the Community common stock that you receive in the merger will rise and fall as the market price of Community common stock rises and falls.

The price of Community common stock at the closing of the merger may vary from its price on the date the merger agreement was executed, on the date of this document and on the date of the special meeting of shareholders. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Community’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond Community’s control. We urge you to obtain current market quotations for Community common stock.

After the merger is completed, shareholders of East Prospect who receive Community common stock for all or part of their shares of East Prospect common stock will become shareholders of Community and will have different rights that may be less advantageous than their current rights.

Differences in East Prospect’s articles of incorporation and bylaws and Community’s articles of incorporation and bylaws will result in changes to the rights of East Prospect shareholders who become Community shareholders. For more information, see “Comparison of Shareholder Rights” on page __ of this document. A shareholder of East Prospect may conclude that his, her or its current rights under East Prospect’s articles of incorporation and bylaws are more advantageous than the rights they may have as a Community shareholder under Community’s articles of incorporation and bylaws.

Other acquisitions by Community could dilute your ownership interest in Community and may cause Community to be susceptible to disruption of its business.

Shortly before Community announced the execution of the merger agreement with East Prospect, Community announced a similar agreement with BUCS Financial Corp (“BUCS”), headquartered in Owings Mills, Maryland, with four banking offices in Maryland and total assets in excess of $148 million. Community will pay the purchase price for BUCS of approximately $22.6 million in cash and shares of Community common stock. Community will pay a minimum of 50% and a maximum of 65% of the purchase price in shares of Community common stock. Community’s acquisition of BUCS and possible future acquisitions in which Community may issue additional shares of common stock for the purchase price could dilute the ownership interest in Community of those East Prospect shareholders who become Community shareholders.

Both the East Prospect and BUCS mergers are expected to be completed around the same time. While Community has demonstrated its ability to successfully integrate a large company with its 2005 acquisition of PennRock Financial Corp., which had consolidated assets of $1.2 billion and deposits of $828.7 million, there can be no assurance that Community will successfully integrate the assets, liabilities, customers, systems and management of both East Prospect and BUCS into its operations within its expected timeframes. The focus by Community’s management on integration activities may distract management from its day-to-day business and operations.

 If the merger is not completed, Community and East Prospect will have incurred substantial expenses without realizing the expected benefits.

Each party to the merger agreement is responsible for all costs and expenses incurred by it in connection with the merger, including fees and expenses of its own financial consultants, accountants and attorneys. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals. We cannot guarantee that these conditions will be met. If the merger is not completed, the merger-related expenses incurred by Community and East Prospect could have an adverse impact on the financial condition of Community and East Prospect because they would not have realized the expected benefits of the merger.

  East Prospect will be obligated to pay a termination fee in the amount of $860,000 to Community if the merger agreement is terminated because the East Prospect shareholders have approved an acquisition proposal with a party other than Community or an affiliate of Community or if Community terminates the merger agreement because East Prospect has violated, in any material respect, certain covenants relating to the initiation or solicitation of an acquisition transaction with a party other than Community or an affiliate of Community.

A CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This document and the documents incorporated by reference into this document contain forward-looking statements about Community, East Prospect and the transaction within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Statements containing the words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “projects,” “predicts,” “intends,” “seeks,” “will,” “may,” “should,” “would,” “continues,” “hope” and similar expressions, or the negative of these terms, constitute forward-looking statements that involve risks and uncertainties. Such statements are based on current expectations and are subject to risks, uncertainties and changes in condition, significance, value and effect. These risks include those discussed in the section entitled “Risk Factors” on page __ of this document. Such risks, uncertainties and changes in condition, significance, value and effect could cause Community’s or East Prospect’s actual results to differ materially from those anticipated events. In evaluating the merger agreement and the transaction, you should carefully consider the discussion of risks and uncertainties discussed in the section of this document entitled “Risk Factors” on page __.

Although Community, CommunityBanks and East Prospect each believes its plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, it can give no assurance that its plans, intentions or expectations will be achieved. Accordingly, you should not place undue reliance on them. You are cautioned that all forward-looking statements involve risks and uncertainties and actual results may differ materially from anticipated results or those discussed elsewhere in this document as a result of various risk factors described in the section of this document entitled “Risk Factors” on page __. Listed below, and discussed elsewhere, are some important risks, uncertainties and contingencies that could cause Community’s and East Prospect’s actual results, performances or achievements to be materially different from the forward-looking statements made in this document, particularly if the transaction is not completed. These factors, risks, uncertainties and contingencies include, but are not limited to, the following:

•
general economic or business conditions, either nationally, regionally or in the Pennsylvania or Maryland communities in which either Community or East Prospect, as applicable, does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	inflation, market and monetary fluctuations;

•	changes in the interest rate environment that may reduce interest margins or otherwise negatively affect either company;

•	customer loss and business disruption following the transaction, including adverse effects on relationships with employees, may be greater than expected;

•	deposit attrition, customer loss or revenue loss following the transaction may be greater than expected;

•	Community’s timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;

•	the willingness of customers to substitute competitors’ products and vice versa;

•
the impact of changes in financial services policies, laws and regulations, including laws, regulations, policies and practices concerning taxes, banking, capital, liquidity, proper accounting treatment, securities and insurance, and the application thereof by regulatory bodies and the impact of changes in and interpretations of generally accepted accounting principles;

•	the merger may not close on the expected closing date or it may not close;

•	the conditions to closing, including the receipt of shareholder and all necessary regulatory approvals, may not be satisfied;

•	adverse changes may occur in the securities markets;

•	competitors of Community may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Community;

•	technological changes;

•	changes in consumer spending and savings habits;

•	Community’s ability to achieve certain anticipated cost savings from the combination of the banks’ operations; and

•	Community’s and East Prospect’s success in managing the risks involved in the foregoing, as applicable.

The effects of these factors are difficult to predict. New factors emerge from time to time, and we cannot assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date of this document.

These forward-looking statements are found at various places throughout this document and the other documents incorporated by reference into this document, including the Annual Report on Form 10-K for the year ended December 31, 2005 for Community. All subsequent written and oral forward-looking statements concerning the transaction or other matters addressed in this document and attributable to Community or East Prospect or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulations, Community and East Prospect undertake no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in Community’s reports and documents filed with the Securities and Exchange Commission.

THE EAST PROSPECT SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place of the Special Meeting

This document is being furnished to you in connection with the solicitation of proxies by East Prospect in connection with its special meeting of shareholders. The East Prospect special meeting is scheduled to be held as follows:

Purpose of the Special Meeting

At the special meeting, East Prospect’s shareholders will be asked to consider and vote upon the following:

•	A proposal to adopt the merger agreement, which will approve the merger of East Prospect into CommunityBanks and related matters.

•	A proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

•	Any other matters that may be properly brought before the special meeting.

Record Date for the Special Meeting

The board of directors of East Prospect has fixed the close of business on ____________ as the record date for determination of shareholders entitled to notice of and to vote at the special meeting of East Prospect shareholders. On the record date, there were ___________ shares of East Prospect common stock outstanding, held by approximately ____________ holders of record.

Votes Required for a Vote to be Taken and for Approval of the Merger Agreement

A majority of the shares of East Prospect common stock outstanding on the record date must be present, either in person or by proxy, to constitute a quorum and for a vote to be taken at the East Prospect special meeting. The matters to be voted on require different percentages of votes in order to approve them:

•	The affirmative vote of holders of eighty percent (80%) of the shares of East Prospect common stock outstanding on the record date is required to adopt the merger agreement.

•
The affirmative vote of holders of a majority of the shares of East Prospect common stock represented at the special meeting and entitled to vote is required for the approval of an adjournment of the meeting, if necessary, to solicit additional proxies.

•
The affirmative vote of holders of a majority of the shares of East Prospect common stock represented at the special meeting and entitled to vote is required as to any other matters that may be properly brought before the meeting.

At the East Prospect special meeting, each share of East Prospect common stock is entitled to one vote on all matters properly submitted to the East Prospect shareholders.

The directors of East Prospect have agreed to vote all shares of East Prospect common stock that they own or over which they exercise voting control for approval and adoption of the merger agreement. As of the record date for the special meeting, directors of East Prospect and their affiliates beneficially owned and were entitled to vote approximately __________ shares of East Prospect common stock, which represented approximately _____% of the shares of East Prospect common stock outstanding on the record date.

Proxies

All shares of East Prospect common stock represented by properly executed proxy cards received before or at the special meeting will, unless revoked, be voted in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares will be voted:

•	for adoption of the merger agreement; and

•	for adjournment of the special meeting to solicit additional proxies, if necessary

However, no proxy with instructions to vote against the merger agreement will be voted in favor of the adjournment of the East Prospect special meeting. If you return a properly executed proxy card and have indicated that you have abstained from voting, your East Prospect common stock represented by the proxy will be considered present at the special meeting or any adjournment thereof for purposes of determining a quorum.

If your shares are held in an account at a broker, you must instruct the broker on how to vote your shares. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Under stock exchange rules applicable to brokers, a broker does not have discretionary authority to vote on the merger agreement or the adjournment proposal without receiving specific instructions from you. If an executed proxy card returned by a broker holding shares indicates that the broker does not have discretionary authority to vote on a particular matter, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted with respect to that matter. This is called a broker non-vote. Your broker will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker.

Because approval of the merger agreement requires the affirmative vote of 80% of the outstanding shares of East Prospect common stock, abstentions, failures to vote and broker non-votes will have the same effect as votes against the merger agreement. Accordingly, we urge you to mark each applicable box on the proxy card to indicate how to vote your shares.

East Prospect does not expect that any matter other than the matters described in this document will be brought before its special meeting or any adjournment thereof. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

Changing Your Vote

If you are an East Prospect shareholder of record (i.e., you do not hold your shares in a brokerage account), you may revoke your proxy at any time before it is voted by:
•	filing a written notice of revocation with Roger A. Nickol, President of East Prospect, One South Main Street, P.O. Box 309, East Prospect, PA 17317;

•	executing a later-dated proxy; or
•	appearing in person and voting at the East Prospect special meeting of shareholders if you are a holder of record.

If you hold your shares of East Prospect common stock through an account at a broker, you can only change your vote by contacting your broker.

Attendance at the special meeting will not by itself constitute revocation of a proxy. If the special meeting is postponed or adjourned, it will not affect the ability of East Prospect shareholders as of the record date to exercise their voting rights or to revoke any previously-granted proxy using the methods described above.

Solicitation of Proxies

East Prospect will bear the cost of the solicitation of proxies. Community and East Prospect will share equally the cost of printing this document.

East Prospect will solicit proxies by mail. In addition, the directors, officers and employees of East Prospect may solicit proxies from shareholders by telephone, electronic communication, telegram or in person. East Prospect will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy solicitation material to the beneficial owners of stock held of record by those persons, and upon request, East Prospect will reimburse them for reasonable out-of-pocket expenses. No additional compensation will be paid to East Prospect directors, officers or employees for solicitation of proxies.

  You should not send in any East Prospect stock certificates with your proxy card. In order to exchange your East Prospect stock certificates for the merger consideration, you must follow the instructions included with the election form that you will receive from the exchange agent.  You will receive the election form and instructions shortly after you receive this document.

THE MERGER

This section of the document describes material aspects of the proposed merger, including the merger agreement. You should carefully read this entire document and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate by reference important business and financial information about Community into this document. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” on page ___.

The following information describes the material terms and provisions of the merger agreement. This description is not complete. We qualify this discussion in its entirety by reference to the merger agreement which we incorporate by reference into this document. A copy of the merger agreement is attached hereto as Annex A. We urge you to read the full text of the merger agreement carefully.

The merger agreement provides that:

•	East Prospect will merge into CommunityBanks.

•
You, as a shareholder of East Prospect, at your election, will receive either shares of Community common stock approximating $565.80 per share or a fixed price of $565.80 in cash per share, or a combination of both Community common stock and cash, for shares of East Prospect common stock you own. Your election is subject, however, to allocation and proration procedures described in the merger agreement so that 25% of East Prospect common stock is exchanged for cash and 75% is exchanged for Community common stock.

The board of directors of East Prospect has unanimously approved and adopted the merger agreement and believes that the merger is in your best interests as a shareholder. The East Prospect board of directors unanimously recommends that you vote “FOR” the merger agreement and the merger.

  Background of the Merger

The board of directors of East Prospect has endeavored to enhance shareholder value by pursuing the strategy of operating as an independent commercial bank. In doing so, the board of directors periodically evaluated East Prospect’s operating results and prospects as compared to other strategic alternatives, including strategic combinations. From time to time, management of East Prospect received expressions of interest from other financial institutions that were pursuing growth strategies in the context of a continuously consolidating financial services industry. Until early 2006, management and the board of directors believed that remaining independent was best for East Prospect and its shareholders.

In early 2006, Ryan Beck & Co., Inc. met with the board of directors of East Prospect to discuss East Prospect’s strategy to continue operating as an independent commercial bank versus potential business combination opportunities. On February 14, 2006, a representative of Ryan Beck met with the board of directors to discuss general merger and acquisition market conditions, valuation analyses and acquisition prospects. At the conclusion of the meeting, the board of directors determined that East Prospect would engage Ryan Beck to advise it on potential business combination opportunities.

On March 31, 2006, East Prospect retained Ryan Beck as exclusive financial advisor to assist East Prospect in reviewing and evaluating alternative courses of action to maximize long-term shareholder value, including the potential sale of East Prospect.

During the months of April and May of 2006, Ryan Beck and the management of East Prospect prepared materials to be presented to selected companies that may have an interest in acquiring East Prospect. In June and July of 2006, representatives of Ryan Beck and East Prospect met with the managements of selected companies to discuss the merits of a potential business combination with East Prospect. At a meeting of East Prospect’s board of directors held on July 11, 2006, representatives of Ryan Beck presented to the board of directors an update on the status and findings of the meetings with the selected companies, general valuation analyses and discussed potential issues that may arise in a potential business combination. At the conclusion of the meeting, the board of directors concluded that East Prospect should continue to evaluate the merits of a potential sale of East Prospect. Management of East Prospect directed Ryan Beck to request formal non-binding indications of interest from the selected companies.

At a meeting of East Prospect’s board of directors held on July 27, 2006, representatives of Ryan Beck presented to the board of directors a status update of the potential sale process and a summary of non-binding indications of interest received by interested parties. In addition, Ryan Beck presented a detailed analysis of each interested party including financial and market performance data as well as acquisition history, valuation analyses, and a pro forma analysis of a combination between each interested party and East Prospect. The board of directors determined that two of the indications received were not in the best interests of East Prospect’s shareholders because the value and structure reflected in those indications of interest did not adequately reflect the value of East Prospect at this time, and therefore, the indications of interest were rejected. At the conclusion of the meeting, the board of directors resolved to pursue the remaining indications of interest.

Management of East Prospect directed Ryan Beck to contact two of the interested parties to further discuss the merits of a potential business combination with East Prospect and further clarify their indications of interest.

The board of directors of East Prospect met on August 8, 2006, to consider the updated indications of interest. Representatives of Ryan Beck presented to the board of directors an overview of the updated non-binding indications of interest received by the interested parties. Community and the other party further clarified their indications of interest and increased their purchase prices from the original prices offered to $565.80 and $565.00 per share, respectively. At the conclusion of the meeting, the board of directors determined to pursue a transaction with Community on the terms that had been discussed and directed management and its advisors to continue to pursue a potential transaction with Community and reject the offer by the other interested party. In mid-August 2006, Community completed its due diligence and on August 16, 2006 East Prospect executed a letter of intent with Community. The letter of intent reflected Community’s proposal of a transaction with merger consideration consisting of a minimum of 50% Community common stock with the balance to be paid in cash. Following the execution of the letter of intent, East Prospect directed Ryan Beck to conduct and complete due diligence and directed its legal counsel to work with Community’s legal counsel and to begin to draft definitive documentation with respect to the proposed merger.

At the close of its meeting on August 29, 2006, the board of directors met with Eddie Dunklebarger, president and chief executive officer of Community and CommunityBanks, and discussed CommunityBanks’ branch locations and employee integration following other merger transactions that Community previously completed.

At a meeting of the board of directors held on September 12, 2006, a representative of Ryan Beck discussed a range of matters, including the amount and form of the merger consideration, the structure of the transaction, relevant business and financial information regarding the parties, stock price performance, valuation methodologies and analyses and other matters set forth in the “Opinion of East Prospect’s Financial Advisor.” After this discussion, Ryan Beck delivered its oral opinion (later confirmed in writing) that, as of the date of the opinion, and based upon and subject to the assumptions, qualifications, conditions and limitations and other matters described in its opinion, the proposed merger consideration was fair, from a financial point of view, to the holders of East Prospect common stock. The full text of the Ryan Beck opinion, updated to the date of this proxy statement/prospectus is attached as Annex B to this proxy statement/prospectus.

Representatives of Buchanan Ingersoll & Rooney PC discussed with the board of directors of East Prospect matters relating to the proposed merger and related agreements, including legal terms of the proposed merger and related agreements, matters related to the employees of East Prospect and anticipated transaction timing and other transaction-related matters.

Following these presentations, the board of directors of East Prospect continued with discussions and questions among the members of the board, management of East Prospect and East Prospect’s legal and financial advisors. After these discussions, the board of directors of East Prospect determined that the proposed merger with Community was advisable and in the best interests of East Prospect and its shareholders and unanimously approved the merger agreement with Community.

Following approval of the board of directors of East Prospect on September 12, 2006, the parties executed the definitive transaction agreements and publicly announced the transaction by joint press release.

East Prospect’s Reasons for the Merger; Recommendation of the Merger by the Board of Directors

For the following reasons the board of directors determined that the merger is advisable and in the best interests of East Prospect:

•
The terms of the merger agreement and the transactions contemplated by the merger agreement, the historical trading ranges for Community common stock and the consideration to be received by East Prospect shareholders in the merger.

•
The benefits to our customers of an expanded line of banking and financial services, as well as the convenience of the 19 York County banking offices already owned by Community. In addition to a complete line of lending and deposit services, CommunityBanks offers trust and asset management, retail investment and brokerage, title and settlement and general lines insurance services. In addition, upon completion of the merger, East Prospect’s customers will have access to CommunityBanks’ state-of-the-art electronic banking and bill pay services.

•	The benefits to our employees of a larger organization and the benefit to our shareholders of access to trades on the Nasdaq Global Select Market.

•	The business and prospects of Community and the economic vitality of the market areas served by Community and the opportunities presented by customer demand in those market areas.

•
The alternative of East Prospect continuing as an independent community-focused banking company as compared to the effect of East Prospect combining with CommunityBanks pursuant to the merger agreement, and the determination that the merger with CommunityBanks presented the best opportunity for achieving East Prospect’s desire to maximize shareholder value.

•	Decreasing loan demand by East Prospect’s customers due to increased competition, especially from credit unions.

•	Difficulties of meeting the customers’ demands for on-line banking services and the fact that Community performs well in that area.

•	Difficulty of a single branch bank to generate fee income and the expectation that fee income will become more important to banks like East Prospect.

Interests of Certain Persons in the Merger

Roger A. Nickol, president and chief executive officer of East Prospect will join CommunityBanks’ York Region Advisory Board and will receive consulting fees from CommunityBanks. Following completion of the merger, Mr. Nickol will enter into a consulting agreement pursuant to which he will be paid consulting fees of $100,000 annually for the two year term of the consulting agreement. Because of this consulting agreement and the fees that he will receive thereunder, Mr. Nickol may be deemed to have an interest in approving the merger agreement that is different than East Prospect’s other shareholders.

Opinion of East Prospect’s Financial Advisor

Ryan Beck was engaged by East Prospect to act as its exclusive financial advisor in connection with its potential acquisition by Community pursuant to the merger agreement dated September 12, 2006. Ryan Beck began working with East Prospect on this engagement in March 2006. Ryan Beck, as a customary part of its business, is continually engaged in the valuation of banks, bank holding companies, savings and loan associations, savings banks and savings and loan holding companies in connection with mergers, acquisitions and other securities-related transactions. Ryan Beck has knowledge of, and experience with, the banking market in which East Prospect operates and banking organizations within this market, and was selected by East Prospect because of Ryan Beck’s knowledge of, experience with, and reputation in the financial services industry.

On September 12, 2006, the East Prospect board of directors held a meeting to evaluate the proposed merger with Community. At the September 12, 2006 meeting, Ryan Beck rendered an oral opinion to East Prospect’s board and subsequently confirmed that opinion in writing that as of September 12, 2006, based on and subject to the assumptions, factors, and limitations set forth in the opinion given at that time, the consideration offered to East Prospect’s shareholders was fair from a financial point of view. This opinion was subsequently updated as of ________, 2007. A copy of the updated opinion is attached as Annex B to this document. No limitations were imposed by the East Prospect board of directors upon Ryan Beck with respect to the investigations made or procedures followed by it in arriving at its opinion.

The full text of Ryan Beck’s opinion, which sets forth assumptions made and matters considered, is attached as Annex B to this proxy statement/prospectus. You are urged to read the attached Ryan Beck opinion in its entirety. The Ryan Beck opinion is directed only to the financial fairness of the consideration offered to East Prospect shareholders in the merger as provided and described in the merger agreement dated September 12, 2006 and does not constitute a recommendation to any shareholder as to how any East Prospect shareholder should vote at the special meeting. Ryan Beck has not considered, nor is it expressing any opinion herein with respect to the price at which Community’s common stock will trade following completion of the merger. The summary of the Ryan Beck opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Ryan Beck opinion. In rendering its opinion, Ryan Beck does not admit that it is an expert within the meaning of the term “expert” as used within the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.

Materials and Information Considered with Respect to the Proposed Merger. In connection with its opinion, Ryan Beck reviewed the following information:

•	the merger agreement and related documents;

•	Community’s Forms 10-K for the years ended December 31, 2005, 2004 and 2003, and Forms 10-Q for the periods ended June 30, 2006 and March 31, 2006;

•	Community’s Proxy Statement dated April 3, 2006;

•	East Prospect’s Annual Reports for the years ended December 31, 2005, 2004 and 2003, and Federal Deposit Insurance Corporation Call Reports for the periods ended June 30, 2006 and March 31, 2006;

•	East Prospect’s Proxy Statement dated April 11, 2006;

•	the historical stock prices and trading volume of Community’s common stock;

•	certain operating and financial information provided to Ryan Beck by the management of Community relating to its business and prospects;

•	the publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to Community;

•	the historical stock prices and trading volume of East Prospect’s common stock;

•	certain operating and financial information provided to Ryan Beck by the management of East Prospect relating to its business and prospects;

•	the publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to East Prospect;

•	the terms of recent acquisitions of commercial banking organizations which Ryan Beck deemed generally comparable in whole or in part to East Prospect; and

•	such other studies, analyses, inquiries and examinations as it deemed appropriate;

Additionally, Ryan Beck:

•	analyzed the impact of the merger on Community based on the pro forma assumptions provided to Ryan Beck by Community; and

•	met with members of senior management of both Community and East Prospect to discuss their operations, historical financial statements, strategic plans and future prospects.

In connection with its review, Ryan Beck relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information regarding East Prospect, Community and their respective subsidiaries that was publicly available or provided to Ryan Beck by East Prospect and Community and their respective representatives. Ryan Beck is not an expert in the evaluation of allowances for loan losses. Therefore, Ryan Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the consolidated balance sheets of East Prospect and Community as of September 30, 2006 and June 30, 2006, and Ryan Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission as of the date of such financial statements. Ryan Beck discussed certain operating forecasts and financial projections (and the assumptions and bases therefore) with the managements of East Prospect and Community.  Ryan Beck assumed that such forecasts and projections reflected the best currently available estimates and judgments of management. In certain instances, for the purposes of its analyses, Ryan Beck made adjustments to such forecasts and projections, which in Ryan Beck’s judgment were appropriate under the circumstances. Ryan Beck was not retained to, nor did it, make any independent evaluation or appraisal of the assets or liabilities of East Prospect or Community and their respective subsidiaries. Ryan Beck did not review any loan files of East Prospect or Community and its respective subsidiaries. Ryan Beck also assumed that the merger in all respects is, and will be, undertaken and completed in compliance with all laws and regulations that are applicable to Community and East Prospect.

The preparation of a fairness opinion for a transaction such as the merger involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, Ryan Beck’s opinion is not readily susceptible to summary description. In arriving at its opinion, Ryan Beck performed a variety of financial analyses. Ryan Beck believes that its analyses must be considered as a whole and the consideration of portions of such analyses and the factors considered therein, or any one method of analysis, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Ryan Beck’s opinion. No one method of analysis was assigned a greater significance than any other.

The forecasts and projections discussed with Ryan Beck were prepared by the managements of East Prospect and Community without input or guidance by Ryan Beck. East Prospect and Community do not publicly disclose internal management projections of the type provided to Ryan Beck in connection with the review of the merger. Such projections were not prepared with a view towards public disclosure. The public disclosure of such projections could be misleading since the projections were based on numerous variables and assumptions which are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

In its analyses, Ryan Beck made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of East Prospect or Community. Any estimates contained in Ryan Beck’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals nor do they necessarily reflect the prices at which companies or their securities may actually be sold.

Ryan Beck’s opinion was based solely upon the information available to it and the economic, market and other circumstances, as they existed as of the date of the opinion. Ryan Beck did not and does not express any opinion as to the price or range of prices at which Community’s common stock might trade subsequent to the merger. Events occurring after the date of Ryan Beck’s opinion could materially affect the assumptions and conclusions contained in Ryan Beck’s opinion. Ryan Beck has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its ___________ __, 2007 updated opinion.

The following is a brief summary of the analyses and procedures performed by Ryan Beck in the course of arriving at its opinion. The summary does not purport to be a complete description, but is a brief summary of the material analyses and procedures performed by Ryan Beck in the course of arriving at its opinion.

  Summary of Proposal. Ryan Beck reviewed the financial terms of the proposed transaction. Assuming a transaction value of $565.80 per share and based upon East Prospect’s June 30, 2006 financial information, Ryan Beck calculated the following ratios:

Transaction Ratios

Deal price/latest twelve months earnings per share	20.38x
Deal price/latest twelve months core earnings per share (1)	30.72x
Deal price/management’s 2007 earnings per share estimate	17.96x
Deal price/stated book value per share	153.17%
Deal price/tangible book value per share	153.17%
Tangible book premium/core deposits (2)	19.33%
_________________
(1) Core earnings exclude securities gains. (2) Core deposits are defined as total deposits less jumbo certificates of deposit.

For purposes of Ryan Beck’s analysis, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $21.5 million, based on 38,000 shares of East Prospect common stock outstanding. Ryan Beck noted that transaction value represented a 19.1% premium over the September 1, 2006 stock price of East Prospect common stock.

Analysis of Selected Publicly Traded Companies. Ryan Beck compared East Prospect’s financial data as of June 30, 2006 to a peer group of 23 selected bank and bank holding companies with total assets between $40 million and $100 million located in the mid-Atlantic region for which public trading and pricing information was available. In consideration of East Prospect’s operating strategy and balance sheet composition, Ryan Beck has included only banks and bank holding companies within this peer group. Operating as a community bank, East Prospect has maintained business lines in commercial, consumer and residential products. Ryan Beck also gave consideration to the market area served by potential peer group members. All 23 peer group members are located within the mid-Atlantic region of the United States, with the majority of the peer group companies located in Pennsylvania. Ryan Beck deemed this group to be generally comparable to East Prospect. The results of the comparisons are reflected in the following table. The financial data and ratios shown in the table are as of or for the latest available twelve month period, and the market valuation multiples are based on market prices as of September 1, 2006.

	East Prospect (1)	Peer Group Average (1)	Peer Group Median (1)
Capitalization
Total Assets (000s)	$57,479	$76,938	$81,857
Total Deposits (000s)	42,420	61,282	63,494
Total Shareholders' Equity (000s)	14,037	11,253	9,368
Total Equity / Assets	24.42%	14.38%	13.05%
Tangible Equity / Tangible Assets	24.42%	14.34%	13.05%
Asset Quality
Non-Performing Loans / Loans	0.00%	0.55%	0.50%
Loan Loss Reserves / NPLs	NA	146.65	110.58
Loan Loss Reserves / Loans	1.00	1.21	1.11
Non-Performing Assets / Assets	0.00	0.37	0.22
Non-Performing Assets / Equity	NA	3.23	1.48
Loan & Deposit Composition
Total Loans / Total Assets	22.89%	62.60%	63.42%
Total Loans / Deposits	31.02	80.24	82.18
1-4 Family Loans / Total Loans	67.19	41.67	44.68
5+ Family Loans / Total Loans	0.00	3.23	1.51
Construction & Developmental Loans / Total Loans	0.00	6.54	3.00
Commercial Real Estate and Other Real Estate Loans / Total Loans	8.43	28.47	26.96
Real Estate Loans/Total Loans	75.62	79.91	83.51
Consumer Loans / Total Loans	20.82	5.88	5.78

Commercial Loans / Total Loans	3.55		12.27		8.67
Non-Interest Bearing Deposits/Total Deposits	4.01		15.76		13.62
Transaction Accounts/Total Deposits	16.96		52.61		50.49
Total CD's/Total Deposits	60.05		47.39		49.51
Time Deposits > $100,000 / Total Deposits	9.74		15.00		14.21
Performance
Return on Average Assets	1.86%		(0.23)%		0.35%
Return on Average Equity	7.33		(0.12)		3.08
Net Interest Margin	3.59		3.99		3.67
Yield / Cost Spread	2.89		3.47		3.07
Yield on Interest Earning Assets	5.76		6.30		5.76
Cost of Interest Bearing Liabilities	2.86		2.86		2.94
Non-Interest Income / Average Assets	0.12		0.76		0.46
Non-Interest Expense/Average Assets	2.26		4.06		3.57
Salary Expense/Total Revenue	21.90		50.69		45.65
Occupancy & Equipment Expense/Average Assets	0.10		0.59		0.47
Efficiency Ratio	58.25		97.49		84.91

	East Prospect	(1)	Peer Group Average	(1)	Peer Group Median	(1)
Market Statistics
Stock Price at September 1, 2006	$475.00
Price / LTM EPS	25.78	x	21.17	x	21.00	x
Price / Book Value	128.59%		123.16%		125.40%
Price / Tangible Book Value	128.59%		123.77%		125.40%
Market Capitalization ($MM)	$18.05		$12.53		$10.30
Dividend Yield	4.00%		1.08%		0.00%
___________________
(1)	As of or for the latest available twelve-month period.

Ryan Beck noted that in terms of asset and deposit size, East Prospect’s assets and deposits were lower that the peer group average and median. However, East Prospect maintained a better capital position than its peers. East Prospect’s deposit base was comprised of a higher percentage of certificates of deposit and a significantly lower percentage of non-interest bearing and transaction accounts relative to the peer group average and median. In addition, East Prospect’s total loans to total assets and total loans to total deposits ratios were significantly lower than the peer group average and median reflecting a decrease in the size of East Prospect’s loan portfolio over the past few years. The loan portfolio was primarily comprised of real estate loans, a characteristic which was generally similar to East Prospect’s peer group. Such loan portfolio had a higher percentage of consumer loans and lower percentage of commercial loans relative to the peer group average and median.

Additionally, Ryan Beck noted that the performance of East Prospect as measured by return on average assets and return on average equity was significantly above the peer average and median due in part to the percentage of securities gains included in East Prospect’s income. Also, East Prospect’s salary expense and efficiency ratio were below the peer group average and median. In terms of asset quality, East Prospect considerably outperforms the peer group average and median reflecting East Prospect’s conservative lending practices.

Lastly, Ryan Beck noted that shares of East Prospect’s common stock were generally illiquid and do not trade on a defined market. However, Ryan Beck did compare East Prospect’s trading multiples against the peer average and median trading multiples of the peer group companies to illustrate the level at which similar, but more actively-traded peer group companies’ trade. East Prospect’s common stock price was at a higher multiple to latest twelve months’ earnings per share as well as a slightly higher percentage of book value and tangible book value, than its peer average and median. East Prospect’s dividend yield of 4.00% was well above the peer average of 1.05%.

Ryan Beck compared the financial data for Community as of June 30, 2006 to that of a peer group of 14 selected bank and bank holding companies located in the mid-Atlantic region of the United States with total assets between $2.5 billion and $5 billion for which public trading and pricing information was available. Ryan Beck deemed this group to be generally comparable to Community.

	Community (1)	Peer Group Average (1)	Peer Group Median (1)
Capitalization
Total Assets (000s)	$3,385,599	$3,509,464	$3,214,576
Total Deposits (000s)	2,406,551	2,615,054	2,488,284
Total Shareholders' Equity (000s)	465,760	304,435	315,013
Total Equity / Assets	13.76%	8.69%	8.70%
Tangible Equity / Tangible Assets	6.65%	6.82%	7.06%
Asset Quality
Non-Performing Loans / Loans	0.49%	0.51%	0.49%
Loan Loss Reserves / NPLs	205.07	260.14	202.84
Loan Loss Reserves / Loans	1.01	1.16	1.09
Non-Performing Assets / Assets	0.35	0.35	0.30
Non-Performing Assets / Equity	2.51	4.28	3.52
Loan & Deposit Composition
Total Loans / Total Assets	69.14%	62.86%	67.15%
Total Loans / Deposits	97.27	85.22	89.05
1-4 Family Loans / Total Loans	29.44	27.88	22.63
5+ Family Loans / Total Loans	1.64	1.36	1.08
Construction & Developmental Loans / Total Loans	7.69	9.32	6.59
Other Real Estate Loans / Total Loans	37.30	30.97	30.54
Real Estate Loans/Total Loans	76.08	69.53	74.53
Consumer Loans / Total Loans	4.56	6.56	4.41
Commercial Loans / Total Loans	15.83	20.85	16.57
Non-Interest Bearing Deposits/Total Deposits	8.82	16.21	16.76
Transaction Accounts/Total Deposits	49.70	64.42	61.57

Total CD's/Total Deposits	50.30		35.58		38.43
Time Deposits > $100,000 / Total Deposits	9.76		12.46		12.36
Performance
Return on Average Assets	1.26%		1.10%		1.17%
Return on Average Equity	8.89		12.49		13.77
Net Interest Margin	3.94		3.70		3.72
Yield / Cost Spread	3.50		3.03		3.00
Yield on Interest Earning Assets	6.61		6.23		6.28
Cost of Interest Bearing Liabilities	3.12		3.06		3.05
Non-Interest Income / Average Assets	0.96		0.97		0.97
Non-Interest Expense/Average Assets	2.45		2.56		2.34
Salary Expense/Total Revenue	32.22		32.51		32.41
Occupancy & Equipment Expense/Average Assets	0.41		0.38		0.36
Efficiency Ratio	54.27		56.52		56.95

	Community	(1)	Peer Group Average	(1)	Peer Group Median	(1)
Market Statistics
Stock Price at September 1, 2006	$26.11
Price / LTM EPS	14.90	x	18.31	x	16.10	x
Price / Book Value	131.50%		210.00%		219.10%
Price / Tangible Book Value	294.30%		266.31%		270.75%
Market Capitalization ($MM)	$612.40		$625.90		$623.15
Dividend Yield	3.06%		2.32%		2.61%
________________

(1)	As of or for the latest available twelve-month period.

Ryan Beck noted that Community’s assets and deposits were generally in line with the peer group average and median. Community’s capital position reflected in its total equity to total assets ratio was higher than the peer group average and median. However, Community’s tangible equity to total tangible assets ratio was in line with the peer group average reflecting Community’s acquisitive business strategy over the past few years. Community’s deposit base was comprised of a higher percentage of certificates of deposit and a significantly lower percentage of non-interest bearing and transaction accounts relative to the peer group average and median.

Additionally, Ryan Beck noted that the performance of Community as measured by return on average assets was above the peer group average and median while its return on average equity was lower than the peer group average and median further reflecting Community’s higher capital level relative to the peer group. In terms of asset quality, Community was in line with the peer group average and median.

Lastly, Ryan Beck noted that shares of Community common stock were trading at a discount to its peer group as a multiple to latest twelve month earnings. In addition, shares of Community common stock trade at a discount to its peer group as a percentage of book value and trade at a premium to the peer group as a percentage of tangible book value. As an active acquirer, Community has a higher level of intangibles than the peer companies. This level of intangibles results in Community’s stock trading at a higher multiple of tangible book value than peers. Community’s dividend yield of 3.06% is above the peer group median of 2.61%.

Analysis of Selected Transactions. Ryan Beck compared East Prospect’s financial data as of June 30, 2006 with 15 national bank and bank holding company merger transactions announced since January 1, 2004 for which pricing data pertaining to the transactions was publicly available in which the seller had assets less than $150 million and an equity to asset ratio greater than 15%. The following table compares selected ratios for East Prospect’s last twelve-month performance with the ratios of the sellers in the above peer group of announced bank and bank holding company transactions.

	East Prospect	Peer Group Median
Total Assets (000s)	$57,479	$30,642
Tangible Equity/Tangible Assets	24.42%	17.08%
Return on Average Assets	2.45	0.94
Return on Average Equity	10.14	5.28
Non-Performing Assets/Assets	0.00	0.20
Efficiency Ratio	56.32	63.06

Ryan Beck reviewed the multiples of transaction price at announcement to the last twelve-months’ core earnings per share, transaction price to stated book value per share, transaction price to tangible book value per share, the tangible book premium to core deposits and computed median multiples and premiums for the 15 nationwide bank and bank holding company transactions. The median multiples were applied to East Prospect’s financial information as of and for the twelve months’ ended June 30, 2006. As illustrated in the tables below, Ryan Beck derived an imputed range of values per share of East Prospect common stock of $469.04 and $555.92 based upon the median multiples for the 15 nationwide bank and bank holding company transactions. The implied transaction value of the merger was $565.80 per share.

Nationwide Transaction Multiples

	Median Multiple	Imputed Value

Deal price/LTM core earnings per share (1)	27.74x	$511.07
Deal price/stated book value per share	141.67%	$523.32
Deal price/tangible book value per share	141.67%	$523.32
Tangible book premium/core deposits (2)	9.89%	$469.04

Median value _____________		$517.20
(1) Core earnings exclude securities gains. (2) Core deposits are defined as total deposits less jumbo certificates of deposit.

Ryan Beck then adjusted the peer group statistics to reflect the change in the Nasdaq Bank Stock Index from the date of announcement of each transaction to the closing value of the index on September 8, 2006. The adjusted median pricing ratios for the comparable transactions are illustrated in the table below.

Market Adjusted Nationwide Transaction Multiples

	Median Multiple	Imputed Value

Deal price/LTM core earnings per share (1)	29.02x	$534.68
Deal price/stated book value per share	150.49%	$555.92
Deal price/tangible book value per share	150.49%	$555.92
Tangible book premium/core deposits (2)	10.59%	$476.10

Median value _____________		$545.30
(1) Core earnings exclude securities gains. (2) Core deposits are defined as total deposits less jumbo certificates of deposit.

Ryan Beck noted that the value of the consideration being offered to East Prospect’s shareholders at $565.80 per share was higher than the imputed values of the comparable transactions.

No company or transaction used in the Analysis of Selected Publicly Traded Companies and Analysis of Selected Transactions is identical to East Prospect, Community or the merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical. Rather, the analysis involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved, market areas in which the companies operate and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

Discounted Dividend Analyses. Using a discounted dividend analysis, Ryan Beck estimated the present value of the future dividend stream that East Prospect could produce in perpetuity. As a basis for performing these analyses, Ryan Beck utilized the core earnings per share of $19.34 in 2006, $20.31 in 2007 and 5.0% growth thereafter. Core earnings per share exclude any income resulting from securities gains. These projections are based upon various factors and assumptions, many of which are beyond the control of East Prospect. These projections are, by their nature, forward-looking and may differ materially from the actual future values or actual future results for the reasons discussed above. Actual future values or results may be significantly more or less favorable than suggested by such projections. In producing a range of per share East Prospect values, Ryan Beck utilized the following assumptions: discount rates ranging from 11.0% to 13.0%, terminal price/earnings multiples ranging from 13.00x to 15.00x (which, when applied to terminal year estimated earnings, produces a value which approximates the net present value of the dividends in perpetuity, given certain assumptions regarding growth rates and discount rates), and earnings that include estimated savings in East Prospect’s non-interest expense equal to 40.0% in the first year following the merger, and 45.0% in the second year following the merger, with 5.0% growth thereafter. These cost savings assumptions are higher than what Community expects to achieve. These cost savings are meant to represent a reasonable assumption for a typical in-market acquiror.

The discounted dividend analyses produced the range of net present values per share of East Prospect common stock illustrated in the tale below.

Terminal Year Multiple of Earnings		Discount Rate
		11.0%	12.0%	13.0%
	13.0x	$503.50	$491.73	$480.54
	14.0x	$517.78	$505.33	$493.51
	15.0x	$532.07	$518.94	$506.47

Ryan Beck noted that the merger consideration value of $565.80 per share of East Prospect common stock exceeds the estimated values derived from the discounted dividend analysis.

These analyses do not purport to be indicative of actual values or expected values or an appraisal range of the shares of East Prospect common stock. The discounted dividend analysis is a widely used valuation methodology, but Ryan Beck noted that it relies on numerous assumptions, including expense savings levels, dividend payout rates, terminal values and discount rates, the future values of which may be significantly more or less than such assumptions. Any variation from these assumptions would likely produce different results.

Excess Capital and Core Earnings Analysis. Due to East Prospect’s high equity to asset ratio and percentage of securities gains included in East Prospect’s income as of June 30, 2006, Ryan Beck analyzed East Prospect’s core equity and core income. In preparing this analysis, Ryan Beck assumed core equity was based on an equity to asset ratio of 8.0% and core earnings excluded securities gains from income. In addition, Ryan Beck assumed that Community would offer a premium on the core equity plus dollar for dollar for the excess equity. Assuming a transaction price of $565.80 per share, the resulting pricing ratios were 288.9% as a percentage of core book value and 30.7x as a multiple of core earnings per share. Any variation from the assumptions above would produce different results.

Financial Impact Analysis. In order to measure the impact of the merger on the combined company’s operating results and financial position after the merger, Ryan Beck analyzed the pro forma effects of the merger for 2007. In performing this analysis Ryan Beck utilized a pro forma summary balance sheet and income statement for Community. For its analysis, Ryan Beck used the 2007 consensus analyst earnings per share estimate for Community of $1.96. Ryan Beck used the internal 2007 earnings estimate of $31.50 per share for East Prospect. In its analysis, Ryan Beck utilized cost savings assumptions of 35% in the first year following the merger and approximately 35% in the second year following the merger, with 5.0% growth thereafter. The estimates of cost savings were provided to Ryan Beck by Community. Pursuant to the terms and conditions of the merger agreement, Community it is sole discretion as of a date at least five business days prior to the mailing of the proxy statement/prospectus may determine the number of shares of East Prospect common stock that are converted into the right to receive the stock consideration. As a result, Ryan Beck analyzed the transaction under two scenarios; at the minimum level of stock consideration as well as the maximum level of stock consideration. The following table sets forth the impact on Community’s book value per share, tangible book value per share and 2007 estimated earnings per share.

Pro Forma impact on Community (1)	50% stock/ 50% cash	75% stock/ 25% cash
Book value per share	0.34%	0.51%
Tangible book value per share	-0.63%	0.66%
2007 estimated earnings per share	-0.13%	-0.61%
_________________
(1) Positive values denote accretion to select values. Negative values denote dilution to select values.

As set forth in the table above, under both scenarios, the transaction would be accretive to Community’s book value per share by 0.34% and 0.51%, respectively. The transaction would be dilutive to Community’s tangible book value per share by 0.63% under the 50% stock/ 50% cash scenario and accretive to Community’s tangible book value per share by 0.66% in the 75% stock/ 25% cash scenario. Finally, both scenarios result in a negative impact, or dilution, to Community’s 2007 estimated earnings per share of 0.13 and 0.61%, respectively. This analysis does not include the impact of any potential revenue enhancements available to the combined entity, but does include the impact of assumed purchase accounting adjustments as of the announcement date, where available to us.

In addition, Ryan Beck analyzed the impact of the transaction on Community values based on an exchange ratio of 21.956 shares of Community common stock for each share of East Prospect common stock. The following table sets forth the pro forma impact of each scenario discussed above assuming an East Prospect shareholder received all stock as the merger consideration.

Pro Forma impact on East Prospect (1)(2)	50% stock/ 50% cash	75% stock/ 25% cash
Book value per share	25.33%	25.54%
Tangible book value per share	-40.79%	-40.02%
2007 estimated earnings per share	36.44%	35.78%
Annual dividend	15.56%	15.56%
Annual dividend including special dividend	-7.55%	-7.55%
_________________
(1) Values based on an exchange ratio of 21.956 Community shares to one East Prospect share.
(2) Positive values denote accretion to select values. Negative values denote dilution to select values.

The analysis found that based on such exchange ratio, East Prospect’s equivalent projected 2007 earnings per share would increase by approximately 36%, stated book value would increase by approximately 25% and tangible book value would decrease by approximately 40%. Ryan Beck also noted that an East Prospect shareholder receiving all Community common stock as consideration would receive pro forma equivalent dividends of $17.56 per share of East Prospect common stock representing a 15.56% increase to current annual East Prospect dividends and a 7.55% decrease including East Prospect’s special dividend. The actual results achieved may vary materially from the projected results.

With regard to Ryan Beck’s services in connection with the merger, East Prospect paid Ryan Beck a retainer of $10,000 and will pay Ryan Beck a fee of $322,506. Ryan Beck received $161,253 upon execution of the merger agreement, which will be credited against the final fee paid to Ryan Beck. In addition, East Prospect has agreed to reimburse Ryan Beck for its reasonable out-of-pocket expenses, including the fees and disbursements of Ryan Beck’s legal counsel. East Prospect has also agreed to indemnify Ryan Beck and certain related persons against certain liabilities, including liabilities under federal securities law, incurred in connection with its services.

Ryan Beck has had no prior investment banking relationship with East Prospect. Ryan Beck’s research department does not provide published investment analysis on East Prospect. Ryan Beck is not a market maker in East Prospect common stock. Ryan Beck has not had an investment banking relationship with Community in the past three years. Ryan Beck’s research department does not provide published investment analysis on Community. Ryan Beck is a market maker in Community common stock.

In the ordinary course of Ryan Beck’s business as a broker-dealer, it may actively trade equity securities of East Prospect and equity securities of Community for its own account and the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

The Community Parties’ Reasons for the Merger

The proposed merger is consistent with the ongoing strategy of the Community Parties to combine CommunityBanks with well-managed and financially sound institutions located in areas that complement CommunityBanks’ market area. The proposed merger will increase the market presence of CommunityBanks in York County, Pennsylvania and, thereby, bridge CommunityBanks’ York County and Lancaster County markets. The branch office operated by East Prospect will bridge a geographic gap between CommunityBanks’ York and Lancaster County offices because East Prospect is closer to the Lancaster County offices of CommunityBanks than any of CommunityBanks’ existing York County offices. Of the 11 branch offices that CommunityBanks operates in Lancaster County, Pennsylvania, only two are located in the western half of the County adjacent to York County.

Currently, CommunityBanks operates 19 branch offices in York County, of which only three offices are located in the southeastern quadrant of the County. CommunityBanks believes that this relatively rural section of York County will experience additional growth in the near future and that adding another office in this section of York County will aid it in capturing new banking business from the anticipated growth.

For the following additional reasons the Community Parties believe that the proposed merger is prudent and will enhance the financial strength of CommunityBanks:

•	Based on its most recent safety and soundness examination by the FDIC, East Prospect is well managed and has outstanding asset quality.

•
CommunityBanks offers many services that East Prospect’s customers do not currently enjoy, including internet banking, cash management services for businesses, trust and asset management services and various insurance and investment products. CommunityBanks will be able to introduce these services to East Prospect customers with a goal of expanding its market presence in eastern York County, Pennsylvania. In addition, East Prospect’s relatively low loan-to-deposit ratio presents CommunityBanks with an opportunity for loan growth in this market.

•
East Prospect has an 87-year history of operations in York County, Pennsylvania and, since 2000, has been under the management of its current president, who will serve on CommunityBanks’ York Regional Advisory Board after completion of the merger.

This summary of the information and factors considered by the Community Parties’ boards of directors with the assistance of management is not exhaustive, but includes the material factors considered by the boards. In view of the wide variety of factors considered by the boards of directors in connection with their evaluation of the merger and the complexity of these matters, the boards of directors did not consider it practical to, nor did they attempt to, quantify, rank or otherwise assign relative weights to the specific factors which they considered in reaching their decision. The boards of directors evaluated the factors described above and reached a consensus that the merger was advisable and in the best interests of Community and CommunityBanks. In considering the factors described above, individual members of the boards of directors may have given different weights to different factors.

The foregoing discussion contains a number of forward-looking statements that reflect the current views of Community with respect to future events that may have an effect on its future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed under the section entitled “A Caution About Forward-Looking Statements” on page __ of this document.

Effect of the Merger

Upon completion of the merger, East Prospect will merge with and into CommunityBanks, with CommunityBanks as the surviving bank in the merger. The separate legal existence of East Prospect will cease. All property, rights, powers, duties, obligations, debts and liabilities of East Prospect will automatically be deemed transferred to CommunityBanks as the surviving bank in the merger. Community and CommunityBanks will continue to be governed by their respective articles of incorporation and bylaws in effect immediately prior to the merger.

Upon completion of the merger, East Prospect's banking office will become a part of CommunityBanks' York Region, and its 20th office in York County, Pennsylvania. Roger A. Nickol, president and chief executive officer of East Prospect, will join CommunityBanks' York Region Advisory Board and will serve as a consultant to CommunityBanks.

What You Will Receive in the Merger

Subject to the provisions described below concerning fractional shares and dissenting shares of East Prospect common stock, each share of East Prospect common stock issued and outstanding immediately prior to the closing of the merger will cease to be outstanding on the closing date and be converted into the right to receive, at your election, shares of Community common stock approximating $565.80, $565.80 in cash or a combination of both cash and Community common stock for shares of East Prospect common stock you own. Your election, however, is subject to allocation procedures described below which limit the aggregate amount of Community common stock and the aggregate amount of cash that will be exchanged for East Prospect common stock in the merger. In the discussions below, we may refer to the number of shares of Community common stock to be received for each share of East Prospect common stock being converted into Community common stock as the “per share stock consideration,” and to the amount of cash to be received for each share of East Prospect common stock being converted into cash as the “per share cash consideration.”

Under the merger agreement, unless prior to the effective date of the merger, Community enters into an acquisition transaction (with a party other than East Prospect), the per share stock consideration will equal the quotient obtained by dividing $565.80 by Community’s market value (defined in the next sentence) on the effective date of the merger. Community’s market value on the effective date of the merger will be the average of the closing sales price of Community’s common stock for the ten consecutive trading days ending on the second trading day preceding the effective date of the merger. Should Community enter into an acquisition transaction, the stock consideration that will be paid for each share of East Prospect common stock will be fixed at 27.5752 shares of Community common stock.

The merger agreement provides that the maximum per share stock consideration is 27.5752. Thus, if Community’s market value (as defined in the above paragraph) is less than $20.52 on the date of the closing of the merger, the value of the per share stock consideration may be less than $565.80 on the day of the closing of the merger. Based on hypothetical market values of Community common stock, the following table shows the per share consideration that would be received by an East Prospect shareholder who received the per share stock consideration in the merger. This table is presented for illustrative purposes only. The exact number of shares of Community common stock that Community will issue will be based on the average of the closing sales price of Community’s common stock for the ten consecutive trading days ending on the second trading day preceding the effective date of the merger.

Hypothetical Market Value of Community Common Stock	Per Share Stock Consideration	Number of Shares of Community Stock Received	Value of Community Common Stock	Cash Payment for Fractional Share	Total Value of Consideration to be Received by East Prospect Shareholder
$27.25	20.7633	20	$545.00	$20.80	$565.80
$26.90	21.0334	21	$564.90	$0.90	$565.80
$26.40	21.4318	21	$554.40	$11.40	$565.80
$26.25	21.5543	21	$551.25	$14.55	$565.80
$26.00	21.7615	21	$546.00	$19.80	$565.80
$25.75	21.9728	21	$540.75	$25.05	$565.80
$24.80	22.8145	22	$545.60	$20.20	$565.80
$24.20	23.3802	23	$556.60	$9.20	$565.80
$22.57	25.0687	25	$564.25	$1.55	$565.80
$21.95	25.7768	25	$548.75	$17.05	$565.80
$20.51	27.5752	27	$553.77	$11.80	$565.57
$20.45	27.5752	27	$552.15	$11.76	$563.91

Notwithstanding the cash or share election of East Prospect shareholders:

•
the number of shares of East Prospect common stock that will be exchanged for Community common stock will be equal to 75% of the total number of shares of East Prospect common stock issued and outstanding on the effective date of the merger; and

•
the number of shares of East Prospect common stock that will be exchanged for $565.80 per share in cash upon completion of the merger will be equal to 25% of the total number of shares of East Prospect common stock issued and outstanding on the effective date minus:

o	the number of shares of East Prospect common stock, if any, with respect to which dissenters’ rights have been duly exercised; and

o	the aggregate number of shares with respect to which cash is paid in lieu of fractional shares.

In the discussions below, we may refer to the total amount of Community common stock to be issued to East Prospect shareholders in the merger as the “aggregate stock consideration” and the total amount of cash to be issued to East Prospect shareholders in the merger as the “aggregate cash consideration.”

As of ____________, 2007, the aggregate cash consideration to be paid by Community to East Prospect shareholders was $____ million. The remaining merger consideration will be issued in the form of shares of Community common stock. As a result, the actual allocation of cash and shares of Community common stock that each East Prospect shareholder receives in the merger will depend on the elections of other East Prospect shareholders, and may be different from what the shareholder actually elects. Since the aggregate amount of cash consideration to be paid to East Prospect shareholders is fixed, to the extent that East Prospect shareholders either oversubscribe or under subscribe for the available pool of cash consideration, the exchange agent will allocate among such oversubscribing or under subscribing East Prospect shareholders based upon the allocation procedures set forth in the merger agreement and described further below.

Election and Exchange Procedures

Subject to the allocation process described in the next section, each East Prospect shareholder may elect to receive with respect to his or her shares of East Prospect common stock, all Community common stock, all cash or a combination of Community common stock and cash.

Stock Election Shares. East Prospect shareholders who validly elect to receive Community common stock for some or all of their shares will receive the per share stock consideration for that portion of the shareholder’s shares of East Prospect common stock equal to the shareholder’s stock election, subject to the allocation process described below. In our discussion, we refer to shares held by shareholders who have made stock elections as “stock election shares.”

Cash Election Shares. East Prospect shareholders who validly elect to receive cash for some or all of their shares will receive the per share cash consideration for that portion of the shareholder’s shares of East Prospect common stock equal to the shareholder’s cash election, subject to the allocation process described below. In our discussion below, we refer to shares held by East Prospect shareholders who have made cash elections as “cash election shares.” In addition, shares held by East Prospect shareholders who properly perfect dissenters’ rights will be deemed to be cash election shares.

No-Election Shares. Shares held by East Prospect shareholders who (i) do not submit properly completed election forms before the election deadline; (ii) revoke an election form prior to the election deadline and do not re-submit a properly completed election form prior to the election deadline; (iii) fail to properly perfect dissenters’ rights; or (iv) state that they have no preference as to whether they receive Community common stock or cash will be deemed to be “no-election shares.”

No-election shares will be converted into the per share stock consideration unless there is an oversubscription of the aggregate stock consideration, in which case the no-election shares will be converted into the per share cash consideration. Alternatively, no-election shares will be converted into the per share cash consideration unless there is an oversubscription of the aggregate cash consideration, in which case the no-election shares will be converted into the per share stock consideration.  If less than all of the no-election shares need to be treated as stock election shares or cash election shares, as the case may be, the exchange agent, in its sole discretion, shall select which no-election shares need to be treated as stock election shares and which shall be treated as cash election shares.  See “Allocation of Community Common Stock and Cash” below.

A fixed amount of stock consideration and cash consideration will be paid to East Prospect shareholder as described above. Accordingly, there is no assurance that you will receive the form of consideration that you elect with respect to any or all of your shares of East Prospect common stock. If the elections of East Prospect shareholders result in an oversubscription for the available pool of per share stock consideration or the per share cash consideration, the procedures for allocating Community common stock and cash to be received by East Prospect shareholders will be followed by Community’s exchange agent. See “Allocation of Community Common Stock and Cash” below.

Election Form. Community has designated an agent to act as the exchange agent for purposes of conducting the exchange procedures under the merger agreement. At least 25 business days before the anticipated date of completion of the merger, the exchange agent will mail to you an election form along with instructions on electing to receive Community common stock or cash or a combination of stock and cash for your East Prospect stock or to state no preference between Community common stock or cash. The deadline for making your election will be 5:00 p.m. on the day that is five business days prior to closing of the merger. You must carefully follow the instructions from the exchange agent. Your election will be properly made only if by the election deadline date, you have submitted to the exchange agent at its designated office, a properly completed and signed election form, accompanied by certificate(s) representing shares of East Prospect common stock (or a notice of guaranteed delivery if your stock certificate is not immediately available). You may revoke or change any election form by submitting a written notice to the exchange agent. The written notice must be received by the exchange agent at or prior to the election deadline. The exchange agent, in its sole reasonable discretion, may

•	determine whether any election, modification or revocation is received;
•	determine whether any election, modification or revocation has been properly made; and
•	disregard immaterial defects in any election form.

If your election is not properly made or if you fail to return an election form, your shares of East Prospect stock will be treated as “no-election shares.” Neither Community, East Prospect, nor the exchange agent will be under any obligation to notify any person of any defects in an election form.

If you fail to return an election form by the election deadline stated on the form, following completion of the merger, you will receive from the exchange agent a letter of transmittal with instructions for surrendering your East Prospect stock certificate(s) and any other documentation that the exchange agent may reasonably require in exchange for the merger consideration.

Following receipt of the election form or letter of transmittal accompanied by East Prospect stock certificate(s) and completion of the merger, the exchange agent will mail to each former shareholder of East Prospect, a statement of the number of shares of Community common stock and/or a check representing the merger consideration for that individual’s shares of East Prospect common stock. No interest will be paid on any cash payment.

Community is a participant in the Direct Registration System. The Direct Registration System is a method of recording shares of stock in book-entry form, rather than issuing stock certificates. Book-entry means that shares are registered on the books of Community without the issuance of physical certificates. Rather than send you a stock certificate for your shares of Community common stock in the merger, the exchange agent will send you a direct registration statement as evidence of your share ownership. Shares held in book-entry have all the traditional rights and privileges as shares held in certificate form. If you receive shares of Community common stock in the merger and wish to receive a certificate representing your shares, you may request a stock certificate from the exchange agent after you receive your direct registration statement. A stock certificate will be issued to you at no charge.

Until the certificates representing East Prospect common stock are surrendered for exchange after completion of the merger, holders of such certificates will not receive the cash or stock consideration or dividends or distributions on the Community common stock into which such shares have been converted. When East Prospect stock certificates are surrendered, any unpaid dividends or other distributions will be paid without interest. Community has the right to withhold from a former East Prospect shareholder dividends or any other distributions on Community shares until the East Prospect stock certificates have been surrendered for exchange.

Until surrendered, each East Prospect stock certificate, following the effective date of the merger, is evidence solely of the right to receive the merger consideration. In no event will either Community or East Prospect be liable to any former East Prospect shareholder for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.

Community will not issue any fractions of a share of common stock. Rather, Community will pay cash (without interest) for any fractional share interest any East Prospect shareholder would otherwise be entitled to receive in the merger. For each fractional share that would otherwise be issued, Community will pay by check an amount equal to the fractional share interest to which such holder would otherwise be entitled multiplied by a ten-day average of the market prices of Community common stock prior to the effective date of the merger.

If there is a stock split, stock dividend, reverse stock split or other similar event regarding Community common stock before completion of the merger, the stock consideration will be adjusted so that each East Prospect shareholder entitled to receive shares of Community common stock in exchange for shares of East Prospect common stock will be entitled to receive such number of shares of Community common stock as such shareholder would have been entitled to receive if the effective date had occurred prior to the happening of such event

Allocation of Community Common Stock and Cash

Notwithstanding the election of East Prospect shareholders to receive cash, Community common stock or a combination of stock and cash in the merger:

•
The number of shares of East Prospect common stock that will be exchanged for Community common stock will be equal to 75% of the total number of shares of East Prospect common stock issued and outstanding on the effective date of the merger.

•
The number of shares of East Prospect common stock that will be exchanged for $565.80 each in cash upon completion of the merger will be equal to 25% of the total number of shares of East Prospect common stock issued and outstanding on the effective date of the merger.

In the event that East Prospect shareholders oversubscribe for the available pool of cash or shares of Community common stock, either those East Prospect shareholders electing to receive cash or those electing to receive Community common stock will have the consideration of the type they selected reduced on a pro rata basis and will receive all or a portion of their consideration in the form that they did not elect to receive.

Not Enough East Prospect Shareholders Elect Cash Consideration. If not enough East Prospect shareholders elect to receive cash for their East Prospect shares, then:

•	All cash election shares will be converted into the per share cash consideration.

•
No-election shares, to the extent necessary to have the amount of cash represented by the aggregate cash election shares equal the aggregate cash consideration, will be converted into the per share cash consideration. If less than all of the no-election shares need to be treated as cash election shares, the exchange agent shall select which no-election shares shall be treated as cash election shares in the manner as the exchange agent in its sole discretion shall determine; all remaining no-election shares will thereafter be treated as stock election shares.

•
If all the no-election shares are treated as cash election shares and the amount of cash represented by the aggregate cash election shares remains less than the aggregate cash consideration, the exchange agent will convert on a pro rata basis a sufficient number of stock election shares into cash election shares such that the aggregate cash amount that will be paid in the merger equals the aggregate cash consideration.

•	All shares converted into cash election shares through the pro rata process described in the point above will be converted into the per share cash consideration.

•	The remaining shares will be converted into the per share stock consideration.

Too Many East Prospect Shareholders Elect Cash Consideration. If too many East Prospect shareholders elect to receive cash for their East Prospect shares, then:

•	All stock election shares and no-election shares will be converted into the right to receive Community common stock.

•
The exchange agent will convert on a pro rata basis a sufficient number of cash election shares (excluding dissenting shares) into stock election shares such that the aggregate cash amount that will be paid in the merger equals the aggregate cash consideration.

•	The remaining shares will be converted into the per share cash consideration.

Community Common Stock

Each share of Community common stock outstanding immediately prior to completion of the merger will remain outstanding and unchanged by the merger.

Effective Date

The merger will take effect when all conditions to the merger, including obtaining shareholder and regulatory approval, have been fulfilled or waived or as soon as practicable thereafter as we mutually select. Regulatory approval cannot be waived. We presently expect to close the merger by the beginning of the second quarter in 2007. See "The Merger- Conditions to the Merger” and "The Merger- Regulatory Approvals" at page ___.

Representations and Warranties

The merger agreement contains customary representations and warranties relating to, among other things:

• Organization of Community and East Prospect and their respective subsidiaries.

• Capital structures of Community and East Prospect.

• Due authorization, execution, delivery, performance and enforceability of the merger agreement.

• Consents or approvals of regulatory authorities or third parties necessary to complete the merger.

• Consistency of financial statements with accounting principles generally accepted in the United States.

• Absence of material adverse changes, since June 30, 2006, in the respective assets, business, financial condition or results of operations of Community and its subsidiaries and East Prospect.

• Filing of tax returns and payment of taxes.

• Absence of undisclosed material pending or threatened litigation.

• Compliance with applicable laws and regulations.

• Retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974.

• Quality of title to assets and properties.

• Maintenance of adequate insurance.

• Absence of undisclosed brokers' or finders' fees.

• Absence of material environmental violations, actions or liabilities.

• Accuracy of information supplied by Community and East Prospect for inclusion in the registration statement filed under the Securities Act of 1933 in connection with the issuance of Community common stock in the merger, this document, and all applications filed with regulatory authorities for approval of the merger.

• Documents filed with the Securities and Exchange Commission and the accuracy of information contained therein.

• Validity and binding nature of loans reflected as assets in the financial statements of East Prospect and Community.

• Tax and accounting treatment of the merger.

Conduct of Business Pending the Merger

In the merger agreement, we each agreed to use our reasonable good faith efforts to preserve our business organizations intact, to maintain good relationships with employees, and to preserve the goodwill of customers and others with whom we do business.

In addition, East Prospect agreed to conduct its business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the merger agreement or consented to by Community. East Prospect also agreed in the merger agreement that East Prospect will not, without the written consent of Community (Community agreed not to unreasonably withhold consent):

•	Change its articles of incorporation or bylaws.

•
Change the number of authorized or issued shares of its capital stock; repurchase any shares of its capital stock; redeem or otherwise acquire any shares of its capital stock; or issue or grant options or similar rights with respect to its capital stock or any securities convertible into its capital stock.

•
Declare, set aside or pay any dividend or other distribution in respect of its capital stock, except that East Prospect may pay quarterly cash dividends at a rate of $3.80 per share and for the fourth quarter of 2006 East Prospect may declare and pay a dividend at the rate of $7.60 per share in accordance with past practice, provided however, that the merger agreement is not to be construed to permit East Prospect shareholder to receive two quarterly dividends from East Prospect and Community in any calendar quarter or to deny or prohibit East Prospect shareholders from receiving one quarterly dividend from East Prospect or Community in any calendar quarter.

•	Grant any severance or termination pay, or enter into or amend any employment, consulting, severance or termination contract or arrangement.

•	Grant any job promotions except in accordance with past practice.

•
Grant any pay increase or pay any bonus except for: (i) routine periodic pay increases, merit pay increases and pay raises in connection with promotions, all in accordance with past practice, provided that such pay increases and raises shall not exceed five percent in the aggregate; and (ii) annual bonuses in the ordinary course for 2006, determined consistently with past practice and approved by Community, payable on or before December 31, 2006.

•
Engage in any merger, consolidation, acquisition or leasing of all or any substantial portion of its business; purchase and assumption transaction with respect to deposits, loans or liabilities or any similar transaction; or open, relocate or close any office or take any action with respect thereto.

•	Dispose of or encumber any material assets or incur any debt other than in the ordinary course of business and consistent with past practice.

•	Change any accounting methods, principles or practices, except as may be required by accounting principles generally accepted in the United States.

•
Waive, release, grant or transfer any rights of material value, or modify or change in any material respect any existing material agreement to which East Prospect is a party, other than in the ordinary course of business, consistent with past practice.

•	Implement any new employee benefit or welfare plan, or amend any such plan except as required by law.

•
Amend or otherwise modify its underwriting and other lending guidelines and policies or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice.

•
Enter into, renew, extend or modify any transaction with any affiliate of East Prospect, other than deposit and loan transactions in the ordinary course of business and which comply with applicable laws and regulations.

•	Enter into any interest rate swap, floor or cap or similar arrangement.

•	Take any action that would give rise to a right of payment to any person under any employment agreement, except in the ordinary course of business consistent with past practice.

•	Purchase any security for its investment portfolio rated less than "AAA" by either Standard & Poor's Corporation or Moody's Investor Services, Inc.

•
Except as approved by Community, make any capital expenditure of $25,000 or more; undertake or enter into any lease, contract or other commitment, other than in the ordinary course of business, involving an unbudgeted expenditure of more than $25,000 or extending beyond 12 months from September 12, 2006.

•	Take any action that would preclude the treatment of the merger as a reorganization under Section 368 of the Internal Revenue Code.

•	Agree to do any of the foregoing.

East Prospect also agreed in the merger agreement, among other things:

•
To submit the merger agreement to its shareholders for approval at a meeting to be held not later than 45 days after receipt of all regulatory consents, with an approval recommendation by its board of directors.

•	To permit the Community Parties, if they elect to do so at their own expense, to perform an environmental audit at any physical location owned or occupied by East Prospect.

We jointly agreed, among other things:

•
To cooperate in the preparation and filing of a registration statement containing this document with the Securities and Exchange Commission and all applications and other documents necessary to obtain all required regulatory approvals.

•	To agree upon the form and substance of any press release or public disclosure related to the proposed merger.

•	To maintain adequate insurance to cover customary risks to our respective properties and businesses.

•	To maintain accurate books and records.

•	To file all tax returns and except for taxes being contested in good faith, pay all taxes when due.

•
To cooperate with each other in the selection of an integration team to plan and implement an orderly, cost-effective consolidation of operations and to cooperate in an orderly, cost effective consolidation.

•	To deliver to each other monthly and quarterly financial statements.

Conditions to the Merger

Our obligations to complete the merger are subject to various conditions, including the following:

•	The merger agreement shall have been duly approved by the East Prospect shareholders.

•
There shall be an effective registration statement under the securities laws and there shall be no proceedings pending or threatened by the Securities and Exchange Commission to suspend the effectiveness of the registration statement.

•
All necessary governmental approvals for the merger shall have been obtained, and all waiting periods required by law or imposed by any governmental authority with respect to the merger shall have expired. See "The Merger-Regulatory Approvals" at page ___.

•	There shall not be any order, decree, or injunction in effect preventing the completion of the transactions contemplated by the merger agreement.

•
We shall each have received an opinion of our counsel that based on the facts, representations and assumptions set forth in such opinion, the merger will be treated for federal income tax purposes as a “reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. See "The Merger-Certain Federal Income Tax Consequences" at page ___.

•
The accuracy in all material respects as of September 12, 2006, and as of the effective date of the merger, of the representations and warranties of the other party, except as to any representation or warranty which specially relates to an earlier date and except as otherwise contemplated by the merger agreement.

•	The other party’s performance in all material respects of all covenants and obligations required to be performed by it at or prior to the effective date of the merger.

•	The authorization for listing on the Nasdaq Global Select Market of the Community common stock that will be issued in the merger.

Except for the requirements of East Prospect shareholder approval, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement, we each may waive each of the conditions described above in the manner and to the extent described in "Amendment; Waiver" on page __.

Regulatory Approvals

Completion of the merger is subject to the prior receipt of all approvals and consents of appropriate federal and state authorities required to complete the merger of East Prospect into CommunityBanks and the expiration of any statutory waiting periods relating to the merger. In addition, completion of the merger is subject to the stipulation that no approval or consent shall impose any condition or requirement which would so materially and adversely impact the economic or business benefits to East Prospect or the Community Parties to the extent that had such condition or requirement been known, the affected party would not, in its reasonable judgment, have entered into the merger agreement.

Community and East Prospect have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the merger. These approvals include approval from the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking. The merger cannot proceed in the absence of these required regulatory approvals. In addition, Community must file a registration statement with the Securities and Exchange Commission and the Securities and Exchange Commission must declare the registration statement effective in order for Community to issue common stock in the merger.

FDIC Approval. The merger of East Prospect Bank into CommunityBanks is subject to the approval of the Federal Deposit Insurance Corporation. As a general matter, the FDIC may not approve any proposed transaction:

•	That would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States; or

•
That could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade, unless the FDIC finds that the public interest in meeting the convenience and needs of the communities served outweighs the anti-competitive effects of the proposed transaction.

The FDIC is also required to consider the financial and managerial resources and future prospects of the banks involved in the merger transaction and the convenience and needs of the communities to be served. Under the Community Reinvestment Act of 1977, the FDIC also must take into account the record of performance of CommunityBanks and East Prospect in meeting the credit needs of their communities, including low and moderate-income neighborhoods.

Pennsylvania Department of Banking Approval. The merger is subject to the prior approval of the Pennsylvania Department of Banking under Section 115 of the Pennsylvania Banking Code. In determining whether to approve the merger, the Department of Banking will consider, among other things, whether the purposes and probable effects of the merger would be consistent with the purposes of the Pennsylvania Banking Code, as set forth in Section 103 of the Banking Code, and whether the merger would be prejudicial to the interests of the depositors, creditors, beneficiaries of fiduciary accounts or stockholders of the institutions involved.

Both the Department of Banking and the FDIC require publication of notice of an application for approval of the merger and an opportunity for the public to comment on the application in writing and to request a hearing. Any transaction approved by the FDIC generally may not be completed until 15 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on anti-trust grounds and seek divestiture of certain assets and liabilities.

Applications. Community has filed applications with the FDIC and the Department of Banking requesting approval of the merger of East Prospect with and into CommunityBanks. The applications described the terms of the merger, the parties involved, and the activities to be conducted by the combined banks as a result of the transactions, and contained certain financial and managerial information. Copies of the applications were provided to the U.S. Department of Justice and other governmental agencies.

Except as described in this Section, we are not aware of any material governmental approvals or actions that are required to complete the merger. If any other approval or action is required, we expect that we will seek such approval or action.

No Solicitation of Other Transactions

East Prospect has made certain covenants with respect to acquisition proposals. The merger agreement defines an “acquisition proposal” as a bona fide proposal (including a written communication) from a party other than Community or an affiliate of Community for: (i) any business combination involving East Prospect, including a merger, consolidation or acquisition of all or substantially all the assets or liabilities of East Prospect; or (ii) a transaction involving the transfer of beneficial ownership of securities representing at least 24.9% of the then outstanding shares of East Prospect common stock.

East Prospect has agreed that it will not and will not permit or authorize any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by East Prospect to:

•      Initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes an acquisition proposal.

•      Enter into or maintain or continue discussions or negotiations with any person in furtherance of an acquisition proposal, unless the failure to do so, in the good faith judgment of the East Prospect board of directors, after consultation with its legal counsel, could reasonably constitute a breach of fiduciary duty by the directors of East Prospect under the laws of the Commonwealth of Pennsylvania.

•      Agree to or endorse any acquisition proposal, unless the failure to do so, in the good faith judgment of the East Prospect board of directors, after consultation with its legal counsel, could reasonably constitute a breach of fiduciary duty by the directors of East Prospect under the laws of the Commonwealth of Pennsylvania.

East Prospect has also agreed to notify Community promptly if any acquisition proposal or inquiry described above is received by East Prospect or by any of its representatives or agents.

Amendment; Waiver

Subject to applicable law, at any time prior to completion of the merger, we may:

•     Amend the merger agreement.

•     Extend the time for the performance of any of the obligations or other acts of the other required in the merger agreement.

•     Waive any inaccuracies in the representations and warranties of the other contained in the merger agreement.

•     Waive compliance by the other with any of the agreements or conditions contained in the merger agreement, except for certain requirements required by law, such as the requirement of East Prospect shareholders to approve the merger agreement, regulatory approvals and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement.

Any amendment or waiver of any condition set forth in the merger agreement must be set forth in writing by an authorized officer on behalf of the requisite party or parties. Any waiver or failure by a party to insist on strict compliance with an obligation, covenant or condition will not operate as a waiver of or estoppel with respect to any subsequent failure to comply with any obligation, covenant or condition.

Termination

The merger agreement may be terminated at any time prior to the effective date of the merger by our mutual consent.

The merger agreement may also be terminated by either party if:

•      The other party, in any material respect, breaches any representation, warranty, covenant or other obligation contained in the merger agreement, and such breach cannot or shall not have been remedied 30 days after receipt by such party of written notice of and request that such breach be remedied; however, if the breach cannot reasonably be remedied within this 30-day period, but may reasonably be remedied within 60 days and such remedy is being diligently pursued, no termination can occur before the expiration of such 60 day period.

•      The closing of the merger does not occur by July 1, 2007, unless this is due to the failure of the party seeking to terminate the merger agreement to perform or observe any agreements required to be performed by such party before closing.

•      Any regulatory authority whose approval or consent is required for completion of the merger issues a definitive written denial of such approval or consent and the time period for appeals or requests for reconsideration has expired.

•      East Prospect shareholders vote but fail to approve the merger agreement at the special meeting of shareholders.

•      The East Prospect shareholders approve an acquisition proposal with a party other than Community or a Community affiliate.

In addition, the merger agreement contains a provision which permits the Community Parties to terminate the merger agreement if East Prospect should breach in any material respect the provision relating to solicitation of an acquisition proposal (as defined in the merger agreement). See “No Solicitation of Other Transactions” on page __.

Termination Fee

East Prospect has agreed to pay a fee of $860,000 to Community if the merger agreement is terminated by:

•      East Prospect because the East Prospect shareholders have approved an acquisition proposal with a party other than Community or an affiliate of Community; or

•     The Community Parties because East Prospect has violated, in any material respect, the covenants set forth below relating to solicitation of an acquisition proposal with a party other than Community or an affiliate of Community. See “No Solicitation of Other Transactions” on page __.

The merger agreement also provides that if the merger agreement is terminated as a result of a willful or intentional breach of a representation, warranty, covenant or other agreement, the breaching party shall pay up to $500,000 of the expenses incurred by the non-breaching party.

Expenses

Community and East Prospect will each pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of financial consultants, accountants and legal counsel.

Management and Operations After the Merger

East Prospect has one banking office in East Prospect, Pennsylvania. Upon consummation of the transaction, East Prospect's banking office will become a part of CommunityBanks' York Region, and its twentieth office in York County, Pennsylvania.

Upon completion of the merger of East Prospect into CommunityBanks, the directors and executive officers of CommunityBanks prior to the merger will continue in their respective capacities, as directors and executive officers of CommunityBanks. CommunityBanks will offer a two-year consulting agreement to Roger A. Nickol, president and chief executive officer of East Prospect. The consulting agreement will be effective on the closing date and will provide for an annual compensation of $100,000; the appointment of Mr. Nickol to CommunityBanks’ York Regional advisory board for a term equal, at least, to the term of his consulting agreement; and that Mr. Nickol will not compete with CommunityBanks during the term of the consulting agreement. Other officers of East Prospect who are offered and accept positions of employment with CommunityBanks shall become officers of CommunityBanks following the merger.

Employment; Severance

All employees of East Prospect to whom Community does not offer comparable employment will be eligible for severance benefits. Severance benefits for exempt employees will consist of two weeks’ pay (at then current levels) for each year of service with East Prospect. The minimum benefit shall be two weeks’ salary for full-time employees and the maximum severance benefit will be 52 weeks’ salary. Severance benefits for non-exempt full-time employees will consist of one week of severance pay (at then current pay rates) for each year of service with East Prospect, with a minimum benefit of one week and a maximum severance benefit of 52 weeks’ salary. A person eligible for severance benefits will receive such benefits if his or her employment is terminated within twelve months following the effective date of the merger unless the termination is due to Community’s good faith belief that such termination is caused by the employee’s misconduct.

Employee Benefits

When the merger takes effect, each employee of East Prospect who becomes an employee of Community or of a Community subsidiary will be entitled to full credit for each year of service with East Prospect for purposes of determining eligibility for participation and vesting and other appropriate benefits, but not benefit accrual, in Community’s (or a Community subsidiary’s) employee benefit plans, programs and policies.

The employee benefits provided to former employees of East Prospect after the merger's effective date will be reasonably equivalent in the aggregate to the employee benefits provided by Community or its subsidiaries to their similarly situated employees. The Community medical, dental and life insurance plans, programs or policies, if any, that become applicable to employees of East Prospect will not contain any exclusion or limitation with respect to any pre-existing health condition of any such employees or their dependents.

Prior to the merger’s effective date, East Prospect will terminate its Simplified Employee Pension Plan and notify the affected employees regarding the termination. Prior to termination of this plan, contributions to the Simplified Pension Plan will continue to be made consistently with past practices on the regularly scheduled payment dates.

Subject to the above assurances, after the merger takes effect, Community may discontinue, amend or convert to or merge with a Community plan or Community subsidiary plan any particular benefit or welfare plan of East Prospect, subject to such plan's provisions and applicable law.

Interests of Management and Others in the Merger

Share Ownership

As of _____________, 2007, the record date for the special meeting of East Prospect shareholders:

•	The directors, executive officers and other significant shareholders of East Prospect beneficially own 6,466 shares, representing 17.02% of the outstanding shares of East Prospect common stock.

•
The directors, executive officers and other significant shareholders of East Prospect beneficially own 850 shares of Community common stock, or less than 1% of the outstanding shares of Community common stock.

•	The directors and executive officers of Community beneficially own ________ shares of East Prospect common stock, or less than 1% of the outstanding shares of East Prospect common stock.

Indemnification and Insurance

Community has agreed to indemnify the directors, officers, employees and agents of East Prospect against all losses, expenses (including reasonable attorneys' fees), claims, damages or liabilities and settlement amounts arising out of actions or omissions or alleged actions or omissions occurring prior to the merger's effective date, including the transactions contemplated by the merger agreement, to the fullest extent permitted under Pennsylvania law. This includes the advancement of expenses incurred in the defense of any proceeding, as long as the person receiving the expense advance provides a repayment undertaking required by Pennsylvania law.

Community has also agreed that for at least six years after the merger's effective date, Community will use its reasonable best efforts, at its expense, to maintain directors' and officers' liability insurance for the former directors, officers, employees and agents of East Prospect with respect to matters occurring at or prior to the merger's effective date. Alternatively, Community may obtain coverage for such persons for acts prior to the merger's effective date under the directors' and officers' liability insurance policies maintained by Community.

The insurance coverage is to be at least equal to the coverage currently maintained by East Prospect and is to contain terms and conditions that are no less favorable to the beneficiaries. However, Community is not obligated to make annual premium payments that exceed (for the portion related to East Prospect’s directors and officers) 150% of the annual premiums in effect on September 12, 2006 for East Prospect’s policy. If the annual premium payments exceed this amount, Community will use its reasonable best efforts to obtain the most advantageous policy available up to this maximum amount.

Accounting Treatment

Community will account for the merger under the “purchase” method, as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Accordingly, Community will record, as of the effective time of the merger, the fair values of the acquired assets and assumed liabilities of East Prospect. Any excess of the total purchase price over the fair value of the East Prospect assets and liabilities will be recorded as goodwill. Under the purchase method of accounting, the results of operations of Community will include East Prospect’s results from and after the merger date.

Certain Federal Income Tax Consequences

The following discussion addresses the material United States federal income tax consequences of the merger to an East Prospect shareholder who holds shares of East Prospect common stock as a capital asset. This discussion is based upon the Internal Revenue Code, Treasury regulations promulgated under the Internal Revenue Code, judicial authorities, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Because this discussion is a summary, it does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances and does not address aspects of United States federal income taxation that may be applicable to East Prospect shareholders subject to special treatment under the Internal Revenue Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, East Prospect shareholders who hold their shares of East Prospect common stock as part of a hedge, straddle or conversion transaction, East Prospect shareholders who acquired their shares of East Prospect common stock pursuant to the exercise of employee stock options or otherwise as compensation, and East Prospect shareholders who are not “United States persons” as defined in section 7701(a)(30) of the Internal Revenue Code). In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

To comply with United States treasury regulations, we inform you that this discussion of the income tax consequences of the merger is not intended to be used and it cannot be used or relied upon by you to (1) avoid any penalties that the Internal Revenue Service might attempt to impose on you or (2) promote, market or recommend to another party any matters discussed here. We urge you to consult your tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger to you.

The closing of the merger is conditioned upon the receipt by East Prospect of the opinion of Buchanan Ingersoll & Rooney PC, counsel to East Prospect, and the receipt by Community of the opinion of Mette, Evans & Woodside, counsel to Community, each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in those opinions (including factual representations contained in certificates of officers of East Prospect and Community) which are consistent with the state of facts existing as of the effective date of the merger:

•    The merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code;

•      No gain or loss will be recognized by Community or East Prospect as a result of the merger;

•      No gain or loss will be recognized by the holders of East Prospect common stock upon their receipt of Community common stock in exchange for their East Prospect common stock; and

•
Any gain realized by a holder of common stock of East Prospect in the merger will be recognized only to the extent of cash or other property (other than Community common stock) received in the merger, including cash received in lieu of fractional share interests.

The tax opinions to be delivered in connection with the merger are not binding on the IRS or the courts, and neither East Prospect nor Community intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which such opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

Assuming that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the discussion below sets forth the opinions of Buchanan Ingersoll & Rooney PC and Mette, Evans & Woodside as to the material United States federal income tax consequences of the merger to East Prospect shareholders. Such consequences generally will depend on whether East Prospect shareholders exchange their East Prospect common stock for cash, Community common stock or a combination of cash and Community common stock.

Exchange for Community Common Stock. If, pursuant to the merger, you exchange all of your shares of East Prospect common stock actually owned by you solely for shares of Community common stock, you will not recognize any gain or loss except in respect of cash received in lieu of any fractional share of Community common stock (as discussed below). The aggregate adjusted tax basis of the shares of Community common stock that you receive in the merger will be equal to the aggregate adjusted tax basis of the shares of East Prospect common stock you surrender for the Community common stock (reduced by the tax basis allocable to any fractional share of Community common stock for which cash is received), and the holding period of the Community common stock will include the period during which you held the shares of East Prospect common stock. If you have differing bases or holding periods in respect of your shares of East Prospect common stock, you should apply the preceding rules to each identifiable block of East Prospect common stock. You may wish to consult your tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Community common stock that you will receive in the exchange.

Exchange Solely for Cash. In general, if, pursuant to the merger agreement, you exchange all of your shares of East Prospect common stock actually owned by you solely for cash, you will recognize gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in the shares of East Prospect common stock surrendered, which gain or loss generally will be long-term capital gain or loss if your holding period with respect to the East Prospect common stock surrendered is more than one year. If, however, you exchanges all of your shares of East Prospect common stock actually owned by you solely for cash and you also constructively own shares of East Prospect common stock that you exchange for shares of Community common stock in the merger or you own shares of Community common stock actually or constructively after the merger, the consequences to you may be similar to the consequences described below under the heading “—Exchange for Community common stock and cash,” except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of your gain.

Exchange for Community Common Stock and Cash. If, pursuant to the merger agreement, you exchange all of your shares of East Prospect common stock actually owned by you for a combination of Community common stock and cash, you generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Community common stock received pursuant to the merger agreement over your adjusted tax basis in the shares of East Prospect common stock surrendered) and (2) the amount of cash you receive pursuant to the merger agreement. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any recognized gain generally will be long-term capital gain if your holding period with respect to the East Prospect common stock you surrender is more than one year. If, however, the cash received has the effect of the distribution of a dividend, the gain would be treated as a dividend to the extent of your ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See “Possible Treatment of Cash as a Dividend ” below.

The aggregate tax basis of Community common stock received by you if you exchange your East Prospect common stock for a combination of Community common stock and cash pursuant to the merger agreement will be equal to the aggregate adjusted tax basis of the shares of East Prospect common stock you surrender reduced by the amount of cash you receive pursuant to the merger agreement, and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below), if any, recognized by you on the exchange. The holding period of the Community common stock will include your holding period of the shares of East Prospect common stock surrendered. If you have differing bases or holding periods in respect of your shares of East Prospect common stock, you should consult your tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Community common stock you will receive in the exchange.

Possible Treatment of Cash as a Dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces your deemed percentage stock ownership of Community. For purposes of this determination, East Prospect shareholders will be treated as if they first exchanged all of their shares of East Prospect common stock solely for Community common stock and then Community immediately redeemed (the “deemed redemption”) a portion of such Community common stock in exchange for the cash actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if (1) the deemed redemption is “substantially disproportionate” with respect to the East Prospect shareholder or (2) the deemed redemption is “not essentially equivalent to a dividend.”

The deemed redemption generally will be “substantially disproportionate” with respect to an East Prospect shareholder if the percentage described in (2) below is less than 80% of the percentage described in (1) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to an East Prospect shareholder will depend upon the shareholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must generally result in a “meaningful reduction” in the shareholder’s deemed percentage stock ownership of Community. In general, such determination requires a comparison of (1) the percentage of the outstanding stock of Community that the shareholder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of Community that is actually and constructively owned by the shareholder immediately after the deemed redemption. In applying the above tests, an East Prospect shareholder may, under the constructive ownership rules, be deemed to own stock that is owned by other persons or otherwise in addition to the stock actually owned by the shareholder. As these rules are complex and dependent upon an East Prospect shareholder’s specific circumstances, each shareholder that may be subject to these rules should consult his or her tax advisor. The IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if such shareholder has a relatively minor reduction in such shareholder’s percentage stock ownership under the above analysis.

Cash Received in Lieu of a Fractional Share. Cash received by you in lieu of a fractional share of Community common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of your aggregate adjusted tax basis of the shares of East Prospect common stock surrendered that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if your holding period for such shares of East Prospect common stock is more than one year.

Backup Withholding. If you receive cash in exchange for surrendering your shares of East Prospect common stock, you may be subject to backup withholding at a rate of 28% if you are a non-corporate United States person and (i) fail to provide an accurate taxpayer identification number; (ii) are notified by the IRS that you have failed to report all interest or dividends required to be shown on your federal income tax returns, or (iii) in certain circumstances, you fail to comply with applicable certification requirements. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder’s United States federal income tax liability provided that the shareholder furnishes the required information to the IRS.

This discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, this discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. It also does not address any federal estate tax or state, local or foreign tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular tax consequences to you of the merger, as well as to any later sale of shares of Community common stock received by you in the merger.

Resale of Community Common Stock Received in the Merger

The Community common stock issued in the merger will be freely transferable under the Securities Act, except for shares issued to any East Prospect shareholder who may be deemed to be:

• An "affiliate" of East Prospect for purposes of Rule 145 under the Securities Act; or

• An "affiliate" of Community for purposes of Rule 144 under the Securities Act.

Affiliates will include persons (generally executive officers, directors and 10% or more shareholders) who control, are controlled by, or are under common control with, Community or East Prospect at the time of the East Prospect special meeting, and with respect to Community, at or after the effective date of the merger.

Rules 144 and 145 will permit affiliates and certain of their family members to sell shares of Community common stock received in the merger without filing a registration statement with the Securities and Exchange Commission. These Rules, however, place restrictions on such sales as described below.

East Prospect Affiliates

▪
Generally, during the year following the effective date of the merger, those persons who are affiliates of East Prospect at the time of the East Prospect special meeting, provided they are not affiliates of Community at or following the merger's effective date, may publicly resell any shares of Community common stock received by them in the merger, subject to certain limitations and requirements. These include the amount of Community common stock that may be sold by them in any three-month period, the manner of sale, and the adequacy of current public information about Community.

 ▪  After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to Community as required by Rule 144.

Community Affiliates

▪
Persons who are affiliates of Community after the effective date of the merger may publicly resell the shares of Community common stock received by them in the merger subject to the same limitations and requirements as apply to East Prospect affiliates in the first year and subject to certain filing requirements specified in Rule 144.

The ability of affiliates to resell shares of Community common stock received in the merger under Rule 144 or Rule 145, as summarized herein, generally will be subject to Community’s having satisfied its public reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale.

Affiliates also would be permitted to resell shares of Community common stock received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements. The registration statement that includes this document does not apply to any resales of shares of Community common stock received by affiliates of Community or East Prospect in connection with the merger.

Each East Prospect director, as an East Prospect affiliate, has agreed with Community not to transfer any shares of Community common stock received in the merger except in compliance with the Securities Act.

Rights of Dissenting Shareholders

As an East Prospect shareholder, you have the right to dissent from the merger agreement and obtain the fair value of your East Prospect shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law. Following is a summary of the rights of dissenting shareholders. The summary is qualified in its entirety by reference to Annex C, which sets forth the applicable dissenters’ rights provisions of Pennsylvania law. If you are considering exercising your dissenters’ rights, you should read carefully the summary below and the full text of the law set forth in Annex C.

In the discussion of dissenters’ rights, the term "fair value" means the value of a share of East Prospect common stock immediately before the day of the effective date of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

Before the effective date of the merger, send any written notice or demand required in order to exercise your dissenters’ rights to East Prospect State Bank, One South Main Street, P. O. Box 309, East Prospect, Pennsylvania 17317 (Attn: Roger A. Nickol, President and Chief Executive Officer). After the effective date of the merger send any correspondence to Community Banks, Inc., Shareholder Relations, 777 East Park Drive, Harrisburg, Pennsylvania 19711 (Attn: Patricia E. Hoch, Corporate Secretary).

Notice of Intention to Dissent

If you wish to dissent from the merger agreement, you must do all the following:

    •      Prior to the vote on the merger agreement by East Prospect shareholders at the special meeting, file a written notice of your intention to demand payment of the fair value of your shares of East Prospect common stock if the merger with Community is completed.

•	Make no change in your beneficial ownership of East Prospect common stock after you give notice of your intention to demand fair value of your shares of East Prospect common stock.

•	Not vote in favor of the merger agreement at the special meeting.

Simply providing a proxy against or voting against the proposed merger at the special meeting of shareholders will not constitute notice of your intention to dissent.

Notice to Demand Payment

If the merger agreement is approved by the required vote of East Prospect shareholders, Community will mail a notice to all those shareholders who gave notice of their intention to demand payment of the fair value of their shares and who did not vote for approval of the merger agreement. The notice will state where and when you must deliver a written demand for payment and where you must deposit your certificates for East Prospect common stock in order to obtain payment. The notice will include a form for demanding payment and a copy of the relevant provisions of Pennsylvania law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Failure to Comply With Required Steps to Dissent

You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenter’s rights. If you fail to follow these steps, you will lose the right to dissent and you will receive the same merger consideration as those East Prospect shareholders who do not dissent.

Payment of Fair Value of Shares

Promptly after the effective date of the merger, or upon timely receipt of demand for payment if the closing of the merger has already taken place, Community will send dissenting shareholders, who have deposited their stock certificates, the amount that Community estimates to be the fair value of the East Prospect common stock. The remittance or notice will be accompanied by:

•
A closing balance sheet and statement of income of East Prospect for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements.

•	A statement of Community’s estimate of the fair value of East Prospect common stock.

•	A notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.

Estimate by Dissenting Shareholder of Fair Value of Shares

If a dissenting shareholder believes that the amount stated or remitted by Community is less than the fair value of the East Prospect common stock, the dissenting shareholder must send his or her estimate of the fair value (deemed demand for the deficiency) of the East Prospect common stock to Community within 30 days after Community mails its estimate of the fair value to the shareholder. If the dissenting shareholder does not file an estimated fair value within 30 days after the mailing by Community of its remittance, the dissenting shareholder will be entitled to no more than the amount remitted by Community.

Valuation Proceedings

If any demands for payment remain unsettled within 60 days after the latest to occur of:

•	the effective date of the merger;

•	timely receipt by Community of any demands for payment; or

•	timely receipt by Community of any estimates by dissenters’ of the fair value,

then, Community may file an application in the Court of Common Pleas of York County requesting that the court determine the fair value of the East Prospect common stock. If this happens, all dissenting shareholders, no matter where they reside, whose demands have not been settled, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.

If Community were to fail to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against community, may file an application in the name of Community at any time within the 30 day period after the expiration of the 60 day period and request that the York County Court of Common Pleas determine the fair value of the shares. The fair value determined by the York County Court of Common Pleas may, but need not, equal the dissenting shareholders’ estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid no more than Community’s estimate of the fair value of the East Prospect common stock, and may bring an action to recover any amount not previously remitted, plus interest at the rate the York County Court of Common pleas finds fair and equitable.

Community intends to negotiate in good faith with any dissenting shareholder. If, after negotiation, a claim cannot be settled, then Community will file an application requesting that the fair value of the East Prospect common stock be determined by the York County Court of Common Pleas.

Cost and Expenses

The costs and expenses of any valuation proceedings performed by the York County Court of Common Pleas, including the reasonable compensation and expenses of any appraiser appointed by such court to recommend a decision on the issue of fair value, will be determined by such court and assessed against Community, except that any part of the costs and expenses may be apportioned and assessed by such court against any or all of the dissenting shareholders who are parties and whose action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in the opinion of such court. Cost sand expenses do not include a shareholder’s attorney fees, unless Community has failed to comply substantially with the requirements of the Pennsylvania law on dissenters’ rights.

East Prospect shareholders wishing to exercise their dissenters’ rights should consult their own counsel to ensure that they fully and properly comply with applicable requirements.

INFORMATION WITH RESPECT TO COMMUNITY AND COMMUNITYBANKS

Financial and other information relating to Community, including information relating to Community's directors and executive officers (who will continue in office following the merger), is set forth in Community's 2005 Annual Report on Form 10-K (which incorporated certain portions of Community's proxy statement for its 2006 annual meeting of shareholders), Community’s 2006 Quarterly Reports on Form 10-Q and Community's 2006 Current Reports on Form 8-K, all of which we incorporate by reference in this document. Community will furnish you with copies of the documents incorporated by reference upon request. See "References to Additional Information" on page ____.

INFORMATION WITH RESPECT TO EAST PROSPECT

General

East Prospect is a one-branch independent bank that operates in eastern York County, Pennsylvania. At December 31, 2005 it had total assets of $59.3 million. East Prospect attracts deposits and makes loans and has been in operation since 1918. It has 12 full time equivalent employees.

Properties

East Prospect operates its banking business from two separate but adjacent buildings. Its main office, located at One South Main Street, East Prospect, Pennsylvania, consists of a building that has approximately 1,400 square feet. East Prospect’s administrative office is located adjacent to its main office and comprises approximately 1,900 square feet. There is no mortgage or loan associated with either property. Such properties are deemed by East Prospect’s management to be sufficient for their intended purpose.

Selected Financial Data

Some of the following selected historical financial data of East Prospect has been derived from the historical audited financial statements East Prospect included in annual reports distributed to its shareholders. Other data are unaudited and have been derived from Call Reports that East Prospect filed with the FDIC. East Prospect is not required to file annual and quarterly financial information with the Securities and Exchange Commission. This information is only a summary.

(Dollars in thousands, except per share data)	At or for the Year Ended December 31,					At or for the Nine Months Ended September 30,
	2005	2004	2003	2002	2001	2006	2005
BALANCE SHEET DATA
At Period End:
Investment securities	$44,589	$44,135	$41,603	$35,677	$31,870	$42,649	$43,767
Total loans	13,507	14,371	16,231	19,541	23,534	13,506	13,933
Total assets	59,293	60,904	59,960	57,010	56,949	61,112	61,779
Total deposits	42,941	43,890	43,915	42,341	42,061	45,327	45,629
Long-term debt	---	---	---	---	---	---	---
Stockholders’ equity	14,273	15,039	14,219	13,115	13,086	14,448	14,408
Average:
Total assets	56,957	56,149	54,532	53,615	53,998	56,146	56,916
Total stockholders’ equity	14,569	14,707	13,848	13,301	13,145	14,304	14,579

EARNINGS DATA:
Net interest income	2,122	2,319	2,357	2,308	2,079	1,393	1,608
Provision for loan losses	---	---	70	200	100	---	---
Net interest income after provision for loan losses	2,122	2,319	2,287	2,108	1,979	1,393	1,608
Other income	693	581	529	487	485	536	621
Other expense	1,275	1,278	1,251	1,206	1,144	861	833
Income taxes	363	404	397	362	360	252	305
Net income	1,177	1,218	1,168	1,027	960	816	1,091

PER SHARE DATA:
Basic earnings per share	30.96	32.05	30.75	26.59	24.03	21.47	28.71
Diluted earnings per share	30.96	32.05	30.75	26.59	24.03	21.47	28.71
Cash dividends declared	18.50	17.60	15.80	15.80	15.30	11.39	18.50
Book value	375.61	395.76	374.18	345.13	335.54	380.21	379.16
Average diluted shares outstanding	38	38	38	39	40	38	38

PROFITABILITY RATIOS:
Return on average assets	2.07%	2.17%	2.14%	1.92%	1.78%	1.94%	2.56%
Return on average stockholders’ equity	8.05%	8.22%	8.44%	7.70%	7.26%	7.62%	10.01%
Net interest margin (FTE)	3.81%	4.23%	4.42%	4.41%	3.94%	3.37%	3.86%
Efficiency ratio	54.96%	51.00%	49.54%	49.04%	52.10%	55.76%	47.46%

CAPITAL AND LIQUIDITY RATIOS:
Stockholders’ equity to total assets	24.08%	24.69%	23.71%	23.01%	22.98%	23.64%	23.32%
Average equity to average assets	25.58%	26.19%	25.39%	24.81%	24.34%	25.48%	25.61%
Dividend payout ratio	59.73%	54.93%	54.02%	59.49%	63.75%	53.06%	64.44%
Net loans to assets	22.42%	23.18%	26.61%	33.76%	40.84%	21.88%`	22.18%

ASSET QUALITY RATIOS:
Allowance for loan losses to total loans outstanding	1.57%	1.75%	1.70%	1.50%	1.17%	0.98%	1.64%
Allowance for loan losses to non-accrual loans	NA	900%	13,800%	653%	3,450%	317%	1,533%
Non-accrual loans to total loans outstanding	0.00%	0.19%	0.01%	0.23%	0.03%	0.31%	0.11%

Non-performing assets to total assets	0.00%	0.05%	0.00%	0.08%	0.01%	0.20%	0.02%
Net charge-offs to average loans outstanding	0.29%	0.16%	0.49%	0.87%	0.39%	0.78%	0.21%

Management’s Discussion and Analysis of Financial Condition and Results of Operations

  For the Three Months Ended September 30, 2006 Versus 2005

Net income amounted to $79,000 for the three months ended September 30, 2006 versus $232,000 for the comparable 2005 period. Net interest income decreased to $449,000 in 2006 from $531,000 in the comparable 2005 period. Higher interest rates reflected in 2006’s interest expense of $343,000 versus 2006’s interest expense of $278,000 primarily accounted for the decrease in net interest income. 2006’s three month non interest expense of $303,000 was an increase of $25,000 or 9% over the comparable 2005 period. Income tax expense expressed as a percentage of income before tax grew from 16.2% in 2006 to 51.5% in 2005. Intra-period tax allocation accounted for this anomaly.

Average assets declined by $1,054,000 in 2006 from the comparable 2005 three month period. Liquidity remained strong with the availability of federal funds sold.

For the Nine Months Ended September 30, 2006 Versus 2005

Net income amounted to $816,000 for the nine months ended September 30, 2006 versus $1,091,000 for the comparable 2005 period. A decline in net interest income to $1,393,000 in 2006’s nine month period from $1,608,000 in 2005’s comparable nine month period primarily accounted for the reported decrease in net income. Gains from sales of investment securities increased $88,000 to $572,000 in the 2006 nine month period from $484,000 in the comparable 2005 period. The remaining elements of other income remained comparable. Non interest expense grew to $861,000 in the 2006 nine month period from $833,000 in the comparable 2005 period. Income tax expense expressed as percentage of income before taxes was comparable for both 2006 and 2005 nine month periods.

Average assets declined by $770,000 in the 2006 nine month period from the comparable 2005 nine month period. Liquidity remained very strong in 2006 as loan payments continued to outpace new loan originations.

For the Fiscal Year 2005 Versus 2004

Net income of $1,176,508 in 2005 reflected a $41,241, or 3.4% decrease from 2004’s net income of $1,217,749. A narrowing of net interest income of $196,816 was caused in part by increased competition from credit unions affecting loan demand and pricing and other market driven forces. No provision for loan losses was recorded for 2005 or 2004 as our allowance for loan losses continued to be adequate to absorb current write-offs and provide for future write-offs on a loan base that continues to shrink. 2005 net realized gains on sales of securities amounted to $629,245, an increase of $116,720 over the 2004 realized gains of $512,525. The remaining elements of other income and other expense in 2005 remained very consistent with 2004 reported amounts. 2005’s income taxes expressed as a percentage of income before taxes decreased by 1.4% from 2004’s reported amount. Earnings per share decreased from $32.05 in 2004 to $30.96 in 2005.

Liquidity remained strong in 2005 as cash provided from operating activities of $1,189,873 increased $547,184 over 2004’s reported amount of $642,689. That fact combined with continued soft loan demand allowed the Bank to increase their position in investment securities by $1,691,000. The 2005 decrease in Federal Funds of $1,140,000 also contributed available funds for investment securities purchases.

Average assets grew 1.49% from $56.1 million in 2004 to $56.9 million in 2005.

For the Fiscal Year 2004 Versus 2003

Net income of $1,217,749 in 2004 exceeded 2003 net income of $1,168,473 by $49,276, or 4.2%. Although net interest income declined due to a contraction in loans and related earnings, the loan loss reserve was felt to be adequate on the remaining loan base. Minimal charge-offs were absorbed by the reserve in 2004 and no provision for possible loan losses was recorded, unlike 2003 when the provision for possible loan loss charge amounted to $70,000. Additionally, 2004 realized gains on sales of securities in the amount of $512,525 were $58,579 greater than the 2003 realized gains of $453,946. Other expenses remained relatively consistent for 2004 and 2003 as did the remaining elements of other income. Income tax expense expressed as a percentage of income before taxes remained relatively consistent for both years. Per share earnings amounted to $32.05 for 2004 compared to $30.75 for 2003.

Liquidity remained very strong in 2004 with operating activities providing $642,689 of cash from operating activities compared to $774,707 provided in 2003. Soft loan demand evidenced by an 11.5% decrease in net loans provided additional liquidity of $1,835,172. A decrease in net loans in 2003 provided $3,221,555 in this same category.

Average asset balances grew 2 million or 3% from $54 million in 2003 to $56 million in 2004.

Legal Proceedings

There are no material proceedings pending to which East Prospect is a party or to which its property is subject.

Beneficial Ownership of Common Stock by Officers and Directors

The following table sets forth as of _________, 2006, the amount and percentage of East Prospect’s common stock beneficially owned by each director and all officers and directors as a group.

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership (1) (2)	Percent of Class (9)
Jacob A. Gilbert (3)	635	1.67%

Roy W. Miller (4)	777	2.04%
Roger A. Nickol (6)	4,172	10.98%
W. David Fox (7)	540	1.42%
Charles G. Smith (5)	77.20%
Total held by directors	6,201	16.32%

Shares held by officers who are not directors	265.69%

(1)
The securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the General Rules and Regulations of the Federal Deposit Insurance Corporation and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after _____________. Beneficial ownership may be disclaimed as to certain of the securities.

(2)           Information furnished by East Prospect.

(3)	Includes 220 shares held individually and 335 shares held jointly with spouse; and 80 shares held individually by his spouse.

(4)           Includes 390 shares held individually and 387 shares held jointly with spouse.

(5)           Includes 67 shares held individually and 10 shares held jointly with spouse.

(6)	Includes 2446 shares held individually; 726 shares held jointly with spouse; and 1000 shares held individually by his spouse.

(7)           Includes 514 shares held jointly with spouse; and 26 shares held jointly with son.

DESCRIPTION OF COMMUNITY’S CAPITAL STOCK

The following summary is a description of the material terms of Community’s capital stock and is not complete. You should also refer to the description of Community’s common stock contained in Community’s registration statement on Form 8-A filed with the Securities and Exchange Commission on May 13, 2002 and Community’s articles of incorporation, which were attached as Appendix A to Community’s 2006 Proxy Statement filed with the Securities and Exchange Commission on March 31, 2006. You should also refer to the applicable provisions of the Pennsylvania Business Corporation Law.

THE FOLLOWING DESCRIPTION OF COMMUNITY’S OUTSTANDING CAPITAL STOCK SHOULD BE READ CAREFULLY SINCE, AT THE EFFECTIVE TIME OF THE MERGER, EACH OUTSTANDING SHARE OF EAST PROSPECT COMMON STOCK WILL CEASE TO BE OUTSTANDING AND BE CONVERTED INTO THE RIGHT TO RECEIVE, AT YOUR ELECTION, SHARES OF COMMUNITY COMMON STOCK AND/OR CASH AS EXPLAINED IN THIS DOCUMENT.

Common Stock

As of the date of this document, Community is authorized to issue up to 50,000,000 shares of common stock. As of ____________________, 2007, the record date for East Prospect’s special meeting, Community had issued _________________ shares of common stock (including __________  shares held in treasury) and had reserved approximately ______________ shares of common stock for issuance under various employee or director stock option, stock purchase and benefit plans.

Dividends. The holders of Community common stock share ratably in dividends when and if declared by Community’s board of directors from legally available funds. Declaration and payment of cash dividends by Community depends upon dividend payments by Community’s bank subsidiary, CommunityBanks, which are Community’s primary source of revenue and cash flow. Community is a legal entity separate and distinct from CommunityBanks and its other subsidiaries. Accordingly, the right of Community, and consequently the right of creditors and shareholders of Community, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Community in its capacity as a creditor may be recognized.

 Voting Rights. Prior to the issuance of any Community preferred stock which possesses voting rights (see “Preferred Stock” below), the holders of shares of Community common stock will possess exclusive voting rights in Community. For each share held, each holder of shares of Community common stock has one vote on matters upon which shareholders have the right to vote. Community shareholders cannot cumulate votes in the election of directors. In the event of liquidation, dissolution or winding-up of Community, whether voluntary or involuntary, holders of Community common stock share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefore) and after payment of any liquidation preferences of any outstanding Community preferred stock.

Preemptive Rights, Redemption. The holders of Community common stock have no preemptive rights to acquire any additional shares of Community. In addition, Community common stock is not subject to redemption. Under Community’s articles of incorporation, authorized but unissued shares of capital stock may be issued only with the approval of 75% of the entire board of directors.  Shareholder approval is required in connection with certain corporation transactions defined in the articles of incorporation.

Nasdaq Rules Applicable. Because Community’s common stock is listed on the Nasdaq Stock Exchange, the Nasdaq listing qualification rules also restrict the issuance of Community stock. Under those rules, Community must obtain the approval of its shareholders before an issuance of common stock, or stock convertible into common stock, when the issuance:

•	Relates to acquisition of the stock or assets of a company and the stock to be issued will have 20% or more of the voting power or total shares outstanding before the issuance; or

•
Relates to acquisition of a company in which a director, officer or substantial shareholder of Community has a 5% or greater interest (or such persons collectively have a 10% or greater interest) and the issuance of the securities could result in an increase in outstanding common stock or voting power of 5% or more.

Under Nasdaq rules, shareholders must also approve a stock option or purchase plan applicable to officers and directors other than a broadly-based plan in which other security holders of Community or employees of Community participate.

Preferred Stock

Community’s articles of incorporation authorize the board of directors to approve the issuance of up to 500,000 shares of preferred stock without any required approval of shareholders, subject to the Nasdaq listing requirements. Community’s board would determine the rights and limitations on each series of Community preferred stock at the time of issuance. These rights may include rights to participating dividends, voting and convertibility into shares of Community common stock. Shares of Community preferred stock can have dividend, redemption, voting, and liquidation rights taking priority over Community common stock, and may be convertible into Community common stock.

Shareholder Rights Plan

The following description of Community’s shareholder rights plan is not intended to be a complete description of the plan and is qualified in its entirety by reference to the plan, which is attached as an exhibit to Community’s registration statement on Form 8-A, filed with the Securities and Exchange Commission on February 27, 2002.

Community maintains a shareholder rights plan designed to protect shareholders from attempts to acquire control of Community at an inadequate price. Under the shareholder rights plan, each outstanding share of Community common stock has attached to it one right to purchase one share of common stock at an initial price of $25, subject to adjustment from time to time, as provided in the plan. These rights are not currently exercisable or transferable, and no separate certificates evidencing these rights will be distributed, unless certain events occur. The Community rights become exercisable to purchase shares of common stock if a person, group or other entity acquires or commences a tender offer or an exchange offer for shares of Community stock with 10% or more of total voting power. After the Community rights become exercisable, under certain circumstances, the Community rights (other than any rights held by a 10% beneficial owner or an “acquiring person”) will entitle the holders to purchase shares of Community common stock having twice the value of the exercise price. Community is generally entitled to redeem the Community rights at $.001 per right at any time until the tenth business day following public announcement that a 10% position has been acquired.

Anti-Takeover Matters and Pennsylvania Law Provisions

Pennsylvania law and Community’s articles of incorporation and by-laws contain a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of Community currently or Community after the merger.

Pennsylvania Law. Various provisions of the Pennsylvania Business Corporation Law are triggered, in general, if any person or group acquires, or discloses an intent to acquire, 20% or more of the voting power of a covered corporation, other than pursuant to a registered firm commitment underwriting or, in certain cases, pursuant to the approving vote of the board of directors. The relevant provisions are contained in Subchapters 25E-H of the Pennsylvania Business Corporation Law. Pennsylvania law permits a corporation to opt out of these provisions by stating its intention to do so in the articles of incorporation or bylaws of the corporation. Community has not opted out of any of these provisions.

Subchapter 25E of the Pennsylvania Business Corporation Law (relating to control transactions) provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

Subchapter 25F of the Pennsylvania Business Corporation Law (relating to business combinations) delays for five years and imposes conditions upon “business combinations” between an “interested shareholder” and the corporation. The term “business combination” is defined broadly to include a merger or consolidation of a corporation or a sale, lease or exchange of assets. For this purpose, an “interested shareholder” is defined generally as the beneficial owner of at least 20% of a corporation’s voting shares.

Under this “business combination” statute, a Pennsylvania corporation is generally prohibited from engaging in a business combination with an “interested shareholder” for a five-year period following the time when the shareholder became an interested shareholder, unless:

•	The board of directors approved the business combination or transaction before the shareholder became an interested shareholder;

•
The business combination satisfies certain price requirements and is approved by a majority of the outstanding voting shares, excluding shares owned by the interested shareholder or any affiliate of the interested shareholder and at the time of the vote for the business combination, the interested shareholder owned at least 80% of the voting stock of the corporation; or

•	The business combination is approved by holders of all of the outstanding shares of common stock.

Subchapter 25G of the Pennsylvania Business Corporation Law (relating to control share acquisitions) prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the “disinterested” shareholders approve such voting rights. Failure to obtain such approval exposes the owner to the risk of a forced sale of the shares to the issuer. Even if shareholder approval is obtained, the corporation is also subject to Subchapters 25I and J of the Pennsylvania Business Corporation Law. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of the approval. Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration.

Subchapter 25H of the Pennsylvania Business Corporation Law (relating to disgorgement) applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation or (ii) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

In addition to the provisions discussed above, the fiduciary duty standards applicable to the board of directors of Community under the Pennsylvania Business Corporation Law, and certain provisions of Community’s articles of incorporation and bylaws, discussed below, may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for Community stock, a proxy contest for control of Community, the assumption of control of Community by a holder of a large block of Community’s stock and the removal of Community’s management.

Community Articles of Incorporation and Shareholder Rights Plan

Certain provisions of Community’s articles of incorporation may have an anti-takeover effect. For example, Community’s articles of incorporation authorize the Community board of directors, in its sole discretion, to oppose any offer, proposal or attempt by any corporation or other business entity, person or group to make any tender or other offer to acquire any of Community’s securities, merge or consolidate Community with or into another entity, purchase or otherwise acquire all or substantially all of Community’s assets or make any transaction similar in purpose or effect to any of the above. In considering whether to oppose, recommend or remain neutral with respect to any such offers, proposals or plans, the Community board of directors must evaluate what is in the best interests of Community, and may, but is not legally obligated to, consider any pertinent factors, including, but not limited to:

•
Whether the offering price is adequate and acceptable based upon both the current market price of Community’s securities and the historical and present operating results or financial condition of Community.

•	Whether a more favorable price to the shareholders may be obtained now or in the future.

•	The impact the offer would have on the employees, depositors, clients and customers of Community and its subsidiaries and the communities which they serve.

•	The present and historical financial position of the offeror, its reputation and related factors.

•	An analysis of the value of securities (if any) offered in exchange for Community’s securities.

•	Any anti-trust or other legal or regulatory issues raised by the offer.

Another provision in Community’s articles of incorporation which may have an anti-takeover effect is the authorization given to the board of directors to issue additional shares of common and preferred stock. With respect to the preferred stock, the board of directors may authorize the issuance of such shares with such terms and conditions as it may establish without having to seek further approval of the shareholders, unless such issuance would trigger the shareholder approval requirements in Nasdaq’s listing rules. As a general matter, the existence of unissued and unreserved shares of capital stock permits a board to issue shares of capital stock under circumstances that might prevent or render more difficult or costly the completion of a takeover by diluting the voting or other rights of any proposed acquiror, by creating a substantial voting block in institutional or other hands that might support the position of a board of directors, or by effecting an acquisition that might complicate or preclude a takeover.

The classification of Community’s board of directors into four classes may also have an anti-takeover effect (see, “Comparison of Shareholder Rights - Number and Election of Directors - Community,” on page ____). The classification of the board of directors, which is established by Community’s bylaws, makes it more difficult and/or timely to remove current directors. Shareholders may change this and any other provision of the bylaws only upon approval of the holders of at least 66 2/3% of the outstanding shares of Community common stock.

 Pursuant to Community’s articles of incorporation, a takeover of Community requires the approval of at least 66 2/3% of the votes which all shareholders are entitled to cast, except that, if at least 75% of Community’s directors recommend approval of a takeover, the necessary shareholder vote for approval is reduced to a majority of the votes cast on the matter.

Finally, the shareholder rights plan that Community has adopted (see “Description of Community’s Capital Stock - Common Stock- Shareholder Rights Plan” on page             ) acts as an anti-takeover measure.

COMPARISON OF SHAREHOLDER RIGHTS

Upon completion of the merger, the rights of the shareholders of East Prospect who either by election or allocation become shareholders of Community will be governed by Community’s articles of incorporation and by-laws, as well as by the Pennsylvania Business Corporation Law. Certain differences in the rights of shareholders arise from differences between East Prospect's and Community's articles of incorporation and bylaws and differences between the Pennsylvania Banking Code and the Pennsylvania Business Corporation Law.

The following is a summary of both material differences and similarities in the rights of East Prospect shareholders and Community shareholders. This discussion is not a complete statement of all differences and similarities affecting the rights of shareholders. We qualify this discussion in its entirety by reference to the Pennsylvania Banking Code, the Pennsylvania Business Corporation Law and the respective articles of incorporation and bylaws of East Prospect and Community.

Capitalization

Community. The authorized capital stock of Community consists of:

•	50,000,000 shares of Community common stock, $5.00 par value per share; and

•	500,000 shares of Community preferred stock, no par value.

Community has not issued any shares of preferred stock.

East Prospect. The authorized capital stock of East Prospect consists of 120,000 shares of East Prospect common stock, $10.00 par value per share.

Voting Rights

Community. Each holder of common stock has the right to cast one vote for each share of common stock held of record on all matters submitted to a vote of shareholders, including the election of directors. Holders of common stock do not have cumulative voting rights. No shares of Community preferred stock have been issued.

East Prospect. On all matters submitted to a vote of shareholders except for the election of directors, each holder of common stock has the right to cast one vote for each share of common stock held of record. Holders of common stock have cumulative voting with respect to the election of directors. Cumulative voting entitles a shareholder to multiply the number of votes to which a shareholder is entitled by the total number of directors to be elected. The resulting total number of votes may be cast for one candidate or may be distributed among the candidates for director.

Number and Election of Directors

Community. Community’s bylaws provide that there will be no less than five and no more than twenty-five members of the board of directors. The board is divided into four classes with staggered terms, so that the terms of the classes are scheduled to expire in successive years. At each annual meeting, Community’s shareholders elect the members of a single class of directors.

The number of directors is established each year by Community’s board. Under the bylaws, the board has the authority to fill vacancies that occur on the board, including vacancies caused by an increase in the number of directors. The term of office of a director who becomes 75 years of age will end on the day before the next annual meeting to occur after the director’s 75th birthday. Community’s articles of incorporation require the affirmative vote of at least 75% of outstanding shares in order to effect the removal of a director unless 75% of the board recommends such action to the shareholders, thereby requiring the affirmative vote of the holders of a majority of the shares voting in person or by proxy.

East Prospect. Under East Prospect’s bylaws, there must be at least five and no more than twenty-five members of the board of directors. The board is divided into three classes, with the members of a single class to be elected at each annual meeting of shareholders. The classes are set up so that the terms of each class expire in successive years.

The number of directors is established each year by the board. The board has the authority to fill vacancies that occur for any reason, including vacancies that result from an increase in the number of directors. Between annual meetings of shareholders, the board may not increase the membership of the board by more than two members. The bylaws require every director to be a shareholder. The board of directors may declare vacant the office of a director: (i) declared by a court order to be of unsound mind; (ii) convicted of a felony; (iii) if within sixty days after notice of election, the person does not accept such office either in writing or by attending a meeting of the board; or (iv) for any other proper cause.

Nomination of Directors

Community. Community’s bylaws require a shareholder who intends to nominate a candidate for election as a director of Community to notify the secretary of Community no less than 45 days prior to the date of any meeting of shareholders called for the purpose of electing directors. The notification must contain information, if known, regarding:

•	The name, address, age, principal occupation, and Community stock ownership of the nominee;

•	The name, residential address and Community stock ownership of the shareholder submitting the nomination; and

•	The number of shares that will be voted in favor of the election of the nominee.

East Prospect. East Prospect’s bylaws require a shareholder who intends to nominate a candidate for election as a director of East Prospect to notify the secretary of East Prospect no less than sixty days prior to the date of any meeting of shareholders called for the purpose of electing directors. The notification must contain information, if known, regarding:

•	The name, address, age, principal occupation, and East Prospect stock ownership of the nominee;

•	The name, residential address and East Prospect stock ownership of the shareholder submitting the nomination; and

•	The number of shares that will be voted in favor of the election of the nominee.

Amendments to the Articles of Incorporation

Community. Generally, if an amendment to Community’s articles of incorporation has been approved by 75% of Community’s directors, Community’s articles may be amended by the affirmative vote of holders of a majority of the shares voting in person or by proxy on the amendment. If less than 75% of Community’s directors approve an amendment of the following provisions of Community’s articles of incorporation, such provisions may only be amended upon the favorable votes of at least 75% of the votes which all shareholders are entitled to cast:

•	The prohibition against cumulative voting for the election of directors;

•
The prohibition against preemptive rights of shareholders, which permits Community to issue shares, option rights or securities having conversion or option rights with respect to shares, without first offering them to shareholders; and

•	The authority of the board of directors to oppose a takeover and the list of factors that the board is entitled to consider in connection with a takeover proposal.

With respect to the amendment of other provisions of the articles of incorporation, if less than 75% of Community’s directors approve the amendment, the amendment must be approved by holders of Community’s common stock entitled to cast at least 66 2/3% of the votes which all shareholders are entitled to cast.

East Prospect. Pursuant to the Banking Code, amendments to the articles of incorporation of East Prospect must be recommended by the board of directors and approved by shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on the amendment. The East Prospect articles of incorporation provide that the affirmative vote of the holders of at least eighty percent of East Prospect’s issued and outstanding shares is required to amend the provision of the articles which requires the approval of holders of 80% the outstanding shares for approval of any merger, consolidation, liquidation or dissolution of the company.

Amendments to Bylaws

Community. The bylaws of Community may be amended either by the affirmative vote of holders of at least 66 2/3% of the outstanding shares of Community common stock or by the majority vote of the board of directors. Under Community’s articles of incorporation, any amendment by the board of directors is subject to change by the affirmative vote of the holders of at least 75% of the outstanding shares of Community common stock.

East Prospect. The bylaws of East Prospect may be amended either by the affirmative vote of holders of a majority of the outstanding shares of East Prospect common stock or by a majority of the board of directors (except that the board of directors may not amend any bylaw fixing the qualification, classification or term of office of the directors). Any amendment by the board is subject to change by the affirmative vote of at the holders of a majority of the outstanding shares of common stock.

Limited Liability

Neither Community’s nor East Prospect’s directors are personally liable to their respective companies, their shareholders or others for any action taken or any failure to take any action unless the director breached or failed to perform the duties of his or her office as set forth under Pennsylvania law and such breach or failure constitutes self-dealing, willful misconduct or recklessness. Community’s and East Prospect’s directors, however, are not protected from criminal liability for their actions; nor are they protected from liability with respect to the payment of federal, state or local taxes.

Indemnification

Community’s articles of incorporation provide that it will indemnify any person whom it may indemnify to the fullest extent permitted by applicable law. Under the Pennsylvania Business Corporation Law, to the extent a representative of a business corporation has been successful in defense of any third party or derivative action, the representative must be indemnified by the corporation against expenses actually and reasonably incurred.

The bylaws of Community and East Prospect each provide for indemnification of directors, officers and agents for certain litigation-related liabilities and expenses. A director, officer, employee and agent of both Community and East Prospect are entitled to indemnification in both third party actions and derivative actions if such person has acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Indemnification is not permitted if a court has found that the act or failure to act giving rise to the claim for indemnification constitutes willful misconduct or recklessness.

Special Shareholder Meetings and Shareholder Proposals

Community. Special meetings of the shareholders of Community may be called at any time, upon advance notice of at least ten days but not more than sixty days, by the president of Community, the chairman of Community’s board of directors or the majority of Community’s directors. Additionally, shareholders entitled to cast at least one-third of the votes which all shareholders are entitled to cast may call a special meeting. Shareholders of Community are required to submit to Community, in writing and in advance, any matter desired to be placed on the agenda of an annual meeting of shareholders. Such proposal generally must be submitted not less than 120 days prior to the anniversary of the mailing of proxy materials for the immediately preceding annual meeting.

East Prospect. Special meetings may be called at any time by East Prospect’s president, a majority of the board of directors or of its executive committee or by five or more shareholders entitled to cast at least 50% of the votes which all shareholders are entitled to cast. If the request of the shareholders is addressed to the secretary of the company, the request must be signed by the persons making the request and state the purpose of the proposed meeting. Upon receipt of the request, the secretary will fix the date of the meeting which shall be held not more than 60 days after receipt of the request. If the secretary does not fix the date or give notice of the meeting within 30 days after receipt of notice, the requesting shareholders may fix the date and give notice of the meeting.

Shareholders of East Prospect wishing to submit a proposal for inclusion in the institution’s proxy statement must submit the proposal in writing to the president and chief executive officer in accordance with the provisions of the proxy rules of the FDIC. Generally, such proposal must be submitted not later than ______ days prior to ___________.

Shareholder Rights Plan

Community has adopted a shareholder rights plan pursuant to which holders of Community common stock are entitled, under certain circumstances generally involving an accumulation of Community common stock, to purchase Community common stock at a substantially reduced price. See “Description of Community’s Capital Stock - Common Stock- Shareholder Rights Plan” on page             .

East Prospect does not maintain a shareholder rights plan.

Anti-Takeover Provisions

Community. Various provisions of Community’s articles of incorporation and the Pennsylvania Business Corporation Law have an anti-takeover effect on Community. For example, Pennsylvania law and Community’s articles of incorporation permit the board of directors to consider a wide variety of factors and groups in determining whether an action, including a takeover offer, is in the best interests of the corporation.

Community is subject to those provisions of the Pennsylvania Business Corporation Law that are applicable to a corporation which has a class of equity securities registered under the Securities and Exchange Act of 1934, unless the corporation "opts out" of such provisions in its articles of incorporation. These provisions are contained in Subchapters 25E through 25J of the Pennsylvania Business Corporation Law. Community has not opted out of any of these provisions. All of these provisions apply to Community. In addition, Community has adopted a shareholder rights plan. For a discussion of these matters, see "Description of Community Capital Stock-Anti-Takeover Matters and Pennsylvania Law Provisions" at page ___ and “Shareholder Rights Plan” on page ___.

Because Community is a bank holding company, certain acquisitions of voting power or ownership of Community's common stock are subject to various regulatory approvals.

East Prospect. East Prospect’s articles of incorporation may have an anti-takeover effect. The East Prospect articles provide that the board of directors may oppose a tender or other offer for the company’s securities whether the offer is in cash or securities of a corporation. In evaluating such offer, the East Prospect board of directors, may, but is not legally obligated to, consider any relevant or pertinent factors, including, but not limited to:

•	Whether the offering price is adequate based on the historical and present operating results or financial condition of East Prospect;

•	Whether a more favorable price could be obtained for East Prospect’s securities in the future;

•
The social and economic effects of the offer on the institution and its employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities the institution serves;

•
The reputation and business practices of the offeror and its management and affiliates, as they might affect the shareholders, employees, depositors and customers of East Prospect and the future value of East Prospect’s securities;

•	The value of the securities (if any) which the offeror is offering in exchange for East Prospect’s securities;

•
The business and financial conditions and earnings prospects of the offeror, including but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible effect of such conditions upon East Prospect and the other elements of the communities in which East Prospect operates or is located; and

•	Any anti-trust or other legal or regulatory issues raised by the offer.

Pursuant to East Prospect’s articles of incorporation, a takeover of East Prospect requires the approval by holders of at least 80% of all outstanding shares of common stock. An amendment of this provision requires the approval of holders of at least 80% of all outstanding shares of common stock.

A provision of East Prospect’s bylaws that may have an anti-takeover effect is the classification of the board of directors into three classes (see, “Comparison of Shareholder Rights - Number and Election of Directors - East Prospect,” on page             ).

Dissenters’ Rights

Community. Because Community’s common stock is listed on a national securities exchange (the Nasdaq Stock Market) and held by at least 2,000 holders, Community’s shareholders generally will not have dissenters’ rights under Pennsylvania law. However, Pennsylvania law provides some limited exceptions to this general rule, such as in the event certain shareholders are denied voting rights in a merger transaction. Further, Community's articles of incorporation and bylaws do not grant dissenters’ rights to Community's shareholders.

East Prospect. East Prospect’s shareholders have dissenters’ rights in limited cases as provided for under the Banking Code. In cases, such as the proposed merger, where East Prospect is a party to a plan in which a proposed merger or consolidation will result in an institution subject to the Banking Code, an objecting East Prospect shareholder is entitled to the rights and remedies of a dissenting shareholder under the Pennsylvania Business Corporation Law. In cases where East Prospect is a party to a plan in which a proposed merger or consolidation will result in a national bank, an objecting East Prospect shareholder is entitled to the rights and remedies of a dissenting shareholder under federal law. East Prospect will have dissenters’ rights in connection with the merger of East Prospect into CommunityBanks, as described in “Rights of Dissenting Shareholders” on page ____.

EXPERTS

The consolidated financial statements of Community as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2005 incorporated in this document by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the reports of Beard Miller Company LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Mette, Evans & Woodside will deliver to Community an opinion regarding certain federal income tax consequences of the merger. As of _________, 2006, Mette, Evans & Woodside and its attorneys owned an aggregate of approximately _____________ shares of Community common stock. James A. Ulsh, a shareholder and employee of Mette, Evans & Woodside, is a director of Community.

Buchanan Ingersoll & Rooney PC will deliver to East Prospect an opinion regarding certain federal income tax consequences of the transaction. As of _________, 2006, Buchanan Ingersoll & Rooney PC and its attorneys who were involved with this transaction owned no shares of East Prospect common stock.

OTHER BUSINESS

As of the date of this document, East Prospect's board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in these materials. However, if any other matter shall properly come before the special meeting or any adjournments or postponements thereof and shall be voted upon, the form of proxy shall be deemed to confer authority to the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters according to their best judgment; provided, however, that no proxy that is voted against the merger proposal will be voted in favor of any adjournment or postponement of the special meeting.

SHAREHOLDER PROPOSALS

If the merger agreement is approved and the merger takes place, East Prospect will not have an annual meeting of its shareholders in 2007. If the merger does not take place, East Prospect anticipates that its 2007 annual meeting of shareholders will be held in May or June 2007. Any proposal intended to be submitted by an East Prospect shareholder for inclusion in East Prospect’s proxy statement for the annual meeting must be received by East Prospect at its principal executive office at One South Main Street, East Prospect, Pennsylvania 17317.

WHERE YOU CAN FIND MORE INFORMATION

Community files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Securities and Exchange Commission's Public Reference Room at 100 F Street, N.E., Washington D.C. 20549 and at the Securities and Exchange Commission’s Regional Offices in Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Community’s Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s website at http://www.sec.gov.

Community maintains an Internet site that contains information about Community and its subsidiaries. Its address is http://www.Communitybanks.com

Community has filed a registration statement on Form S-4 (No. 333-______) under the Securities Act with the Securities and Exchange Commission with respect to Community’s common stock to be issued in the merger. This document is part of that registration statement and constitutes the prospectus of Community in addition to being a proxy statement of East Prospect for the special meeting. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This document incorporates by reference important business and financial information about Community. This means that Community can disclose important information to you by referring you to those documents rather than delivering those documents to you. The information incorporated by reference is considered to be a part of this document. The following documents filed with the Securities and Exchange Commission by Community are incorporated by reference in this document:

Community Filings (SEC File No. 001-11663	Date of Filing with Securities and Exchange Commission
• Annual Report on Form 10-K for year ended December 31, 2005.	• March 16, 2006
• Quarterly Reports on Form 10-Q.	• May 10, 2006; August 9, 2006 and November 9, 2006
• Current Reports on Form 8-K.
•      January 23, 2006; February 2, 2006; February 3, 2006; February 14, 2006; February 22, 2006; March 8, 2006; April 18, 2006; May 9, 2006; May 10, 2006; May 26, 2006; July 18, 2006; July 27, 2006; August 1, 2006; September 6, 2006; September 8, 2006; September 18, 2006; October 18, 2006 and November 8, 2006

• The description of Community’s common stock contained in Community’s registration statement on Form 8-A.	• May 13, 2002
• The description of Community’s Shareholder Rights Plan contained in Community’s registration statement on Form 8-A.	• February 27, 2002

Community also incorporates by reference in these materials additional documents filed by it with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and before the final adjournment of the special meeting of East Prospect shareholders.

Any statement contained in these materials or in a document incorporated by reference in these materials will be deemed to be modified or superseded to the extent that a statement contained herein or in any later filed document which also is incorporated by reference herein modifies or supersedes the statement.

You may obtain copies of the information incorporated by reference in this document. (See page ____ of this document for information on how to make a request for information.)

All information contained or incorporated by reference in these materials about Community was supplied or verified by Community. All information contained in these materials about East Prospect was supplied or verified by East Prospect.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The bylaws of Community provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Community.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

2.1
Agreement by and between Community Banks, Inc. and CommunityBanks and East Prospect State Bank dated as of September 12, 2006 (included as Annex A to the proxy statement/prospectus forming a part of this registration statement). Schedules are omitted. Community agrees to furnish copies of such schedules to the Commission upon request.

2.2
Form of Letter Agreement between Community Banks, Inc. and directors of East Prospect State Bank concerning voting for approval of the merger agreement (included as Exhibit 1 to Annex A to the proxy statement/prospectus forming a part of this registration statement).

2.3
Agreement by and between Community Banks, Inc. and BUCS Financial Corp, dated as of September 5, 2006 (incorporated by reference to Exhibit 2.1 to Community’s Current Report on Form 8-K filed with the Commission on September 8, 2006). Schedules are omitted. Community agrees to furnish copies of such schedules to the Commission upon request.

3.1	Amended and Restated Articles of Incorporation of Community Banks, Inc. (incorporated by reference to Appendix A to Community’s 2006 Proxy Statement filed with the Commission on March 31, 2006).

3.2	Amended and Restated Bylaws of Community Banks, Inc. (incorporated by reference to Exhibit 3(ii), attached to Community’s Current Report on Form 8-K filed with the Commission on March 8, 2006).

4.1
Rights Agreement dated as of February 28, 2002 between Community Banks, Inc. and CommunityBanks, including as Exhibit "A" the Form of Rights Certificate and as Exhibit "B" the Summary of Rights Agreement (incorporated by reference to Exhibit 1 to Community’s Form 8-A filed with the Commission on February 27, 2002).

4.2	Description of Community’s common stock (incorporated by reference to Community’s Form 8-A filed with the Commission on May 13, 2002).

5	Opinion of Mette, Evans & Woodside regarding the validity of the securities being issued (including consent).

8.1*	Opinion of Mette, Evans & Woodside regarding the federal income tax consequences of the merger (including consent).

8.2*	Opinion of Buchanan Ingersoll & Rooney PC regarding the federal income tax consequences of the merger (including consent).

10.1*	Form of consulting agreement between CommunityBanks and Roger A. Nickol to be effective upon closing of the merger.

23.1	Consent of Beard Miller Company LLP, independent registered public accounting firm for Community Banks, Inc.

23.2	Consent of Ryan Beck & Co., Inc.

23.4	Consent of Mette, Evans & Woodside (included as part of its opinion filed as Exhibit 5).

23.5	Consent of Mette, Evans & Woodside (included as part of its opinion filed as Exhibit 8.1).

23.6	Consent of Buchanan Ingersoll & Rooney PC (included as part of its opinion filed as Exhibit 8.2).

24	Powers of Attorney (included on signature page).

99.1	Opinion of Ryan Beck & Co., Inc. (included as Annex B to the proxy statement/prospectus forming a part of this registration statement).

99.2*	Form of proxy for shareholders of East Prospect State Bank.

99.3*	Election Form.

99.4*	Letter of Transmittal.

* To be filed by amendment.

(b) Financial Statement Schedules.

Not applicable.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulations S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) (1) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§230.415 of this Chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrisburg, Commonwealth of Pennsylvania, on December 12, 2006.

COMMUNITY BANKS, INC.
(Registrant)

By: /s/ Eddie L. Dunklebarger
Eddie L. Dunklebarger, President, Chairman and CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eddie L. Dunklebarger, Donald F. Holt, Timothy A. Hoy, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE

/s/ Eddie L. Dunklebarger	President, Chairman,CEO (Principal Executive Officer) and Director	December 12, 2006
Eddie L. Dunklebarger

/s/ Robert W. Rissinger	Director/Vice-Chairman	December 12, 2006
Robert W. Rissinger

/s/ Ronald E. Boyer	Director	December 12, 2006
Ronald E. Boyer

/s/ Sandra J. Bricker	Director	December 12, 2006
Sandra J. Bricker

/s/ Peter Desoto	Director	December 12, 2006
Peter Desoto

/s/ Aaron S. Kurtz	Director	December 12, 2006
Aaron S. Kurtz

/s/ Scott J. Newkam	Director	December 12, 2006
Scott J. Newkam

/s/ Melvin Pankuch	Director	December 12, 2006
Melvin Pankuch

/s/ Christine Sears	Director	December 12, 2006
Christine Sears

/s/ Allen Shaffer	Director	December 12, 2006
Allen Shaffer

/s/ James A. Ulsh	Director	December 12, 2006
James A. Ulsh

/s/ Dale M. Weaver	Director	December 12, 2006
Dale M. Weaver

/s/ Glenn H. Weaver	Director	December 12, 2006
Glenn H. Weaver

/s/ Robert K. Weaver	Director	December 12, 2006
Robert K. Weaver

/s/ Donald F. Holt	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 12, 2006
Donald F. Holt

EXHIBIT INDEX

Exhibit              Description of Exhibit
Number
2.1
Agreement by and between Community Banks, Inc. and CommunityBanks and East Prospect State Bank dated as of September 12, 2006 (included as Annex A to the proxy statement/prospectus forming a part of this registration statement). Schedules are omitted. Community agrees to furnish copies of such schedules to the Commission upon request.

2.2
Form of Letter Agreement between Community Banks, Inc. and directors of East Prospect State Bank concerning voting for approval of the merger agreement (included as Exhibit 1 to Annex A to the proxy statement/prospectus forming a part of this registration statement).

2.3
Agreement by and between Community Banks, Inc. and BUCS Financial Corp, dated as of September 5, 2006 (incorporated by reference to Exhibit 2.1 to Community’s Current Report on Form 8-K filed with the Commission on September 8, 2006). Schedules are omitted. Community agrees to furnish copies of such schedules to the Commission upon request.

3.1	Amended and Restated Articles of Incorporation of Community Banks, Inc. (incorporated by reference to Appendix A to Community’s 2006 Proxy Statement filed with the Commission on March 31, 2006).

3.2	Amended and Restated Bylaws of Community Banks, Inc. (incorporated by reference to Exhibit 3(ii), attached to Community’s Current Report on Form 8-K filed with the Commission on March 8, 2006).

4.1
Rights Agreement dated as of February 28, 2002 between Community Banks, Inc. and CommunityBanks, including as Exhibit "A" the Form of Rights Certificate and as Exhibit "B" the Summary of Rights Agreement (incorporated by reference to Exhibit 1 to Community’s Form 8-A filed with the Commission on February 27, 2002).

4.2	Description of Community’s common stock (incorporated by reference to Community’s Form 8-A filed with the Commission on May 13, 2002).

5	Opinion of Mette, Evans & Woodside regarding the validity of the securities being issued (including consent).

8.1*	Opinion of Mette, Evans & Woodside regarding the federal income tax consequences of the merger (including consent).

8.2*	Opinion of Buchanan Ingersoll & Rooney PC regarding the federal income tax consequences of the merger (including consent).

10.1*	Form of consulting agreement between CommunityBanks and Roger A. Nickol to be effective upon closing of the merger.

23.1	Consent of Beard Miller Company LLP, independent registered public accounting firm for Community Banks, Inc.

23.2	Consent of Ryan Beck & Co., Inc.

23.4	Consent of Mette, Evans & Woodside (included as part of its opinion filed as Exhibit 5).

23.5	Consent of Mette, Evans & Woodside (included as part of its opinion filed as Exhibit 8.1).

23.6	Consent of Buchanan Ingersoll & Rooney PC (included as part of its opinion filed as Exhibit 8.2).

24	Powers of Attorney (included on signature page).

99.1	Opinion of Ryan Beck & Co., Inc. (included as Annex B to the proxy statement/prospectus forming a part of this registration statement).

99.2*	Form of proxy for shareholders of East Prospect State Bank.

99.3*	Election Form.

99.4*	Letter of Transmittal.

* To be filed by amendment.

Annex A

AGREEMENT AND PLAN OF MERGER

by and between

Community Banks, Inc. and CommunityBanks, on the one hand

and

East Prospect State Bank, on the other hand

Dated: September 12, 2006

TABLE OF CONTENTS

Page

ARTICLE I- GENERAL	2
1.01 Definitions	2
1.02 The Merger.	11

ARTICLE II- CONSIDERATION; EXCHANGE PROCEDURES	13
2.01 CMTY Common Stock.	13
2.02 East Prospect Common Stock.	13
2.03 Cancellation of Certain Common Stock	18
2.04 Fractional Shares	18
2.05 Dissenting East Prospect Shareholders	18
2.06 Surrender and Exchange of East Prospect Stock Certificates	19
2.07 Anti-Dilution Provisions	22

ARTICLE III- REPRESENTATIONS AND WARRANTIES OF East Prospect	23
3.01 Organization	23
3.02 Capitalization	23
3.03 Authority; No Violation	24
3.04 Consents	25
3.05 Financial Statements	26
3.06 No Material Adverse Change	26
3.07 Taxes	26
3.08 Contracts	27
3.09 Ownership of Property; Insurance Coverage	29
3.10 Legal Proceedings	31
3.11 Compliance with Applicable Law and Agreements	31
3.12 ERISA	33
3.13 Brokers and Finders	35
3.14 Environmental Matters	35
3.15 Business of East Prospect	36
3.16 CRA Compliance	36
3.17 Information to be Supplied	37
3.18 Related Party Transactions	37
3.19 Loans	38
3.20 Allowance for Loan Losses	38
3.21 Reorganization	38
3.22 Fairness Opinion	38
3.23 Shareholder Documents	38
3.24 “Well Capitalized”	39
3.25 Quality of Representations	39

ARTICLE IV- REPRESENTATIONS AND WARRANTIES OF CMTY	39
4.01 Organization	39

(i)

4.02 Capitalization	40
4.03 Authority; No Violation	41
4.04 Consents	42
4.05 Financial Statements	43
4.06 No Material Adverse Change	43
4.07 Taxes	43
4.08 Contracts.	44
4.09 Ownership of Property; Insurance Coverage	44
4.10 Financing	46
4.11 Legal Proceedings	46
4.12 Compliance with Applicable Law and Agreements	47
4.13 ERISA	49
4.14 Brokers and Finders.	50
4.15 Information to be Supplied	50
4.16 Reorganization	51
4.17 CMTY Common Stock	51
4.18 Securities Documents	51
4.19 Rights Agreement	52
4.20 “Well Capitalized”	52
4.21 Quality of Representations	52

ARTICLE V- COVENANTS OF THE PARTIES	52
5.01 Conduct of East Prospect’s Business	52
5.02 Access; Confidentiality	55
5.03 Regulatory Matters	56
5.04 Taking of Necessary Actions	57
5.05 No Solicitation	57
5.06 Update of Disclosure Schedules.	58
5.07 Other Undertakings by CMTY and East Prospect	58

ARTICLE VI- CONDITIONS	65
6.01 Conditions to the Obligations of East Prospect under this Agreement	65
6.02 Conditions to the Obligations of the Community Parties under this Agreement	67

ARTICLE VII- TERMINATION	69
7.01 Termination prior to the Closing Date	69
7.02 Effect of Termination	71

ARTICLE VIII- MISCELLANEOUS	71
8.01 Expenses and Other Fees	71
8.02 Non-Survival of Representations and Warranties; Disclosure Schedules.	72
8.03 Amendment, Extension and Waiver	72
8.04 Entire Agreement	73
8.05 No Assignment	73
8.06 Notices	73
8.07 Disclosure Schedules	74
8.08 Tax Disclosure	75

(ii)

8.09 Captions	75
8.10 Counterparts	75
8.11 Severability	75
8.12 Governing Law	75

(iii)

EXHIBITS:

Exhibit 1	-	Form of Letter Agreement

SCHEDULES:

East Prospect Schedule 3.02(b)	-	Equity Interests
East Prospect Schedule 3.02(c)	-	Beneficial Owners
East Prospect Schedule 3.03	-	Adverse Effects of Merger
East Prospect Schedule 3.04	-	Third Party Consents
East Prospect Schedule 3.05(b)	-	Liabilities and Obligations
East Prospect Schedule 3.08(a) Contracts	-	Employment Agreements and Material Contracts
East Prospect Schedule 3.09(a)	-	Collateral for Obligations
East Prospect Schedule 3.11(c)	-	Regulatory Investigations
East Prospect Schedule 3.11(d)	-	Regulatory Agreements
East Prospect Schedule 3.11(f) Agreements	-	Unresolved Matters re: Regulatory Agreements
East Prospect Schedule 3.12(a)	-	ERISA
East Prospect Schedule 3.12(f)	-	Services Performed under ERISA
East Prospect Schedule 3.14(a)	-	Environmental Matters
East Prospect Schedule 3.18	-	Related Party Transactions

CMTY Schedule 4.08	-	Contracts
CMTY Schedule 4.09	-	Titles to Properties
CMTY Schedule 4.11	-	Legal Proceedings
CMTY Schedule 4.13	-	ERISA

(iv)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 12, 2006 (“Agreement”), is made by and between CommunityBanks (“Community”), a Pennsylvania chartered bank and trust company, having its headquarters at 150 Market Square, Millersburg, Pennsylvania 17061 and Community Banks, Inc. (“CMTY”), a financial holding company and Pennsylvania business corporation having its corporate headquarters at 777 East Park Dr., Harrisburg, Pennsylvania, 17111, on the one hand; and East Prospect State Bank (“East Prospect”), a Pennsylvania chartered banking institution, having its headquarters at P.O. Box 309, East Prospect, PA 17317-0309, on the other hand. CMTY, Community and East Prospect are sometimes referred to in this Agreement collectively as the “Parties” or individually as a “Party.” CMTY and Community are referred to from time to time as the “Community Parties.”

BACKGROUND

A. CMTY owns directly all of the outstanding capital stock of CommunityBanks, a bank and trust company chartered by the Commonwealth of Pennsylvania.

B. The Parties desire for East Prospect to merge with and into Community, with Community surviving such merger, in accordance with the applicable laws of the Commonwealth of Pennsylvania and this Agreement.

C. As a condition and inducement to CMTY and Community to enter into this Agreement, the directors of East Prospect are each concurrently executing a letter agreement in the form attached hereto as Exhibit 1 (the “Letter Agreement”).

D. Each of the Parties, by signing this Agreement, adopts it as a plan of reorganization as defined in IRC Section 368(a), and intends the Merger to be a reorganization as defined in IRC Section 368(a).

E. The Parties desire to provide the terms and conditions governing the transactions contemplated herein.

NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I-  GENERAL

1.01  Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition Proposal” has the meaning given to that term in Section 5.05 of this Agreement.

“Acquisition Transaction” shall mean one of the following transactions with a party other than Community: (i) a merger or consolidation, or any similar transaction, involving East Prospect, (ii) a purchase, lease or other acquisition of all or a substantial portion of the assets or liabilities of East Prospect or (iii) a purchase or other acquisition (including by way of share exchange, tender offer, exchange offer or otherwise) of 24.9% or more of any class or series of equity securities of East Prospect .

“Acquisition Transaction Notice” has the meaning given to that term in Section 7.01(d) of this Agreement.

“Affiliate” means, with respect to any corporation, any person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such corporation and, without limiting the generality of the foregoing, includes any executive officer, director or 10% equity owner of such corporation.

“Aggregate Cash Consideration” has the meaning given to that term in Section 2.02(a) of this Agreement.

“Aggregate Common Stock Consideration” has the meaning given to that term in Section 2.02(a) of this Agreement.

“Agreement” means this Agreement and Plan of Merger, including any amendment or supplement hereto.

“Application” means an application for regulatory approval which is required by the Contemplated Transactions.

“Articles of Merger” mean the articles of merger to be executed by Community and East Prospect and to be filed in the PDS in accordance with the applicable laws of the Commonwealth of Pennsylvania.

“Banking Code” means the Pennsylvania Banking Code of 1965, as amended.

“BCL” means the Pennsylvania Business Corporation Law of 1988, as amended.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Business Day” means any day other than (i) a Saturday, Sunday or federal holiday or (ii) a day on which Community is authorized or obligated by law or executive order to close.

“Cash Consideration” has the meaning given to that term in Section 2.02(a)(ii)of this Agreement.

“Cash Election Shares” has the meaning given to such term in Section 2.02(b)(ii).

“CERCLA” has the meaning given to that term in Section 3.14(b) of this Agreement.

“Closing” has the meaning given to that term in Section 1.02(a) of this Agreement.

“Closing Date” means the date mutually agreed to by the parties as soon as practicable after the last condition precedent provided in this Agreement (other than those conditions which are to be fulfilled at the Closing) has been fulfilled or waived.

“CMTY” means Community Banks, Inc.

“CMTY Acquisition Transaction” means a person or group (as those terms are defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder) (A) acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 24.9% or more of the then outstanding shares of Community Common Stock; or (B) enters into an agreement or a publicly announced letter of intent or memorandum of understanding with CMTY pursuant to which such person or group or any affiliate of such person or group would: (1) merge or consolidate, or enter into any similar transaction with CMTY or Community, in which CMTY or Community is not the surviving entity; (2) acquire all or substantially all of the assets or liabilities of CMTY or Community; or (3) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 24.9% or more, of the then outstanding shares of Community Common Stock.

“CMTY Benefit Plans” has the meaning given to that term in Section 4.13(a) of this Agreement.

“CMTY Certificate” has the meaning given to that term in Section 2.06(c) of this Agreement.

“CMTY Common Stock” means the shares of common stock of CMTY, with such par value as is set forth in CMTY’s Articles of Incorporation.

“CMTY Disclosure Schedules” means, collectively, the disclosure schedules delivered by the Community Parties to East Prospect at or prior to the execution and delivery of this Agreement.

“CMTY ERISA Affiliate” has the meaning given to that term in Section 4.13(a) of this Agreement.

“CMTY Financials” means (a) the audited consolidated financial statements of CMTY as of December 31, 2005 and for each of the three years in the period ended December 31, 2005, including the notes thereto and (b) the unaudited interim consolidated financial statements of CMTY for each calendar quarter after December 31, 2005.

“CMTY Market Value” means, as of any date, the average of the closing sales price of a share of CMTY Common Stock, as reported on Nasdaq, for the ten (10) consecutive trading days ending on the second trading day preceding the date as of which the CMTY Market Value is determined.

“CMTY Subsidiary” means each direct and indirect Subsidiary of CMTY and Community Banks.

“Common Stock Consideration” has the meaning given to that term in Section 2.02(a)(i) of this Agreement.

“Common Stock Election Shares” has the meaning given to such term in Section 2.02(b)(i).

“Community Parties” means CMTY and Community.

“Comparable Employment” has the meaning given to that term in Section 5.07(c)(i)(A) of this Agreement.

“Confidentiality Agreement” means the confidentiality agreement, dated June 9, 2006, between CMTY and East Prospect.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (a) the Merger; and (b) the performance by the Parties of their respective covenants and obligations under this Agreement.

“CRA” means the Community Reinvestment Act of 1977, as amended, and the rules and regulations promulgated from time to time thereunder.

“D&O Insurance” has the meaning given to that term in Section 5.07(c)(iii)(C)(1) of this Agreement.

“Dissenting East Prospect Shares” has the meaning given to that term in Section 2.05(a) of this Agreement.

“East Prospect” has the meaning given to that term in the first paragraph of this Agreement.

“East Prospect Benefit Plans” has the meaning given to that term in Section 3.12(a) of this Agreement.

“East Prospect Certificate” has the meaning given to that term in Section 2.02(b) of this Agreement.

“East Prospect Common Stock” has the meaning given to that term in Section 3.02(a) of this Agreement.

“East Prospect Disclosure Schedules” means, collectively, the disclosure schedules delivered by East Prospect to CMTY and Community at or prior to the execution and delivery of this Agreement.

“East Prospect ERISA Affiliate” has the meaning given to that term in Section 3.12(a) of this Agreement.

“East Prospect Financials” means (a) the audited consolidated financial statements of East Prospect as of December 31, 2005 and for each of the three years in the period ended December 31, 2005, including the notes thereto, and (b) the unaudited interim consolidated financial statements of East Prospect for each calendar quarter after December 31, 2005.

“East Prospect SEP” has the meaning given to that term in section 5.07(c)(ii)(C) of this Agreement.

“East Prospect Shareholders Meeting” has the meaning given to that term in Section 5.07(a)(i) of this Agreement.

“Effective Date” means the date upon which the Articles of Merger shall be filed in the PDS and shall be the same as the Closing Date or as soon thereafter as is practicable.

“Election” means an election to receive Common Stock Consideration, an election to receive Cash Consideration or a Mixed Election.

“Election Deadline” means 5:00 p.m., prevailing Eastern Time, on the day that is five (5) Business Days prior to the Closing Date.

“Election Form” means a form, in such form as CMTY and East Prospect shall mutually agree, on which holders of East Prospect Common Stock shall make an Election.

“Eligible East Prospect Employee” has the meaning given to that term in Section 5.07(c)(i)(C) of this Agreement.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment, including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated for the protection of human health, safety or the environment, whether by type or by quantity, including any material containing any such substance as a component.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Exchange Agent” means the agent designated by CMTY (as soon as practicable following execution of this Agreement) to act as the exchange agent for purposes of conducting exchange procedure described in Section 2.06.

“Exchange Fund” has the meaning given to that term in Section 2.06(a) of this Agreement.

“Expenses” has the meaning given to that term in Section 8.01(b) of this Agreement.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank.

“Fixed Exchange Ratio” means 27.5752

“Floating Exchange Ratio” means a quotient (a) whose numerator is $565.80 and (b) whose denominator is the CMTY Market Value on the Effective Date, provided however, that in no event shall the Floating Exchange Ratio be greater than 27.5752.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States.

“Indemnified Party” has the meaning given to that term in Section 5.07(c)(iii)(A) of this Agreement.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Knowledge of CMTY” means the actual knowledge of CMTY’s and Community’s executive officers and directors.

“Knowledge of East Prospect” means the actual knowledge of East Prospect ’s executive officers and directors.

“Letter Agreement” has the meaning given to that term in Background Section C of this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of East Prospect on a consolidated basis or CMTY on a consolidated basis other than, in each case, any change, circumstance or effect relating to (i) any change in the value of the respective assets and liabilities of CMTY or East Prospect resulting from a change in interest rates generally, (ii) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, including any change affecting the Deposit Insurance Fund, (iii) changes in general economic (except in the context of determining a Material Adverse Effect for purposes of asset quality), legal, regulatory or political conditions affecting banking institutions generally, (iv) reasonable expenses (including reasonable legal fees, costs and expenses relating to any litigation arising as a result of the Contemplated Transactions) incurred in connection with this Agreement and the transactions contemplated hereby, (v) actions or omissions of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement with the prior written consent of the other party in contemplation of the transactions contemplated hereby (including without limitation any actions taken by East Prospect pursuant to Section 5.07 of this Agreement), (vi) any transaction in which CMTY or any Affiliate of CMTY is the surviving institution and (vii) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party, or (b) the ability of a party to consummate the Contemplated Transactions.

“Material Contract” means a material contract as described in 17 C.F.R. §229.601(b)(10).

“Maximum Amount” has the meaning given to that term in Section 5.07(c)(iii)(C) of this Agreement.

“Merger” means the merger of East Prospect with and into Community, with Community as the surviving institution, contemplated by this Agreement.

“Merger Consideration” means Cash Consideration and Common Stock Consideration.

“Mixed Election” has the meaning given to that term in Section 2.02(c) of this Agreement.

“NASD” means the National Association of Securities Dealers, Inc.

“Nasdaq” means the National Market tier of The Nasdaq Stock Market operated by the NASD.

“Nickol” means Roger A. Nickol, the president of East Prospect.

“PDB” means the Department of Banking of the Commonwealth of Pennsylvania.

“PDS” means the Department of State of the Commonwealth of Pennsylvania.

“Prospectus/Proxy Statement” means the prospectus/proxy statement, together with any supplements thereto, to be sent to holders of East Prospect Common Stock in connection with the Contemplated Transactions.

“Prior Acts” has the meaning given to that term in Section 5.07(c)(iii)(A) of this Agreement.

“Reallocated Cash Shares” has the meaning given to that term in Section 2.02(e)(i)(c) of this Agreement.

“Reallocated Common Stock Shares” has the meaning given to that term in Section 2.02(e)(ii)(B) of this Agreement.

“Registration Statement” means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the CMTY Common Stock to be issued in connection with the Contemplated Transactions.

“Regulatory Agreement” has the meaning given to that term in Sections 3.11(d)(iv) and 4.12(d)(iv) of this Agreement.

“Regulatory Authority” means any agency or department of any federal, state or local government or of any self-regulatory organization, including without limitation the SEC, the PDB, the FRB, the FDIC, the NASD, and the respective staffs thereof.

“Required Meeting Notice” has the meaning given to that term in Section 7.01(d) of this Agreement.

“Rights” means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

“Rights Agreement” means the rights agreement dated February 28, 2002, between CMTY and Community, as rights agent.

“Ryan Beck” means Ryan Beck & Co., Inc.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Securities Documents” means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed with the SEC under the Securities Laws.

“Securities Laws” means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

“Subsidiary” means any corporation or limited liability company, 25% or more of the capital stock or membership interests of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

“Termination Fee” means $860,000.

“Well Capitalized” has the meaning given to that term in Sections 3.24 and 4.20 of this Agreement.

1.02  The Merger.

(a)   Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the Closing Date at a time and place to be agreed upon by the parties hereto; provided, in any case, that all conditions to closing set forth in Article VI of this Agreement (other than the delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) have been satisfied or waived at or prior to the Closing Date. On the Closing Date, Community and East Prospect shall cause the Articles of Merger to be duly executed and filed with the PDS.

(b)   The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Banking Code, on the Effective Date:

(i)   East Prospect shall merge with and into Community;

(ii)   the separate existence of East Prospect shall cease;

(iii)   Community shall be the surviving institution in the Merger; and

(iv)   all of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of East Prospect shall be taken and deemed to be transferred to and vested in Community, as the surviving institution in the Merger, without further act or deed; all in accordance with the applicable laws of the Commonwealth of Pennsylvania and the United States of America.

(c)   Change to Structure of Merger. The Parties may at any time change the method of effecting the combination (including by providing for the merger of East Prospect and a wholly owned subsidiary of CMTY) if and to the extent requested by either Party and consented to by the other Party (such consent not to be unreasonably withheld); provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the tax treatment of East Prospect’s shareholders as a result of receiving the Merger Consideration or the tax treatment of either Party pursuant to this Agreement or (iii) materially impede or delay completion of the transactions contemplated by this Agreement.

(d)   Community’s Articles of Incorporation and Bylaws. On and after the Effective Date, the articles of incorporation and bylaws of Community, as in effect immediately prior to the Effective Date, shall automatically be and remain the articles of incorporation and bylaws of Community, as the surviving institution in the Merger, until thereafter altered, amended or repealed.

(e)   Board of Directors and Officers of Community.

(i)   On and after the Effective Date, the (A) officers of Community duly appointed and holding office immediately prior to the Effective Date and (B) such officers of East Prospect as are offered and accept positions of employment with Community shall be the officers of Community, as the surviving institution in the Merger, each to hold office until his or her successor is appointed and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of Community.

(ii)   On and after the Effective Date, the Board of Directors of Community, as the surviving institution in the Merger, shall consist of those persons holding such office immediately prior to such effective date.

ARTICLE II-   CONSIDERATION; EXCHANGE PROCEDURES

2.01  CMTY Common Stock.

(a)   Outstanding Shares. Each share of CMTY Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of CMTY Common Stock.

(b)   Treasury Stock. Each share of CMTY Common Stock issued and held in the treasury of CMTY immediately prior to the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of CMTY.

2.02  East Prospect Common Stock.

(a)   Conversion Alternatives. Subject to Sections 2.03, 2.04 and 2.05 below with respect to treasury stock, fractional shares and dissenting shares of East Prospect Common Stock, each share of East Prospect Common Stock issued and outstanding immediately prior to the Effective Date, shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive, at the election of the holder thereof:

(i)   a number of shares of CMTY Common Stock calculated on the basis of the Floating Exchange Ratio (unless prior to the Effective Date there has occurred a CMTY Acquisition Transaction, in which event the Fixed Exchange Ratio shall be used in lieu of the Floating Exchange Ratio), including the associated rights to purchase securities pursuant to the Rights Agreement, subject to adjustment as provided in Section 2.07 below (the “Common Stock Consideration”); or

(ii)   $565.80 (the “Cash Consideration” and, collectively with the Common Stock Consideration, the “Merger Consideration”).

Notwithstanding the foregoing, (i) the number of shares of East Prospect Common Stock to be converted into the right to receive the Common Stock Consideration on the Effective Date (the “Aggregate Common Stock Consideration”) shall be equal, subject to the determination by CMTY in its sole discretion as of a date at least five (5) Business Days prior to the mailing of the Prospectus/Proxy Statement, to a minimum of fifty percent (50%) and a maximum of seventy-five percent (75%) of the total number of shares of East Prospect Common Stock issued and outstanding on the Effective Date and (ii) the number of shares of East Prospect Common Stock to be converted into the right to receive the Cash Consideration on the Effective Date shall be equal, subject to the determination by CMTY in its sole discretion as of a date at least five (5) Business Days prior to the mailing of the Prospectus/Proxy Statement, to a maximum of fifty percent (50%) and a minimum of twenty-five percent (25%) of the total number of shares of East Prospect Common Stock issued and outstanding on the Effective Date, minus (A) the number of shares of East Prospect Common Stock, if any, with respect to which dissenters’ rights have been duly exercised and (B) the aggregate number of shares with respect to which cash is paid in lieu of fractional shares pursuant to Section 2.04 (the “Aggregate Cash Consideration”).

(b)   Election Procedures. CMTY and East Prospect shall cause the Exchange Agent to mail an Election Form to holders of East Prospect Common Stock not more than sixty (60) Business Days and not less than twenty (20) Business Days prior to the Election Deadline. Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation):

(i)   to elect to receive the Common Stock Consideration with respect to all or a portion of their shares of East Prospect Common Stock (the “Common Stock Election Shares”);

(ii)   to elect to receive the Cash Consideration with respect to all or a portion of their shares of East Prospect Common Stock (the “Cash Election Shares”); or

(iii)   to state no preference between Common Stock Consideration and Cash Consideration.

The Exchange Agent shall use reasonable efforts to make the Election Form available to all persons who become holders of East Prospect Common Stock during the period between the record date for the mailing of the Election Form and the Election Deadline. Any holder’s election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a properly completed and signed Election Form (or Election Forms, in the event that a holder elects to submit different Election Forms for each beneficial owner) accompanied by certificates that immediately prior to the Effective Date represented issued and outstanding shares of East Prospect Common Stock (the “East Prospect Certificates”) to which such Election Form relates, in form acceptable for transfer (or by an appropriate guarantee of delivery of such East Prospect Certificates as set forth in such Election Form from a firm which is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) provided that such East Prospect Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). If a holder of East Prospect Common Stock either: (i) does not submit a properly completed Election Form before the Election Deadline; (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline; (iii) fails to perfect his, her or its dissenters’ rights pursuant to subsection 2.05 of this Agreement or (iv) affirmatively states that the holder does not have a preference between Cash Consideration and Common Stock Consideration, the shares of East Prospect Common Stock held by such holder shall be designated “No-Election Shares.” Nominee record holders who hold East Prospect Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Common Stock Election Shares, Cash Election
Shares and No-Election Shares. For purposes of this Section 2.02, any Dissenting East Prospect Shares shall be deemed to be Cash Election Shares and, with respect to such shares, the holders thereof shall in no event be classified as holders of Reallocated Common Stock Shares.

(c)   Mixed Election. Subject to the immediately following sentence, each record holder of shares of East Prospect Common Stock immediately prior to the Effective Date shall be entitled to elect to receive shares of CMTY Common Stock for a portion of such holder’s shares of East Prospect Common Stock and cash for the remaining portion of such holder’s shares of East Prospect Common Stock (the “Mixed Election”). With respect to each holder of East Prospect Common Stock who makes a Mixed Election, the shares of East Prospect Common Stock that such holder elects to be converted into the right to receive the Common Stock

Consideration shall be treated as Common Stock Election Shares and the shares such holder elects to be converted into the right to receive the Cash Consideration shall be treated as Cash Election Shares.

(d)   Effective Election. Any Election shall be properly made only if the Exchange Agent shall have actually received a properly completed Election Form (or Election Forms, in the event that a holder elects to submit different Election forms for each beneficial owner) by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to (i) determine whether any election, modification or revocation is received, (ii) determine whether any election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form. Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive. Neither CMTY, East Prospect nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e)   Allocation. The Exchange Agent shall effect the allocation among the holders of East Prospect Common Stock of rights to receive CMTY Common Stock or cash in accordance with the Election Forms as follows:

(i)   Aggregate Cash Consideration Undersubscribed. If the amount of cash represented by the aggregate Cash Election Shares is less than the Aggregate Cash Consideration, then:

(A)   all Cash Election Shares (subject to Section 2.05 with respect to Dissenting East Prospect Shares) shall be converted into the right to receive cash;

(B)   No-Election Shares shall be deemed to be Cash Election Shares to the extent necessary to have the amount of cash represented by the aggregate Cash Election Shares equal the Aggregate Cash Consideration. If less than all of the No-Election Shares need to be treated as Cash Election Shares, then the Exchange Agent shall select which No-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent, in its sole discretion, shall determine. All remaining No-Election Shares shall thereafter be treated as Common Stock Election Shares;

(C)   If all of the No-Election Shares are treated as Cash Election Shares under the preceding subsection and the amount of cash represented by the aggregate Cash Election Shares remains less than the Aggregate Cash Consideration, then the Exchange Agent shall convert, on a pro rata basis described in subsection 2.02(e)(iv) below, a sufficient number of Common Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the amount of cash represented by the aggregate Cash Election Shares, including the Reallocated Cash Shares, equals the Aggregate Cash Consideration, and thereafter all Reallocated Cash Shares will be converted into the right to receive cash; and

(D)   the Common Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive CMTY Common Stock.

(ii)   Aggregate Cash Consideration Oversubscribed. If the amount of cash represented by the aggregate Cash Election Shares is more than the Aggregate Cash Consideration, then:

(A)   all Common Stock Election Shares and No-Election Shares shall be converted into the right to receive CMTY Common Stock;

(B)   the Exchange Agent shall convert, on a pro rata basis described in subsection 2.02(e)(iv) below, a sufficient number of Cash Election Shares (excluding Dissenting East Prospect Shares) into Common Stock Election Shares (“Reallocated Common Stock Shares”) such that the amount of cash represented by the remaining aggregate Cash Election Shares equals the Aggregate Cash Consideration, and thereafter all Reallocated Common Stock Shares will be converted into the right to receive CMTY Common Stock; and

(C)   the Cash Election Shares (subject to Section 2.05 with respect to Dissenting East Prospect Shares) which are not Reallocated Common Stock Shares shall be converted into the right to receive cash.

(iii)   Aggregate Cash Consideration and Aggregate Common Stock Consideration Satisfied. If the amount of cash represented by the aggregate Cash Election Shares is equal to the Aggregate Cash Consideration, then subsections (e)(i) and (ii) shall not apply, and all Cash Election Shares (subject to Section 2.05 with respect to Dissenting East Prospect Shares) shall be converted into the right to receive cash and all Common Stock Election Shares and all No-Election Shares shall be converted into the right to receive CMTY Common Stock.

(iv)   Pro Rata Reallocations. If the Exchange Agent is required pursuant to subsection 2.02(e)(i)(C) to convert some Common Stock Election Shares into Reallocated Cash Shares, each holder of Common Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. If the Exchange Agent is required pursuant to subsection 2.02(e)(ii)(B) to convert some Cash Election Shares into Reallocated Common Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Common Stock Shares.

2.03  Cancellation of Certain Common Stock. Each share of East Prospect Common Stock which is owned by CMTY, East Prospect or any of their Subsidiaries on the Effective Date (other than shares that are held in trust, managed, custodial or nominee accounts and the like and which are beneficially owned by third parties) shall be canceled and cease to be issued and outstanding, and no consideration shall be delivered therefor.

2.04  Fractional Shares. No fractional shares of CMTY Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of East Prospect Common Stock who would otherwise be entitled to receive a fraction of a share of CMTY Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the CMTY Market Value on the Effective Date (“Cash Consideration”).

2.05  Dissenting East Prospect Shareholders.

(a)   The outstanding shares of East Prospect Common Stock, the holders of which have timely filed written notices of an intention to demand appraisal for their shares (“Dissenting East Prospect Shares”) pursuant to Subchapter D of the BCL and have not effectively withdrawn or lost their dissenters' rights under the BCL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by Subchapter D of the BCL.

(b)   If any such holder of East Prospect Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting East Prospect Shares held by such holder shall be converted into a right to receive the Common Stock Consideration or the Cash Consideration in accordance with the applicable provisions of this Agreement. If any such holder of East Prospect Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting East Prospect Shares held by such holder shall be designated No-Election Shares and shall be converted on a share by share basis into either the right to receive the Common Stock Consideration or the Cash Consideration in accordance with the applicable provisions of this Agreement.

(c)   All payments in respect of Dissenting East Prospect Shares, if any, will be made by CMTY.

2.06  Surrender and Exchange of East Prospect Stock Certificates.

(a)   Exchange Fund. On or prior to the Effective Date, CMTY shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of East Prospect Common Stock, sufficient cash and certificates representing shares of CMTY Common Stock to make all payments and deliveries to shareholders of East Prospect pursuant to this Article II. Any cash and certificates for CMTY Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(b)   Exchange Procedures. As soon as reasonably practicable after the Effective Date (and in any case no later than ten (10) Business Days thereafter), CMTY shall cause the Exchange Agent to mail to each record holder of East Prospect Common Stock immediately prior to the Effective Date, other than those holders who already submitted Election Forms accompanied by East Prospect Certificates, a letter of transmittal which shall specify that delivery of the certificates for shares of East Prospect Common Stock (each, a “East Prospect Certificate”) shall be effected, and risk of loss and title to the East Prospect Certificates shall pass, only upon delivery of the East Prospect Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as CMTY may reasonably specify and instructions for effecting the surrender of such East Prospect Certificates in exchange for the Merger Consideration, as the case may be. Upon surrender of an East Prospect Certificate to the Exchange Agent together with such letter of transmittal or Election Form, as the case may be, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such East Prospect Certificate shall be entitled to receive within ten (10) Business Days thereafter and in exchange therefor (i) documentary evidence representing, in the aggregate, the whole number of shares of CMTY Common Stock that such holder has the right to receive pursuant to this Article II and (ii) a check in the amount equal to any cash that such holder has the right to receive pursuant to this Article II. No interest will be paid or will accrue on any cash payment pursuant to this Section 2.06.

(c)   Each certificate for shares of CMTY Common Stock (each, a “CMTY Certificate”) issued in exchange for East Prospect Certificates pursuant to this Section 2.06 shall be dated as of the date the certificate is issued and be entitled to dividends, distributions and all other rights and privileges pertaining to such shares of CMTY Common Stock from the Effective Date. Until surrendered, each East Prospect Certificate shall, from and after the Effective Date, evidence solely the right to receive the Merger Consideration.

(d)   If an East Prospect Certificate is exchanged on a date following one or more record dates after the Effective Date for the payment of dividends or any other distribution on shares of CMTY Common Stock, CMTY shall pay to the holder of such East Prospect Certificate cash in an amount equal to dividends payable on the shares of CMTY Common Stock issued in exchange therefor and pay or deliver any other distribution to which such shareholder is entitled. Upon surrender of certificates for shares of East Prospect Common Stock in exchange for certificates for CMTY Common Stock, CMTY also shall pay any dividends to which such holder of East Prospect Common Stock may be entitled as a result of the declaration of a dividend on the East Prospect Common Stock by East Prospect in accordance with the terms of this Agreement with a record date prior to the Effective Date and a payment date after the Effective Date. No interest shall accrue or be payable in respect of dividends or any other distribution otherwise payable under this Section 2.06(d) upon surrender of East Prospect Certificates. Notwithstanding the foregoing, no party hereto shall be liable to any holder of East Prospect Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as East Prospect Certificates are surrendered to CMTY for exchange, CMTY shall have the right to withhold dividends or any other distributions on the shares of CMTY Common Stock issuable to such shareholder.

(e)   Upon the Effective Date, the stock transfer books for East Prospect Common Stock will be closed and no further transfers of East Prospect Common Stock will thereafter be made or recognized. All East Prospect Certificates surrendered pursuant to this Section 2.06 will be cancelled.

(f)   If there is a transfer of ownership of East Prospect Common Stock which is not registered in the transfer records of East Prospect , one or more CMTY Certificates evidencing, in the aggregate, the proper number of shares of CMTY Common Stock, a check in the proper amount of cash in lieu of any fractional shares and any dividends or other distributions to which such holder is entitled pursuant to Section 2.07(d), as applicable and appropriate, may be issued with respect to such East Prospect Common Stock to such a transferee if the East Prospect Certificate representing such shares of East Prospect Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(g)   If any East Prospect Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed East Prospect Certificate, upon the making of a sworn affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration, and any dividends or other distributions to which such holder is entitled pursuant to this Section 2.06 as may be required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such East Prospect Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed East Prospect Certificate to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against East Prospect , CMTY or the Exchange Agent or any other party with respect to the East Prospect Certificate alleged to have been lost, stolen or destroyed.

2.07  Anti-Dilution Provisions. If CMTY shall, at any time before the Effective Date:

(a)   declare a dividend in shares of CMTY Common Stock with a record date on or prior to the Closing Date;

(b)   combine the outstanding shares of CMTY Common Stock into a smaller number of shares;

(c)   resolve to effect a split or subdivide the outstanding shares of CMTY Common Stock with a record date on or prior to the Closing Date; or

(d)   reclassify the shares of CMTY Common Stock; then, in any such event, the number of shares of CMTY Common Stock to be delivered to East Prospect shareholders who are entitled to receive shares of CMTY Common Stock in exchange for shares of East Prospect Common Stock shall be adjusted so that each East Prospect shareholder shall be entitled to receive such number of shares of CMTY Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event. In addition, in the event that, prior to the Effective Date, CMTY enters into an agreement pursuant to which shares of CMTY Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each East Prospect shareholder entitled to receive shares of CMTY Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event.

ARTICLE III-  REPRESENTATIONS AND WARRANTIES OF EAST PROSPECT

East Prospect hereby represents and warrants, on the date hereof and on the Closing Date, to CMTY and Community that:

3.01  Organization.

(a)   East Prospect is a banking institution duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. East Prospect has the corporate power and authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. East Prospect is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(b)   The deposits of East Prospect are insured by the Deposit Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Reform Act of 2005.

(c)   East Prospect has no direct or indirect Subsidiaries.

(d)   The minute books of East Prospect accurately reflect all material corporate actions of its shareholders and board of directors, including committees, in each case in accordance with normal business practice of East Prospect.

(e)   East Prospect has delivered or made available to CMTY true and correct copies of the articles of incorporation and bylaws of East Prospect, each as in effect on the date hereof.

3.02  Capitalization.

(a)   The authorized capital stock of East Prospect consists of 120,000 shares of common stock, par value $10.00 per share (“East Prospect Common Stock”), of which at the date hereof 38,000 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights, and no shares are held as treasury shares. East Prospect has not issued, nor is East Prospect bound by, any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of East Prospect Common Stock or any other security of East Prospect or any securities representing the right to vote, purchase or otherwise receive any shares of East Prospect Common Stock or any other security of East Prospect.

(b)   East Prospect does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests in its investment portfolio, equity interests held in connection with East Prospect ’s commercial loan activities, or as set forth in East Prospect Disclosure Schedule 3.02(b).

(c)   To the Knowledge of East Prospect, no person or group is the beneficial owner of 5% or more of the outstanding shares of East Prospect Common Stock (the terms “person,” “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder), except as set forth on East Prospect Disclosure Schedule 3.02(c).

3.03  Authority; No Violation.

(a)   East Prospect has full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by East Prospect and the consummation by East Prospect of the Contemplated Transactions have been duly and validly approved by the Board of Directors of East Prospect and, except for approval by the shareholders of East Prospect as required by the Banking Code, no other corporate proceedings on the part of East Prospect are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by East Prospect and, subject to approval by the shareholders of East Prospect and subject to receipt of the required approvals of Regulatory Authorities described in Section 4.04 hereof, constitutes the valid and binding obligation of East Prospect , enforceable against East Prospect in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)   Subject to (i) receipt of approval from the shareholders of East Prospect , (ii) receipt of approvals from the Regulatory Authorities referred to in Section 4.04 hereof and (iii) East Prospect ’s and CMTY’s compliance with any conditions contained therein, the execution and delivery of this Agreement by East Prospect , the consummation of the Merger, and compliance by East Prospect with any of the terms or provisions hereof, do not and will not:

(A)   conflict with or result in a breach of any provision of the articles of incorporation or bylaws of East Prospect;

(B)   violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to East Prospect or any of its properties or assets; or

(C)   except as described in East Prospect Disclosure Schedule 3.03, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of East Prospect under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which East Prospect is a party, or by which it or any of its properties or assets may be bound or affected, excluding from clauses (B) and (C) hereof, any items which, in the aggregate, would not have a Material Adverse Effect.

3.04  Consents. Except as described in Section 4.04 of this Agreement, no consents or approvals of, or filings or registrations with, any public body or authority are necessary and, except as described in East Prospect Disclosure Schedule 3.04 or where the failure to obtain any consent or approval would constitute a Material Adverse Effect, no consents or approvals of any third party to a Material Contract are (or will be ) necessary in connection with the execution and delivery of this Agreement by East Prospect or, subject to the consents, approvals, filings and registrations from or with the Regulatory Authorities referred to in Section 4.04 hereof and compliance with any conditions contained therein and subject to the approval of this Agreement by the shareholders of East Prospect as required under the Banking Code, the consummation by East Prospect of the Contemplated Transactions.

3.05  Financial Statements.

(a)   The East Prospect Financials fairly present, in all material respects, the financial position, results of operations and cash flows of East Prospect as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, except in each case as may be noted therein.

(b)   To the Knowledge of East Prospect and except as set forth in East Prospect Disclosure Schedule 3.05(b), East Prospect did not, as of June 30, 2006, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the East Prospect Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

3.06  No Material Adverse Change. East Prospect has not suffered any adverse change in its assets, business, financial condition or results of operations since June 30, 2006, which change has had a Material Adverse Effect.

3.07  Taxes.

(a)   East Prospect has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, East Prospect on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from East Prospect to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect.

(b)   No consent pursuant to IRC Section 341(f) has been filed, or will be filed prior to the Closing Date, by or with respect to East Prospect.

(c)   To the Knowledge of East Prospect, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon East Prospect, nor has East Prospect been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

(d)   Proper and accurate amounts have been withheld by East Prospect from its employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so is not reasonably likely to have a Material Adverse Effect.

3.08  Contracts.

(a)   Except as described in East Prospect Disclosure Schedule 3.08(a), East Prospect is not a party to or subject to:

(i)   any employment, consulting, severance, “change-in-control” or termination contract or arrangement with any officer, director, employee, independent contractor, agent or other person, except for “at will” arrangements;

(ii)   any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any officer, director, employee, independent contractor, agent or other person;

(iii)   any collective bargaining agreement with any labor union relating to employees;

(iv)   any agreement which by its terms limits the payment of dividends by East Prospect;

(v)   except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which East Prospect is an obligor to any person, other than deposits, repurchase agreements, bankers acceptances and treasury tax and loan accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of the banking business of East Prospect , including FHLB advances and transactions in “federal funds,” or which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Closing Date;

(vi)   any contract, other than this Agreement, which restricts or prohibits it from engaging in any type of business permissible under applicable law;

(vii)   any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

(viii)   any lease for real property;

(ix)   any contract or arrangement with any broker-dealer or investment adviser;

(x)   any investment advisory contract with any investment company registered under the Investment Company Act of 1940;

(xi)   any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization;

(xii)   any contract or arrangement for the acquisition of, or any payment in connection with the acquisition of, any equity interest in, or substantially all the assets of, any business organization; or

(xiii)   any Material Contract.

(b)   (i) All the contracts, plans, arrangements and instruments listed in East Prospect Disclosure Schedule 3.08(a) are in full force and effect on the date hereof, and neither East Prospect, nor, to the Knowledge of East Prospect , any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument the breach of which or default under which will have a Material Adverse Effect, and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the Contemplated Transactions, the termination of which will have a Material Adverse Effect.

(ii) Except as otherwise described in East Prospect Disclosure Schedule 3.08(a), no plan, employment agreement, termination agreement or similar agreement or arrangement to which East Prospect is a party or by which East Prospect may be bound:

(A)   contains provisions which permit an employee or an independent contractor to terminate it without cause and continue to accrue future benefits thereunder;

(B)   provides for acceleration in the vesting of benefits thereunder upon the occurrence of a change in ownership or control or merger or other acquisition of East Prospect; or

(C)   requires East Prospect to provide a benefit in the form of East Prospect Common Stock or determined by reference to the value of East Prospect Common Stock.

3.09  Ownership of Property; Insurance Coverage.

(a)   East Prospect has, and will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by East Prospect, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the East Prospect Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

(i)   those items that secure liabilities for borrowed money and that are described in East Prospect Disclosure Schedule 3.09(a) or permitted under Article V hereof;

(ii)   statutory liens for amounts not yet delinquent or which are being contested in good faith;

(iii)   liens for current taxes not yet due and payable;

(iv)   pledges to secure deposits and other liens incurred in the ordinary course of banking business;

(v)   such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and

(vi)    dispositions and encumbrances for adequate consideration in the ordinary course of business.

East Prospect has the right under leases of material properties used by it in the conduct of its business to occupy and use all such properties in all material respects as presently occupied and used by it.

(b)   With respect to all agreements pursuant to which East Prospect has purchased securities subject to an agreement to resell, if any, East Prospect has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby, except to the extent that any failure to obtain such a lien or maintain such collateral would not, individually or in the aggregate, have a Material Adverse Effect.

(c)   East Prospect maintains insurance in amounts considered by East Prospect to be reasonable for its operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. East Prospect has not received notice from any insurance carrier that:

(i)   such insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii)   premium costs with respect to such insurance will be substantially increased; except to the extent such cancellation, reduction, elimination or increase would not have a Material Adverse Effect.

(d)   East Prospect maintains such fidelity bonds, directors’ and officers’ liability insurance and errors and omissions insurance as may be customary or required under applicable laws or regulations.

3.10  Legal Proceedings. East Prospect is not a party to any, and there are no pending or, to the Knowledge of East Prospect , threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature:

(a)   against East Prospect;

(b)   to which the assets of East Prospect are subject;

(c)   challenging the validity or propriety of any of the Contemplated Transactions; or

(d)   which could have a Material Adverse Effect on the ability of East Prospect to perform its obligations under this Agreement; except for any proceedings, claims, actions, investigations, or inquiries referred to in clauses (a) or (b) of this Section 3.10 which, individually or in the aggregate, would not have a Material Adverse Effect.

3.11  Compliance with Applicable Law and Agreements.

(a)   East Prospect holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to it, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its business or otherwise have a Material Adverse Effect.

(b)   East Prospect have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect.

(c)   Except as set forth on East Prospect Disclosure Schedule 3.11(c), no Regulatory Authority has initiated any proceeding or, to the Knowledge of East Prospect , investigation into the business or operations of East Prospect, except where any such proceedings or investigations will not, individually or in the aggregate, have a Material Adverse Effect, or such proceedings or investigations have been terminated or otherwise resolved.

(d)   Except as set forth on East Prospect Disclosure Schedule 3.11(d), East Prospect has not received any notification or communication from any Regulatory Authority:

(i)   asserting that East Prospect is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii)   threatening to revoke any license, franchise, permit or governmental authorization which is material to East Prospect;

(iii)   requiring or threatening to require East Prospect, or indicating that East Prospect may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of East Prospect, including without limitation any restriction on the payment of dividends; or

(iv)   directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of East Prospect (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a “Regulatory Agreement”).

(e)   East Prospect has not consented to or entered into any pending Regulatory Agreement.

(f)   To the Knowledge of East Prospect, except as set forth in East Prospect Disclosure Schedule 3.11(f), there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement which if resolved in a manner adverse to East Prospect would have a Material Adverse Effect.

(g)   There is no injunction, order, judgment or decree imposed upon East Prospect or the assets of East Prospect which has had, or, to the Knowledge of East Prospect, would have, a Material Adverse Effect.

(h)   East Prospect has not breached or defaulted on any agreement, contract, commitment, arrangement or other instrument to which it is a party or by which it may be bound, other than any breach or default that would not have a Material Adverse Effect.

3.12  ERISA.

(a)   East Prospect has made available or delivered to CMTY true and complete copies of any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are listed in East Prospect Disclosure Schedule 3.12(a), currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of East Prospect or any other entity (an “East Prospect ERISA Affiliate”) that, together with East Prospect , is treated as a single employer under IRC Sections 414(b), (c), (m) or (o) (collectively, the “East Prospect Benefit Plans”), together with:

(i)   the most recent actuarial reports (if any) and financial reports relating to those East Prospect Benefit Plans which constitute “qualified plans” under IRC Section 401(a);

(ii)   the most recent Form 5500 (if any) relating to such East Prospect Benefit Plans filed by them, respectively, with the IRS; and

(iii)   the most recent IRS determination letters which pertain to any such East Prospect Benefit Plans.

(b)   Neither East Prospect nor any East Prospect ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by East Prospect or any East Prospect ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan.

(c)   Neither East Prospect nor any East Prospect ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d)   Each East Prospect Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC, except where any such non-compliance would not have a Material Adverse Effect.

(e)   There is no existing, or, to the Knowledge of East Prospect , contemplated, audit of any East Prospect Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, there are no pending or threatened claims by, on behalf of or with respect to any East Prospect Benefit Plan, or by or on behalf of any individual participant or beneficiary of any East Prospect Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of East Prospect , is there any basis for such claim.

(f)   Except as set forth in East Prospect Disclosure Schedule 3.12(f), with respect to any services which East Prospect may provide as a record-keeper, consultant, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any East Prospect Benefit Plan), to the Knowledge of East Prospect , East Prospect:

(i)   has correctly computed all contributions, payments or other amounts in accordance with the applicable documents of any such plan, program or arrangement;

(ii)   has not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

(iii)   has not breached any duty imposed on East Prospect acting as a record-keeper, consultant, administrator, custodian, fiduciary or trustee by ERISA: and

(iv)   has not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services; except where any such action or inaction would not have a Material Adverse Effect.

3.13  Brokers and Finders. Neither East Prospect, nor any of its officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Ryan Beck.

3.14  Environmental Matters.

(a)   Except as set forth in East Prospect Disclosure Schedule 3.14(a), to the Knowledge of East Prospect, neither East Prospect, nor any property owned or operated by East Prospect , has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect. There are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of East Prospect , threatened, or any investigation pending, relating to the liability of East Prospect with respect to any property owned or operated by East Prospect under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect.

(b)   To the Knowledge of East Prospect, no property, now or formerly owned or operated by East Prospect or on which East Prospect holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), on the Comprehensive Environmental Response Compensation and Liabilities Information System, or any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against East Prospect for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage claim, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect.

3.15  Business of East Prospect . Since June 30, 2006, neither East Prospect has, in any material respect:

(a)   increased the wages, salaries, compensation, pension or other employee benefits payable to any executive officer, employee or director, except as is permitted in Section 5.01(d);

(b)   terminated any material employee benefit plans;

(c)   deferred routine maintenance of real property or leased premises;

(d)   eliminated a reserve where the liability related to such reserve has remained;

(e)   failed to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

(f)   had extraordinary reduction or deferral of ordinary or necessary expenses.

3.16  CRA Compliance. East Prospect is in material compliance with the applicable provisions of the CRA, and, as of the date hereof, East Prospect has received a CRA rating of

“satisfactory” or better from the FDIC. To the Knowledge of East Prospect , there is no fact or circumstance or set of facts or circumstances which would cause East Prospect to fail to comply with such provisions in a manner which would have a Material Adverse Effect.

3.17  Information to be Supplied.

(a)   The information supplied by East Prospect for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of East Prospect, and up to and including the date of the East Prospect Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(b)   The information supplied by East Prospect for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

3.18  Related Party Transactions.

(a)   Except as set forth on East Prospect Disclosure Schedule 3.18, or as disclosed in the footnotes to the East Prospect Financials, as of the date hereof, East Prospect is not a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of East Prospect, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other “persons” (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder), except with respect to variations in such terms as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)   Except as set forth in East Prospect Disclosure Schedule 3.18, as of the date hereof, no loan or credit accommodation to any East Prospect Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in any manner which would have a Material Adverse Effect. To the Knowledge of East Prospect , as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

3.19  Loans. To the Knowledge of East Prospect, all loans reflected as assets in the East Prospect Financials are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests which have been perfected, excluding loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect.

3.20  Allowance for Loan Losses. The allowance for loan losses shown, and to be shown, on the balance sheets contained in the East Prospect Financials have been, and will be, established in accordance with GAAP and all applicable regulatory criteria.

3.21  Reorganization. As of the date hereof, East Prospect does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC. East Prospect shall not take any action which would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC.

3.22  Fairness Opinion. East Prospect has received a written opinion from Ryan Beck to the effect that, as of the date hereof, the transaction is fair to the East Prospect shareholders from a financial point of view.

3.23  Shareholder Documents.

(a)   East Prospect has delivered or made available to CMTY copies of the annual reports to shareholders for the years 2003, 2004 and 2005 that were delivered with its proxy statements for such years.

(b)   East Prospect’s annual reports and proxy materials used in connection with its meetings of shareholders held in 2006 and 2005 complied, in all material respects, with the BCL and the Banking Code, to the extent applicable thereto, and all such reports and proxy materials did not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

3.24  “Well Capitalized”. East Prospect is “well capitalized” within the meaning of the FRB’s and FDIC’s regulations. East Prospect will be “well capitalized” on the Closing Date.

3.25  Quality of Representations. To the Knowledge of East Prospect , no representation made by East Prospect in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

ARTICLE IV-   REPRESENTATIONS AND WARRANTIES OF CMTY

The Community Parties hereby jointly and severally represent and warrant, on the date hereof and on the Closing Date, to East Prospect that:

4.01  Organization.

(a)   CMTY is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. CMTY is a bank holding company duly registered under the BHC Act and has made a valid financial holding company election. CMTY has the corporate power to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. CMTY is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(b)   Community is a bank and trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Community has the corporate power to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Community is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c)   The deposits of Community are insured by the Deposit Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Reform Act of 2005.

(d)   The respective minute books of CMTY and each CMTY Subsidiary accurately reflect all material corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with the normal business practice of CMTY and each CMTY Subsidiary.

(e)   CMTY has made available to East Prospect true and correct copies of the respective articles of incorporation, articles of association and bylaws of CMTY and each CMTY Subsidiary, as in effect on the date hereof.

(f)   Each CMTY Subsidiary is (i) duly organized, validly existing and in good standing under the laws of either the United States of America or of the Subsidiary’s state of organization, (ii) has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it, (iii) is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

4.02  Capitalization.

(a)   The authorized capital stock of CMTY consists of (a) 50,000,000 shares of common stock, par value of $5.00 (“CMTY Common Stock”), of which 1,019,202 shares are validly issued and held by CMTY as treasury stock and 24,478,472 shares are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, and (b) 500,000 shares of preferred stock, without par value, of which none are issued. CMTY has not issued nor is CMTY bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of CMTY Common Stock or any other security of CMTY or any securities representing the right to vote, purchase or otherwise receive any shares of CMTY Common Stock or any other security of CMTY, except (i) for options to acquire shares of CMTY Common Stock issued under CMTY’s various stock option plans, (ii) pursuant to CMTY’s employee stock purchase plan and dividend reinvestment plan, (iii) pursuant to the Rights Agreement and (iv) this Agreement.

(b)   CMTY owns, directly or indirectly, all of the capital stock of Community and the capital stock and membership interests of the other CMTY Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of Community Banks or any other CMTY Subsidiary. Except for the CMTY Subsidiaries, CMTY does not possess, directly or indirectly, any material equity interest in any corporation, except for equity interests in the investment portfolios of CMTY’s Subsidiaries, equity interests held by CMTY or CMTY’s Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Community Banks.

4.03  Authority; No Violation.

(a)   The Community Parties have full corporate power and authority to execute and deliver this Agreement and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by the Community Parties and the consummation by the Community Parties of the Contemplated Transactions have been duly and validly approved by the respective Boards of Directors of the Community Parties, and no other corporate proceedings on the part of the Community Parties are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by the Community Parties and, subject to the required approvals of Regulatory Authorities described in Section 4.04 hereof, constitutes the valid and binding obligation of the Community Parties, enforceable against the Community Parties in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)   Subject to (i) receipt of approvals from the Regulatory Authorities referred to in Section 4.04 hereof and (ii) the Parties’ compliance with any conditions contained therein, the execution and delivery of this Agreement by the Community Parties, the consummation of the Contemplated Transactions, and compliance by the Community Parties with any of the terms or provisions hereof, do not and will not:

(A)   conflict with or result in a breach of any provision of the respective articles of incorporation, articles of association or bylaws of CMTY or any CMTY Subsidiary;

(B)   violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to CMTY or any CMTY Subsidiary or any of their respective properties or assets; or

(C)   violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CMTY or any CMTY Subsidiary under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which CMTY or any CMTY Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, excluding from clauses (B) and (C) any such items which, in the aggregate, would not have a Material Adverse Effect.

4.04  Consents.

Except for consents and approvals of, or filings with, the SEC, the FRB, the FDIC, the PDB, the PDS, the NASD and state securities authorities, no consents or approvals of, or filings or registrations with, any public body or authority are necessary and, except where the failure to obtain any consent or approval would constitute a Material Adverse Effect, no consents or approvals of any third party to a Material Contract are (or will be) necessary in connection with the execution and delivery of this Agreement by the Community Parties or the consummation of the Contemplated Transactions. Shareholders of CMTY are not entitled to exercise dissenters’ rights in connection with the Contemplated Transactions under applicable law.

4.05  Financial Statements.

(a)   CMTY has filed the CMTY Financials with the SEC, except those pertaining to quarterly periods commencing after June 30, 2006, which it will file on or before the applicable deadline. The filed CMTY Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of CMTY as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, except in each case as may be noted therein, and subject to normal year-end adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(b)   To the Knowledge of CMTY, CMTY did not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the CMTY Financials as of June 30, 2006, which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

4.06  No Material Adverse Change. Neither CMTY nor any CMTY Subsidiary has suffered any adverse change in their respective assets, financial condition or results of operations since June 30, 2006 which change has had a Material Adverse Effect.

4.07  Taxes.

(a)   CMTY and the CMTY Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which CMTY is the common parent. CMTY has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, CMTY and the CMTY Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from CMTY or any CMTY Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect.

(b)   No consent pursuant to IRC Section 341(f) has been filed, or will be filed prior to the Closing Date, by or with respect to CMTY or any CMTY Subsidiary.

(c)   To the Knowledge of CMTY, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon CMTY or any CMTY Subsidiary, nor has CMTY nor any CMTY Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

(d)   Proper and accurate amounts have been withheld by CMTY and each CMTY Subsidiary from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so is not reasonably likely to have a Material Adverse Effect.

4.08  Contracts. Except as described on CMTY Disclosure Schedule 4.08 or in documents listed as exhibits to CMTY’s Securities Documents, neither CMTY nor any CMTY Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by CMTY or any CMTY Subsidiary, (ii) any contract, other than this Agreement, which restricts or prohibits it from engaging in any type of business permissible under applicable law or (iii) any agreement which may adversely affect the ability of CMTY or any CMTY Subsidiary to consummate the Contemplated Transactions.

4.09  Ownership of Property; Insurance Coverage.

(a)   CMTY and each CMTY Subsidiary has, and will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by CMTY or such CMTY Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the CMTY Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

(i)   those items that secure liabilities for borrowed money and that are described in CMTY Disclosure Schedule 4.09 or permitted under Article V hereof;

(ii)   statutory liens for amounts not yet delinquent or which are being contested in good faith;

(iii)   liens for current taxes not yet due and payable;

(iv)   pledges to secure deposits and other liens incurred in the ordinary course of banking business;

(v)   such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and

(vi)   dispositions and encumbrances for adequate consideration in the ordinary course of business.

CMTY and each CMTY Subsidiary have the right under leases of material properties used by CMTY or such CMTY Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them.

(b)   With respect to all agreements pursuant to which CMTY or any CMTY Subsidiary has purchased securities subject to an agreement to resell, if any, CMTY or such CMTY Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby, except to the extent that any failure to obtain such a lien or maintain such collateral would not, individually or in the aggregate, have a Material Adverse Effect.

(c)   CMTY and each CMTY Subsidiary maintain insurance in amounts considered by CMTY to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither CMTY nor any CMTY Subsidiary has received notice from any insurance carrier that:

(i)   such insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii)   premium costs with respect to such insurance will be substantially increased; except to the extent such cancellation, reduction, elimination or increase would not have a Material Adverse Effect.

(d)   CMTY and each CMTY Subsidiary maintain such fidelity bonds, directors’ and officers’ liability insurance and errors and omissions insurance as may be customary or required under applicable laws or regulations.

4.10  Financing. At the Effective Date, CMTY will have available cash sufficient to pay the amounts required to pay the Cash Consideration pursuant to this Agreement and shares available and reserved to pay the Common Stock Consideration, upon consummation of the Merger.

4.11  Legal Proceedings. Except as set forth in CMTY Disclosure Schedule 4.11, neither CMTY nor any CMTY Subsidiary is a party to any, and there are no pending or, to the Knowledge of CMTY, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, or governmental investigations or inquiries of any nature:

(a)   against CMTY or any CMTY Subsidiary;

(b)   to which the assets of CMTY or any CMTY Subsidiary are subject;

(c)   challenging the validity or propriety of any of the Contemplated Transactions; or

(d)   which could materially adversely affect the ability of CMTY or any other CMTY Subsidiary to perform their respective obligations under this Agreement and the Bank Plan of Merger; except for any proceedings, claims, actions, investigations, or inquiries referred to in clauses (a) or (b) which, individually or in the aggregate, would not have a Material Adverse Effect.

4.12  Compliance with Applicable Law and Agreements.

(a)   CMTY and each CMTY Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their respective businesses nor otherwise have a Material Adverse Effect.

(b)   CMTY and each CMTY Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect.

(c)   No Regulatory Authority has initiated any proceeding or, to the Knowledge of CMTY, investigation into the businesses or operations of CMTY or any of its Subsidiaries, except where any such proceedings or investigations will not, individually or in the aggregate, have a Material Adverse Effect, or such proceedings or investigations have been terminated or otherwise resolved.

(d)   Neither CMTY nor any CMTY Subsidiary has received any notification or communication from any Regulatory Authority:

(i)   asserting that CMTY or any CMTY Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii)   threatening to revoke any license, franchise, permit or governmental authorization which is material to CMTY or any CMTY Subsidiary;

(iii)   requiring or threatening to require CMTY or any CMTY Subsidiary, or indicating that CMTY or any CMTY Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of CMTY or any CMTY Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv)   directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of CMTY or any CMTY Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a “Regulatory Agreement”); in each case except as heretofore disclosed to East Prospect .

(e)   Neither CMTY nor any CMTY Subsidiary has received, consented to, or entered into any pending Regulatory Agreement.

(f)   To the Knowledge of CMTY, there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement which if resolved in a manner adverse to CMTY or any CMTY Subsidiary would have a Material Adverse Effect.

(g)   There is no injunction, order, judgment or decree imposed upon CMTY or any CMTY Subsidiary or the assets of CMTY or any CMTY Subsidiary which has had, or, to the Knowledge of CMTY, would have, a Material Adverse Effect.

(h)   Neither CMTY nor any CMTY Subsidiary has breached or defaulted on any agreement, contract, commitment, arrangement or other instrument to which any of them is a party or by which any of them may be bound, other than any breach or default that would not have a Material Adverse Effect.

4.13  ERISA.

(a)   CMTY has delivered or made available to East Prospect true and complete copies of any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are listed in CMTY Disclosure Schedule 4.13, currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of CMTY or any other entity (a “CMTY ERISA Affiliate”) that, together with CMTY, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o) (collectively, the “CMTY Benefit Plans”), together with:

(i)   the most recent actuarial reports (if any) and financial reports relating to those CMTY Benefit Plans which constitute “qualified plans” under IRC Section 401(a);

(ii)   the most recent Form 5500 (if any) relating to such CMTY Benefit Plans filed by them, respectively, with the IRS; and

(iii)   the most recent IRS determination letters which pertain to any such CMTY Benefit Plans.

(b)   Neither CMTY nor any CMTY ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by CMTY or any CMTY ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan.

(c)   Neither CMTY nor any CMTY ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d)   Each CMTY Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC, except where any such non-compliance would not have a Material Adverse Effect.

(e)   There is no existing, or, to the Knowledge of CMTY, contemplated, audit of any CMTY Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority. In addition, there are no pending or threatened claims by, on behalf of or with respect to any CMTY Benefit Plan, or by or on behalf of any individual participant or beneficiary of any CMTY Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of CMTY, is there any basis for such claim.

4.14  Brokers and Finders. Neither CMTY, any CMTY Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions.

4.15  Information to be Supplied.

(a)   The information supplied by the Community Parties for inclusion in the Registration Statement (including the Prospectus/Proxy Statement) will not, at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to shareholders of East Prospect, and up to and including the date of the East Prospect Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(b)   The information supplied by the Community Parties for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

4.16  Reorganization. As of the date hereof, CMTY does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC. CMTY shall not take any action which would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC.

4.17  CMTY Common Stock. The shares of CMTY Common Stock to be issued and delivered to East Prospect shareholders in accordance with this Agreement, when so issued and delivered, will be validly authorized and issued and fully paid and non-assessable, and no shareholder of CMTY shall have any pre-emptive right with respect thereto.

4.18  Securities Documents. CMTY has delivered to or made available to East Prospect copies of:

(a)   the annual reports to shareholders for the years 2003, 2004 and 2005 that were delivered with its proxy statements for such years;

(b)   all other reports, registration statements and filings of CMTY filed with the SEC since January 1, 2006; and

(c)   CMTY’s proxy materials used in connection with its meetings of shareholders held in 2006 and 2005.

Such reports and proxy materials complied, in all material respects, and any future SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto. All such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

4.19  Rights Agreement. No event or circumstance has occurred resulting in, and neither the execution nor consummation of this Agreement by CMTY will result in the grant, issuance or triggering of any right or entitlement or the obligation to grant or issue any interest in CMTY Common Stock or enable or allow any right or other interest associated with the Rights Agreement to be exercised, distributed or triggered.

4.20  “Well Capitalized”. CMTY and Community are “well capitalized” within the meaning of the FRB’s and FDIC’s regulations, respectively. CMTY and Community will be “well capitalized” on the Closing Date.

4.21  Quality of Representations. To the Knowledge of CMTY, no representation made by the Community Parties in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

ARTICLE V-   COVENANTS OF THE PARTIES

5.01  Conduct of East Prospect’s Business. Through the Closing Date, East Prospect shall, in all material respects, conduct its business and engage in transactions only in the ordinary course and consistent with past practice, except as otherwise required or contemplated by this Agreement or with the written consent of the Community Parties. East Prospect shall use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of East Prospect and others with whom business relationships exist. Through the Closing Date, except as otherwise consented to in writing by the Community Parties (such consent shall not be unreasonably withheld) or as permitted by this Agreement, East Prospect shall not:

(a)   change any provision of its articles of incorporation or of its bylaws;

(b)   change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividend or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of East

Prospect capital stock; except that East Prospect may declare and pay quarterly cash dividends at a rate of $3.80 per share each quarter until the Closing Date and, for the fourth quarter of 2006, at the rate of $7.60 per share, in accordance with past practice, provided that nothing contained in this Agreement shall be construed to permit East Prospect shareholders to receive two quarterly dividends from East Prospect and CMTY in any calendar quarter or to deny or prohibit them from receiving one quarterly dividend from East Prospect or CMTY in any calendar quarter, and the parties shall cooperate with one another to coordinate quarterly dividend payment dates and record dates in the quarter in which the Closing Date is reasonably anticipated to occur to achieve such results;

(c)   grant any severance or termination pay to or enter into or amend any employment, consulting, severance, “change-in-control” or termination contract or arrangement with any officer, director, employee, independent contractor, agent or other person associated with East Prospect;

(d)   grant job promotions or increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with East Prospect , except for:

(i)   routine periodic pay increases, selective merit pay increases and pay raises in connection with promotions, all in accordance with past practice; provided, however, that such pay increases and raises shall not exceed five percent (5%) in the aggregate;

(ii)   subject to the approval of CMTY, which shall not be unreasonably withheld, annual bonuses in the ordinary course for 2006, determined consistently with past practice, to be payable on or before December 31, 2006, to persons designated by East Prospect; and

(e)   merge or consolidate with any other corporation; sell or lease all or any substantial portion of its assets or businesses; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization; enter into a purchase and assumption transaction with respect to deposits, loans or liabilities; relocate or surrender its certificate of authority to maintain, or file an application for the relocation of, any existing office; file an application for a certificate of authority to establish a new office; change the status of any office as to its supervisory jurisdiction; or fail to maintain and enforce in any material respect its code of ethics and applicable compliance procedures;

(f)   sell or otherwise dispose of any material asset, other than in the ordinary course of business, consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance, other than in the ordinary course of business consistent with past practice; modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business; incur any indebtedness for borrowed money, except in the ordinary course of business, consistent with past practice;

(g)   take any action which would result in any of the conditions set forth in Article VI hereof not being satisfied;

(h)   change any method, practice or principle of accounting, except as required by changes in GAAP concurred in by its independent certified public accountants; or change any assumption underlying, or any method of calculation of, depreciation of any type of asset or establishment of any reserve;

(i)   waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material agreement to which it is a party, other than in the ordinary course of business, consistent with past practice;

(j)   implement any pension, retirement, profit-sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or except as may otherwise be provided for herein, amend any existing plan or arrangement except as required by law;

(k)   amend or otherwise modify its underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

(l)   enter into, renew, extend or modify any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

(m)   enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

(n)   take any action that would accelerate any right of payment to any individual under any employment agreement, except (i) in the ordinary course of business consistent with past practice or (ii) for the execution of this Agreement;

(o)   purchase any security for its investment portfolio rated less than “AAA” or higher by either Standard & Poor’s Corporation or higher by Moody’s Investor Services, Inc.;

(p)   except as approved by CMTY, which approval shall not be unreasonably withheld, make any capital expenditure of $25,000 or more; or undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving an unbudgeted expenditure by East Prospect of more than $25,000, or extending beyond twelve (12) months from the date hereof;

(q)   take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(r)   agree to do any of the foregoing.

5.02  Access; Confidentiality. Through the Closing Date:

(a)   Each Party hereto shall afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries’ businesses, properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request.

(b)   Each Party hereto agrees that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party’s normal operations and customer and employee relationships. Neither East Prospect, the Community Parties, nor any CMTY Subsidiary, shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

(c)   All information furnished to CMTY or East Prospect by the other in connection with the Contemplated Transactions, whether prior to the date of this Agreement or subsequent hereto, shall be held in confidence to the extent required by, and in accordance with, the Confidentiality Agreement.

5.03  Regulatory Matters. Through the Closing Date:

(a)   CMTY and East Prospect shall cooperate with one another in the preparation of the Registration Statement (including the Prospectus/Proxy Statement) and all Applications and the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions. CMTY and East Prospect shall each give the other reasonable time to review any Application to be filed by it prior to the filing of such Application with the relevant Regulatory Authority, and each shall consult the other with respect to the substance and status of such filings. The Registration Statement shall be filed within 90 days of the date hereof.

(b)   East Prospect and the Community Parties shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority in respect of the Contemplated Transactions.

(c)   East Prospect and the Community Parties shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC, made by or on behalf of such party to or with any Regulatory Authority in connection with the Contemplated Transactions, and in each such case, such information shall be accurate and complete in all material respects. In connection therewith, East Prospect and the Community Parties shall use their reasonable good faith efforts to provide each other certificates, “comfort” letters and other documents reasonably requested by the other.

5.04  Taking of Necessary Actions. Through the Closing Date, in addition to the specific agreements contained herein, each Party hereto shall use reasonable best efforts to take all actions, and to do all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Contemplated Transactions including, if necessary, appealing any adverse ruling in respect of any Application.

5.05  No Solicitation. East Prospect shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to:

(a)   initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes an Acquisition Proposal (as defined herein);

(b)   enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal, unless the failure to do so, in the good faith judgment of the East Prospect Board of Directors, after consultation with its legal counsel, could reasonably constitute a breach of fiduciary duty by the directors of East Prospect under the laws of the Commonwealth of Pennsylvania; or

(c)   agree to or endorse any Acquisition Proposal, unless the failure to do so, in the good faith judgment of the East Prospect Board of Directors, after consultation with its legal counsel, could reasonably constitute a breach of fiduciary duty by the directors of East Prospect under the laws of the Commonwealth of Pennsylvania.

East Prospect shall notify CMTY as promptly as practicable, in reasonable detail, as to any inquiries and proposals which it or any of its representatives or agents may receive.

As used herein, the term “Acquisition Proposal” means a bona fide proposal (including a written communication) from a party other than CMTY or an Affiliate of CMTY for: (A) any merger, consolidation or acquisition of all or substantially all the assets or liabilities of East Prospect, or any other business combination involving East Prospect; or (B) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 24.9% or more of the then outstanding shares of East Prospect Common Stock.

5.06  Update of Disclosure Schedules. Through the Closing Date, East Prospect shall update the East Prospect Disclosure Schedules, and the Community Parties shall update the CMTY Disclosure Schedules, as promptly as practicable after the occurrence of any event which, if such event had occurred prior to the date hereof, would have been disclosed on such schedule.

5.07  Other Undertakings by CMTY and East Prospect .

(a)   Undertakings of East Prospect .

(i)   Shareholder Approval. East Prospect shall submit this Agreement to its shareholders for approval at a meeting (the “East Prospect Shareholders Meeting”) with the recommendation (unless it believes, after consultation with its legal counsel, that such recommendation could reasonably violate the fiduciary duties of the East Prospect Board of Directors) of its Board of Directors to such shareholders to approve this Agreement. The East Prospect Shareholders Meeting shall be held not later than 45 days (subject to the effectiveness of the Registration Statement) after all consents of Regulatory Authorities have been received and all other conditions have been satisfied or waived (other than those conditions which are to be fulfilled at the Closing). In the event East Prospect receives an Acquisition Proposal and it has not violated Section 5.05 of this Agreement, nothing set forth in this Agreement shall prohibit East Prospect from submitting an Acquisition Proposal to its shareholders for consideration.

(ii)   Phase I Environmental Audit. East Prospect shall permit the Community Parties, if they elect to do so, at their own cost and expense, to cause a “Phase I environmental audit” to be performed at any physical location owned or occupied by East Prospect.

(b)   Undertakings of the Community Parties and East Prospect .

(i)   Filings and Approvals. The Community Parties and East Prospect shall cooperate with each other in the preparation and filing, as soon as practicable, of:

(A)   the Applications;

(B)   the Registration Statement (including the Prospectus/Proxy Statement) and related filings, if any, under state securities laws relating to the Merger; and

(C)   all other documents necessary to obtain any other approvals and consents required to effect consummation of the Contemplated Transactions.

(ii)   Public Announcements. The Community Parties and East Prospect shall agree upon the form and substance of any press release related to this Agreement and the Contemplated Transactions, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary under applicable law.

(iii)   Maintenance of Insurance. The Community Parties and East Prospect shall maintain insurance in such amounts as the Community Parties and East Prospect, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of their respective properties and the nature of their respective businesses.

(iv)   Maintenance of Books and Records. The Community Parties and East Prospect shall maintain books of account and records on a basis consistent with past practice.

(v)   Taxes. The Community Parties and East Prospect shall file all federal, state, and local tax returns required to be filed by them on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

(vi)   Integration Team. The Community Parties and East Prospect shall cooperate with each other in the selection of an integration team, which team shall plan and implement an orderly, cost-effective consolidation of the deposit and information technology operations of East Prospect into Community’s operations.

(vii)   In-House Operations. The Community Parties and East Prospect shall, subject to applicable legal requirements, cooperate with each other in an orderly, cost-effective consolidation of operations.

(viii)   Delivery of Financial Statements. CMTY and East Prospect shall each deliver to the other, as soon as practicable after the end of each month and after the end of each calendar quarter prior to the Effective Date, commencing with the month ended August 31, 2006, an unaudited consolidated balance sheet as of such date and related unaudited consolidated statements of income for the periods then ended, which financial statements shall fairly present, in all material respects, its consolidated financial condition, results of operations for the periods then ended in accordance with GAAP, subject to year-end audit adjustments and footnotes.

(c)   Undertakings of CMTY.

(i)   Employee Severance Policy.

(A)   After consultation with East Prospect, prior to or soon after the Closing Date, inform each East Prospect employee of the likelihood of such employee having continued employment with CMTY, Community or any other CMTY Subsidiary following the Closing, and will permit any East Prospect employee to apply for any employment position posted as available with CMTY, Community Banks or any other CMTY Subsidiary. If CMTY elects to eliminate a position or does not offer the employee a position of substantially similar job descriptions or responsibilities at substantially the same salary level in a work location within fifteen (15) miles of East Prospect, Pennsylvania (referred to herein as “Comparable Employment”), CMTY will make severance payments to the displaced employee as set forth in this Section 5.07(c)(i) and will make reasonable efforts to place each displaced employee in open positions with CMTY, Community or another CMTY Subsidiary.

(B)   Subject to the following minimum benefits, CMTY will grant an eligible full-time employee, who was exempt as of the date of this Agreement, two weeks of severance pay (at his/her then current pay rate) for each year of service with East Prospect prior to the employment termination date. The minimum benefit for exempt employees shall be two (2) weeks’ salary, and the maximum severance benefit will be fifty-two (52) weeks’ salary for East Prospect exempt employees. CMTY will grant an eligible full-time employee, who was not exempt as of the date of this Agreement, one week of severance pay (at his/her then current pay rate) for each year of service with East Prospect prior to the employment termination date. The minimum benefit for non-exempt employees shall be one (1) week’s salary, and the maximum severance benefit will be fifty-two (52) weeks’ salary for East Prospect non-exempt employees.

(C)   All employees of East Prospect as of the Closing Date to whom CMTY does not offer Comparable Employment (each, an “Eligible East Prospect Employee”) will be eligible for severance benefits set forth in this Section 5.07(c)(i).

(D)   Each Eligible East Prospect Employee will remain eligible for such benefits if his or her employment is terminated, other than for “cause,” within twelve months after the Effective Date.

(E)   For purposes of this Section 5.07(c)(i), “cause” means the employer’s good faith reasonable belief that the employee (1) committed fraud, theft or embezzlement; (2) falsified corporate records; (3) disseminated confidential information concerning customers, CMTY, any CMTY Subsidiary or any of its or their employees in violation of any applicable confidentiality agreement or policy; (4) had documented unsatisfactory job performance; or (5) violated CMTY’s Code of Conduct.

(ii)   Employee Benefits

(A)   As of the Effective Date, each employee of East Prospect who becomes an employee of CMTY or of any CMTY Subsidiary shall be entitled to full credit for each year of service with East Prospect for purposes of determining eligibility for participation and vesting and other appropriate benefits, but not benefit accrual, in CMTY’s, or as appropriate, in the CMTY Subsidiary’s, employee benefit plans, programs and policies. CMTY shall use the original date of hire by East Prospect in making these determinations.

(B)   The employee benefits provided to former employees of East Prospect after the Effective Date shall be equivalent in the aggregate to the employee benefits provided by

CMTY or its Subsidiaries to their similarly situated employees. The medical, dental and life insurance plans, programs or policies, if any, that become applicable to former employees of East Prospect shall not contain any waiting period for coverage or exclusion or limitation with respect to any pre-existing condition of any such employees or their dependents. In the event that the parties’ medical or dental welfare benefit plans are merged prior to December 31, 2006, any deductibles, co-payments or other out-of-pocket expenses paid by a participant under any East Prospect medical or dental welfare benefit plan with respect to the period from January 1, 2006 through the Effective Date shall be credited towards the satisfaction of any like deductible, co-payment or other out-of-pocket expenses under the applicable CMTY or CMTY Subsidiary medical or dental welfare benefit plan.

(C)   East Prospect Simplified Employee Pension Plan (the “East Prospect SEP”). Prior to the Effective Date, East Prospect shall terminate the East Prospect SEP, notify the employees in the East Prospect SEP regarding the termination. Prior to the Effective Date, contributions to the East Prospect SEP shall be made consistently with past practices on the regularly scheduled payment dates for the period prior to the Effective Date.

(D)   Subject to the other provisions of this Section 5.07(c)(ii) and Section 2.05, after the Effective Date, CMTY may discontinue, amend, convert to, or merge with, an CMTY or CMTY Subsidiary plan any East Prospect Benefit Plan, subject to such plan’s provisions and applicable law.

(E)   Each employee of East Prospect who remains an employee of East Prospect, or CMTY or a CMTY Subsidiary, as applicable, until or after the Effective Date, shall be entitled to receive a cash payment equal to such employee’s accrued but unused East Prospect vacation time (determined as of the Effective Date) and accrued but unused CMTY vacation time (from the Effective Date through the date of termination of employment) upon termination of employment with East Prospect, or CMTY or a CMTY Subsidiary, as applicable. Each employee of East Prospect who becomes an employee of CMTY or a CMTY Subsidiary shall receive, for purposes of CMTY vacation policy, credit for all service with East Prospect credited to each such employee under East Prospect ’s vacation policy. The cash payment will be made on CMTY’s next available payroll date following termination of employment.

(iii)   Indemnification, Insurance.

(A)   The Community Parties shall indemnify, defend, and hold harmless the present and former directors, officers, employees and agents of East Prospect (each, an “Indemnified Party”) against all losses, expenses (including reasonable attorneys’ fees), claims, damages or liabilities and amounts paid in settlement arising out of actions or omissions or alleged acts or omissions (collectively, “Prior Acts”) occurring at or prior to the Effective Date (including the Contemplated Transactions) to the fullest extent permitted by Pennsylvania law, including provisions relating to advances of expenses incurred in the defense of any proceeding to the fullest extent permitted by Pennsylvania law upon receipt of any undertaking required by Pennsylvania law. Without limiting the foregoing, in a case (if any) in which a determination by the Community Parties is required to effectuate any indemnification, the Community Parties shall direct, at the election of the Indemnified Party, that the determination shall be made by independent counsel mutually agreed upon between the Community Parties and the Indemnified Party.

(B)   The Community Parties shall keep in effect provisions in their respective articles of incorporation and bylaws providing for exculpation of director and officer liability and their indemnification of the Indemnified Parties to the fullest extent permitted by applicable law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties’ right to indemnification.

(C)   The Community Parties shall use their reasonable best efforts (and East Prospect shall cooperate and assist prior to the Effective Date in these efforts), at no expense to the beneficiaries, to:

(1) maintain directors’ and officers’ liability insurance (“D&O Insurance”) with respect to matters occurring at or prior to the Effective Date, issued by a carrier assigned a claims-paying ability rating by A.M. Best & Co. of “A (Excellent)” or higher; or

(2) obtain coverage for Prior Acts of the Indemnified Parties under the D&O Insurance policies currently maintained by CMTY;

in either case, providing at least the same coverage as the D&O Insurance currently maintained by East Prospect, for a period of at least six (6) years from the Effective Date; provided, that the Community Parties shall not be obligated to make annual premium payments for such six-year period in respect of the D&O Insurance which exceed, for the portion related to East Prospect ’s directors and officers, 150% of the annual premium payment, as of the date hereof, under East Prospect ’s current policy in effect on the date of this Agreement) (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, CMTY shall use its reasonable best efforts to maintain the most advantageous policies of D&O Insurance obtainable for a premium equal to the Maximum Amount.

(D)   If any claim is made against an Indemnified Party who is covered or potentially covered by insurance, neither Community nor CMTY shall do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition thereof.

(E)   If the Community Parties or any of their respective successors or assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of their respective assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of CMTY shall assume the obligations set forth in this Section 5.07(c)(iii).

(F)   The provisions of this Section 5.07(c)(iii) are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

(G)   The Community Parties shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.07(c)(iii).

(iv)   Reorganization. Through the Closing Date, CMTY shall not take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC.

(v)   Conduct of CMTY’s Business. Through the Closing Date, the Community Parties shall (A) use their reasonable good faith efforts to preserve their respective business organizations intact, maintain good relationships with employees, and preserve the good will of their customers and others with whom business relationships exist, (B) not take any action that, individually or in the aggregate, could result in the Merger not being consummated or otherwise materially adversely affect the ability of the Community Parties to consummate the Contemplated Transactions by this Agreement in a timely manner, or (C) not enter into any contract with respect to, or otherwise agree to commit to do, any of foregoing contained in clause (B) of this Section 5.07(c)(v).

(vi)   Employment Agreement. CMTY shall cause Community to offer a consulting agreement to Nickol, effective as of the Effective Date, that provides for (A) retention of Nickol as a consultant to Community for a term of two (2) years following the Effective Date, in exchange for annual compensation of $100,000, (B) appointment of Nickol to Community’s York Regional advisory board for a term equal, at least, to the term of his consulting agreement, and (C) noncompetition by Nickol during the term of the agreement.

ARTICLE VI-   CONDITIONS

6.01  Conditions to the Obligations of East Prospect under this Agreement. The obligations of East Prospect hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by East Prospect pursuant to Section 8.03 hereof:

(a)   Corporate Proceedings. All action required to be taken by, or on the part of, the Community Parties to authorize the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, shall have been duly and validly taken by the Community Parties, and East Prospect shall have received certified copies of the resolutions evidencing such authorizations.

(b)   Covenants; Representations. The obligations of the Community Parties required by this Agreement to be performed by the Community Parties at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of the Community Parties set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect.

(c)   Approvals of Regulatory Authorities. Procurement by East Prospect and the Community Parties of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; and no such approval or consent shall have imposed any condition or requirement which would so materially and adversely impact the economic or business benefits to East Prospect or the Community Parties of the Contemplated Transactions that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

(d)   No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

(e)   Officer’s Certificate. The Community Parties shall have each delivered to East Prospect a certificate, dated the Closing Date and signed, without personal liability, by its respective Chairman or President or Chief Executive Officer, to the effect that the conditions set forth in subsections (a) through (d) of this Section 6.01 have been satisfied.

(f)   Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by counsel for the Community Parties from state securities or authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(g)   Tax Opinion. East Prospect shall have received an opinion of Buchanan Ingersoll & Rooney Professional Corporation, legal counsel to East Prospect , in form and substance reasonably satisfactory to East Prospect, dated the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will constitute a reorganization described in Section 368(a) of the IRC; in rendering its opinion, such counsel may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of East Prospect, the Community Parties and others.

(h)   Approval by East Prospect’s Shareholders. This Agreement shall have been approved by the shareholders of East Prospect at the East Prospect Shareholders Meeting by such vote as is required by the Banking Code, the BCL, and the articles of incorporation and bylaws of East Prospect.

(i)   Other Documents. East Prospect shall have received such other certificates, documents or instruments from the Community Parties or their respective officers or others as East Prospect shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions.

(j)   Nasdaq Listing. The CMTY Common Stock to be issued in the Merger shall have been authorized for listing on Nasdaq.

6.02  Conditions to the Obligations of the Community Parties under this Agreement. The obligations of the Community Parties hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by CMTY pursuant to Section 8.03 hereof:

(a)   Corporate Proceedings. All action required to be taken by, or on the part of, East Prospect, including the approval of the shareholders of East Prospect, to authorize the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions shall have been duly and validly taken by East Prospect, and the Community Parties shall have received certified copies of the resolutions evidencing such authorizations.

(b)   Covenants; Representations. The obligations of East Prospect required by this Agreement to be performed by East Prospect at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of East Prospect set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date and except as to any representation or warranty to the extent the breach of such representation or warranty does not have a Material Adverse Effect.

(c)   Approvals of Regulatory Authorities. Procurement by the Community Parties and East Prospect of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; and no such approval or consent shall have imposed any condition or requirement which would so materially and adversely impact the economic or business benefits to the Community Parties or East Prospect of the Contemplated Transactions that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

(d)   No Injunction. There shall not be in effect any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.

(e)   Officer’s Certificate. East Prospect shall have delivered to the Community Parties a certificate, dated the Closing Date and signed, without personal liability, by its Chairman or President or Chief Executive Officer, to the effect that the conditions set forth in subsections (a) through (d) of this Section 6.02 have been satisfied.

(f)   Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by counsel for the Community Parties from state securities authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(g)   Tax Opinion. CMTY shall have received an opinion of Mette, Evans & Woodside, legal counsel to CMTY, in form and substance reasonably satisfactory to CMTY, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will constitute a reorganization described in Section 368(a) of the IRC; in rendering its opinion, such counsel may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of East Prospect, CMTY and others.

(h)   Approval by East Prospect’s Shareholders. This Agreement shall have been approved by the shareholders East Prospect at the East Prospect Shareholders Meeting by such vote as is required by the BCL, the Banking Code and the articles of incorporation and bylaws of East Prospect.

(i)   Other Documents. The Community Parties shall have received such other certificates documents or instruments from East Prospect or its officers or others as CMTY shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions or related securities law compliance.

(j)   Phase I Environmental Audit Results. The results of any Phase I environmental audit conducted pursuant to Section 5.07(a)(ii) hereof shall not result in a Material Adverse Effect on East Prospect; provided, however that (i) any such environmental audit must be completed within forty-five (45) days of the date of this Agreement, (ii) a copy of any such environmental audit must be delivered to East Prospect within five (5) days after the completion of such environmental audit and (iii) CMTY must terminate or irrevocably waive its right to terminate the Agreement for failure of the condition set forth in this Section 6.02(j) within ten (10) days of receiving the results of such environmental audit.

ARTICLE VII-   TERMINATION

7.01  Termination prior to the Closing Date. This Agreement may be terminated on or at any time

(a)   By the mutual written consent of the parties hereto

(b)   By the Community Parties or East Prospect:

(i)   If there shall have been any breach of any representation, warranty or obligation of the other party hereto (subject to the same standards as set forth in Sections 6.01(b) or 6.02(b), as the case may be) and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;

(ii)   If the Closing Date shall not have occurred prior to July 1, 2007 (except that if the Closing Date shall not have occurred by such date because of a breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision);

(iii)   If any Regulatory Authority whose approval or consent is required for consummation of the Contemplated Transactions shall issue a definitive written denial of such approval or consent and the time period for appeals and requests for reconsideration has run;

(iv)   If the East Prospect Shareholders vote but fail to approve the Merger at the East Prospect Shareholders Meeting; or

(v)   If the East Prospect shareholders approve an Acquisition Proposal.

(c)   By the Community Parties, if East Prospect shall have breached, in any material respect, the provisions of Section 5.05 of this Agreement.

(d)   Prior to the mailing of the Prospectus/Proxy Statement, by East Prospect, in order to enter concurrently into an agreement for an Acquisition Transaction in accordance with and following compliance with Section 5.05 of this Agreement; provided, however, that East Prospect may not terminate this Agreement pursuant to this Section 7.01(d) if, after providing written notice (which written notice shall be provided before the mailing of the Prospectus/Proxy Statement) to the Community Parties that it intends to enter into an Acquisition Transaction (the “Acquisition Transaction Notice”), the Community Parties deliver, within twenty-four (24)

hours after receipt of such Acquisition Transaction Notice, written notice to East Prospect that CMTY will require East Prospect to hold a meeting of East Prospect shareholders to consider the Merger (the “Required Meeting Notice”).

(e)   By the Community Parties, if East Prospect fails to call, give notice of, convene or hold a meeting of the East Prospect shareholders to consider the Merger after the Community Parties have delivered a Required Meeting Notice to East Prospect .

7.02  Effect of Termination. If this Agreement is terminated pursuant to Section 7.01 hereof or otherwise, this Agreement shall forthwith become void, other than Section 5.02(b), this Section 7.02 and Section 8.01 hereof, which shall remain in full force and effect; and there shall be no further liability on the part of the Community Parties or East Prospect to the other, except for any liability of Community Parties or East Prospect under such sections of this Agreement and except for any liability arising out of a willful breach of this Agreement giving rise to such termination.

ARTICLE VIII-   MISCELLANEOUS

8.01  Expenses and Other Fees.

(a)   Except as set forth in Sections 8.01(b), 8.01(c) and 8.01(d), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the Contemplated Transactions, including fees and expenses of its own financial consultants, accountants and counsel.

(b)   If this Agreement is terminated as a result of any breach of a representation, warranty, covenant or other agreement which is caused by the willful or intentional breach of a party hereto, such party shall be liable to the other for out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (“Expenses”); provided, however, that the maximum amount East Prospect shall be liable to the Community Parties for Expenses pursuant to this Section 8.01(b) shall be $500,000, and the maximum amount the Community Parties shall be liable to East Prospect for Expenses pursuant to this

Section 8.01(b) shall be $500,000. The payment of Expenses shall not constitute an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law.

(c)   In the event this Agreement is terminated by: (i) East Prospect pursuant to Section 7.01(b)(v) or 7.01(d) or (ii) the Community Parties pursuant to Sections 7.01(b)(v), 7.01(c) or 7.01(e); then East Prospect shall make a single cash payment, as liquidated damages, to CMTY in the amount of the Termination Fee. Any payment required under this Section 8.01(c) shall be payable by East Prospect to CMTY (by wire transfer of immediately available funds to an account designated by CMTY) within two (2) Business Days after the Community Parties shall have become entitled thereto and shall have made demand therefor.

(d)   Notwithstanding anything set forth in this Agreement to the contrary, if East Prospect pays or causes to be paid to CMTY the Termination Fee, payment of the Termination Fee and payment of Expenses pursuant to Section 8.01(b) shall be the sole and exclusive remedy of the Community Parties hereunder and East Prospect will not have any further obligations or liabilities to the Community Parties with respect to this Agreement or the Contemplated Transactions, except that the Community Parties shall have the right to enforce the provisions of Section 5.02(c) and the Confidentiality Agreement. The Community Parties and East Prospect agree that the Termination Fee is fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, nonappealable judgment, determine that the amount of any such Termination Fee exceeds the maximum amount permitted by law, then the amount of such Termination Fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

8.02  Non-Survival of Representations and Warranties; Disclosure Schedules. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Closing Date. Without limiting the foregoing, Sections 1.02(d), 1.02(e), 2.05, 2.07, and 5.07(c) (i), (ii), (iii) and (iv) shall survive the Closing.

8.03  Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the Closing Date, the parties may:

(a)   amend this Agreement;

(b)   extend the time for the performance of any of the obligations or other acts of either party hereto;

(c)   waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

(d)   to the extent permitted by law, waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise.

This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.04  Entire Agreement.

(a)   This Agreement, including the documents referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter other than the Confidentiality Agreement.

(b)   This Agreement shall inure to the benefit of and be binding upon the parties hereto and its successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities, except that any Indemnified Party may enforce Section 5.07(c)(iii).

8.05  No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

8.06  Notices. All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally, two business days after mailing if mailed by prepaid registered or certified mail, return receipt requested, or upon confirmation of good transmission if sent by telecopy, addressed as follows:

(a)   If to the Community Parties, to:

Community Banks, Inc.
777 East Park Drive
Harrisburg, Pennsylvania 17111
Attention: Eddie L. Dunklebarger, Chairman, President and CEO
Telecopy No.: 717-920-8040

with copy to:

James A. Ulsh, Esquire
Timothy A. Hoy, Esquire
Mette, Evans & Woodside
P.O. Box 5950
3401 North Front Street
Harrisburg, Pennsylvania 17110-0950
Telecopy No.: 717-236-1816

(b)   If to East Prospect, to:

East Prospect State Bank
P.O. Box 309
East Prospect, Pennsylvania 17317-0309
Attention: Roger A. Nickol, President
Telecopy No.: 717-252-0484

with a copy to:

Michael L. Hund, Esquire
Buchanan Ingersoll & Rooney PC
One South Market Square
213 Market Street, 3rd Floor
Harrisburg, Pennsylvania  17101-2121
Telecopy No.: 717-233-0852

8.07  Disclosure Schedules. Information contained on either the East Prospect Disclosure Schedules or the CMTY Disclosure Schedules shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is readily apparent it applies to such provision. The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

8.08  Tax Disclosure. Notwithstanding anything else in this Agreement to the contrary, each party hereto (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, the federal income tax treatment and federal income tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure; provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws. This authorization of disclosure is not effective until the earlier of (i) the date of the public announcement of discussions relating to the Contemplated Transactions, (ii) the date of the public announcement of the Contemplated Transactions, or (iii) the date of execution of an agreement (with or without conditions) to enter into the Contemplated Transactions.

8.09  Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.10  Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.11  Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

8.12  Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania and applicable laws of the United States of America.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

COMMUNITY BANKS, INC. By: /s/ Eddie L. Dunklebarger Eddie L. Dunklebarger, Chairman, President and CEO	Attest: /s/ Patricia E. Hoch Patricia E. Hoch, Senior VP and Secretary

COMMUNITYBANKS By: : /s/ Eddie L. Dunklebarger Eddie L. Dunklebarger, President and CEO	Attest: /s/ Patricia E. Hoch Patricia E. Hoch, Senior VP and Secretary

EAST PROSPECT STATE BANK By: /s/ Roger A. Nickol Roger A. Nickol, President	Attest: /s/ Sherri H. Massa Name: Sherri H. Massa Title: Secretary

Exhibit 1

Form of Letter Agreement

, 2006
Community Banks, Inc.
CommunityBanks
777 East Park Drive
Harrisburg, PA 17111
Attn.: President and CEO

Dear Mr. Dunklebarger:

Community Banks, Inc. (“CMTY”), CommunityBanks (“Community” and, together with CMTY, the “Community Parties”) and East Prospect State Bank (“East Prospect”) are considering entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, and subject to the terms and conditions set forth therein: (a) Community will acquire East Prospect by a merger of East Prospect with and into Community; and (b) shareholders of East Prospect will receive shares of CMTY common stock and/or cash in exchange for their shares of East Prospect common stock owned on the closing date (collectively, the “Transactions”).

I have been advised that I may be deemed to be an “affiliate” of East Prospect for purposes of certain rules issued by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933.

I understand that the Community Parties are requiring, as a condition to their execution and delivery to East Prospect of the Agreement, that I execute and deliver to the Community Parties this Letter Agreement. Intending to be legally bound hereby, I irrevocably agree and represent as follows:

1. I agree to vote or cause to be voted for approval of the Merger Agreement all shares of East Prospect common stock over which I exercise sole or shared voting power as of the record date of the East Prospect shareholder meeting at which the Merger Agreement will be presented for approval.

2. Through the conclusion of the Transactions, I agree not to offer, sell, transfer or otherwise dispose of, or to permit the offer, sale, transfer or other disposition of, any shares of East Prospect common stock over which I exercise sole or shared voting power.

3. I have sole or shared voting power over the number of shares of East Prospect common stock set forth below opposite my signature line. The Community Parties recognize that with respect to any such shares which have been pledged to a third party (which are specifically identified below), I will not be able to control the voting or disposition of such shares in the event of a default.

4. I agree not to offer, sell, transfer or otherwise dispose of any shares of CMTY common stock received pursuant to the Transactions, except:

(a) at such time as a registration statement under the Securities Act of 1933, as amended (“Securities Act”), covering sales of such CMTY common stock is effective and a prospectus is made available under the Securities Act;

(b) within the limits, and in accordance with the applicable provisions of, Rule 145 under the Securities Act (“Rule 145”); or

(c) in a transaction which, in an opinion of counsel satisfactory to CMTY or as described in a “no-action” or interpretive letter from the staff of the SEC (a “No Action Letter”), is not required to be registered under the Securities Act;

5. I acknowledge and agree that CMTY is under no obligation to register the sale, transfer or other disposition of CMTY common stock by me or on my behalf, or to take any other action necessary to make an exemption from registration available.

6. CMTY shall take all steps necessary to ensure that CMTY is in compliance with all those requirements of Rule 145 and Rule 144 with which CMTY must comply in order for the resale provisions of Rule 145(d) to be available to me.

7. I agree that CMTY shall not be bound by any attempted sale of any shares of CMTY common stock acquired by me pursuant to the Transactions, and CMTY’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement; and I further agree that the certificate representing shares of CMTY common stock acquired by me pursuant to the Transactions by me may be endorsed with a restrictive legend consistent with the terms of this Letter Agreement, stating in substance as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED (A) IN CONFORMITY WITH RULE 145(d), OR (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (C) IN ACCORDANCE WITH A WRITTEN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

The undersigned understands and hereby further acknowledges that the legend set forth above will be removed from any such certificate (by delivery of a substitute certificate without such legend) and CMTY will instruct its transfer agent to remove such legend from any such certificate, if the undersigned delivers to CMTY (i) satisfactory written evidence that the shares of CMTY common stock represented by any such certificate have been sold in compliance with Rule 145(d) (as such rule may be hereafter amended) (in which case, the substitute certificate will be issued in the name of the transferee), (ii) a No Action Letter, or (iii) an opinion of counsel, in form and substance reasonably satisfactory to CMTY, to the effect that public sale of shares represented by such certificate by the holder thereof is no longer subject to the restrictions imposed by Rule 145.

8. I represent that I have no present plan or intention to offer, sell, exchange, or otherwise dispose of any shares of CMTY common stock to be received in the Transactions.

9. I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

I am signing this Letter Agreement in my capacity as a shareholder of East Prospect and not in any other capacity (including as a director). This Letter Agreement shall be effective upon acceptance by the Community Parties.

Execution of this Agreement by the undersigned is not an admission by the undersigned that he is an “affiliate” for purposes of the Rule 145 of the Securities Act.

This Letter Agreement shall terminate concurrently with, and automatically upon, any termination of the Merger Agreement in accordance with its terms, except that any such termination shall be without prejudice to the rights of the Community Parties arising out of any willful breach of any covenant or representation contained herein.

Very truly yours,

Name:

Witness

Number of shares held:
Sole voting power:	_______

Shared voting power:	_______

Number of pledged
shares:	_______

Accepted: Community Banks, Inc. By:___________________ Name: Eddie L. Dunklebarger, Chairman, President and CEO	Accepted: CommunityBanks By: ____________________ Name: Eddie L. Dunklebarger, President and CEO

Annex B

September 12, 2006

The Board of Directors
East Prospect State Bank
One South Main Street
East Prospect, Pennsylvania 17317

Members of the Board:

You have requested our opinion as investment bankers that the consideration offered pursuant to the Agreement and Plan of Merger, dated as of September 12, 2006, by and between Community Banks, Inc. (“CMTY”), CommunityBanks (“Community”) and East Prospect State Bank (“East Prospect”) (the “Agreement”), to the holders of East Prospect common stock, par value $10.00 per share (the “East Prospect Common Stock”), is fair from a financial point of view.

Pursuant to the Agreement, East Prospect shall be merged with and into Community and each issued and outstanding share of East Prospect Common Stock will be converted into the right to receive, at the election of the holder, subject to certain procedures and limitations set forth in the Agreement, (i) shares of CMTY common stock equal to $565.80 divided by the CMTY Market Value on the Effective Date (the “Exchange Ratio”), or (ii) $565.80 in cash, with a minimum of 50% and a maximum of 75% of East Prospect Common Stock exchanged for CMTY common stock (the “Merger”). The Exchange Ratio is subject to adjustment based upon changes in the market value of CMTY as set forth in the Agreement. Pursuant to the Agreement, the Exchange Ratio in no event shall be greater than 27.5752. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

Ryan Beck & Co. (“Ryan Beck”) as a customary part of its investment banking business is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In conducting our investigation and analysis of the Merger, we have met with members of senior management of both CMTY and East Prospect to discuss their operations, historical financial statements, strategic plans and future prospects. We have reviewed and analyzed material prepared in connection with the Merger, including but not limited to the following: (i) the Agreement and related documents; (ii) CMTY’s Forms 10-K for the years ended December 31, 2005, 2004 and 2003, and Forms 10-Q for the periods ended June 30, 2006 and March 31,

Millennium One • 20 Ash Street • Fourth Floor • Conshohocken • PA 19428
(610) 567-1909 • FAX (610) 567-1979 • www.ryanbeck.com

Member NASD, SIPC

East Prospect State Bank
September 12, 2006

2006; (iii) CMTY’s Proxy Statement dated April 3, 2006; (iv) East Prospect’s Annual Reports for the years ended December 31, 2005, 2004 and 2003, and Federal Deposit Insurance Corporation Call Reports for the periods ended June 30, 2006 and March 31, 2006; (v) East Prospect’s Proxy Statement dated April 11, 2006; (vi) the historical stock prices and trading volume of CMTY’s and East Prospect’s common stock; (vii) certain operating and financial information provided to Ryan Beck by the management of CMTY relating to its business and prospects; (viii) the publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to CMTY; (ix) certain operating and financial information provided to Ryan Beck by the management of East Prospect relating to its business and prospects; (x) the publicly available financial data of commercial banking organizations which Ryan Beck deemed generally comparable to East Prospect; and (xi) the terms of recent acquisitions of commercial banking organizations which Ryan Beck deemed generally comparable in whole or in part to East Prospect. We also conducted or reviewed such other studies, analyses, inquiries and examinations as we deemed appropriate.

While we have taken care in our investigation and analyses, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us by the respective institutions or which was publicly available and have not assumed any responsibility for independently verifying such information. We have also relied upon the management of East Prospect and CMTY as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us and in certain instances we have made certain adjustments to such financial and operating forecasts, which in our judgment were appropriate under the circumstances. In addition, we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of management. Ryan Beck is not an expert in evaluating loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses. Therefore, Ryan Beck has not assumed any responsibility for making an independent evaluation of the adequacy of the allowance for loan losses set forth in the balance sheets of CMTY and East Prospect at June 30, 2006, and Ryan Beck assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission as of the date of such financial statements. We also assumed that the Merger in all respects is, and will be consummated in compliance with all laws and regulations applicable to CMTY, Community and East Prospect and that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of CMTY, Community, East Prospect, or the combined entity, as the case may be, or on the contemplated benefits of the Merger, including any expected synergies. We have not made or obtained any independent evaluations or appraisals of the assets and liabilities of either CMTY or East Prospect or their respective subsidiaries, nor have we reviewed any loan files of CMTY or East Prospect or their respective subsidiaries.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate in the circumstances. Our opinion is necessarily based on economic, market and other conditions and projections as they exist and can be evaluated on the date hereof.

East Prospect State Bank
September 12, 2006

We have been retained by the Board of Directors of East Prospect as an independent contractor to determine whether the consideration offered to East Prospect shareholders in the Merger as provided and described in the Agreement is fair, from a financial point of view, to East Prospect shareholders. Ryan Beck will receive a fee for its services, a portion of which is due upon consummation of the Merger. Ryan Beck has had no prior investment banking relationship with East Prospect, and Ryan Beck’s research department does not provide published investment analysis on East Prospect. Ryan Beck does not act as a market maker in East Prospect common stock. Over the past three years, Ryan Beck has had no prior investment banking relationship with CMTY and Ryan Beck’s research department does not provide published investment analysis on CMTY. Ryan Beck does act as a market maker in CMTY common stock.

In the ordinary course of our business as a broker-dealer, we may actively trade equity securities of East Prospect and equity securities of CMTY for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

While we are under no obligation to perform further services or monitor developments with respect to the Merger after the date of this opinion, we reserve the right to withdraw, revise or modify our opinion based upon additional information which may be provided to us by CMTY, East Prospect and their respective affiliates or legal counsel, which suggests, in our judgment, a material change in the assumptions upon which our opinion is based.

Our opinion is directed to the Board of Directors of East Prospect and does not constitute a recommendation to any director or shareholder of East Prospect as to how such director or shareholder should vote at any directors’ or shareholders’ meeting held for the purpose of approving or otherwise in connection with the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent. We have not considered, nor are we expressing any opinion herein with respect to, the price at which CMTY common stock will trade following the consummation of the Merger.

Based upon and subject to the foregoing, it is our opinion that the consideration offered to East Prospect shareholders in the Merger as provided and described in the Agreement is fair to the holders of East Prospect common stock from a financial point of view.

Very truly yours,

/s/ Ryan Beck & Co., Inc.

Ryan Beck & Co., Inc.

ANNEX C

STATUTORY PROVISIONS RELATING TO DISSENTERS' RIGHTS

PENNSYLVANIA BANKING CODE OF 1965, AS AMENDED

Excerpt from Chapter 12

Section 1222. Rights of Dissenting Shareholders.

If a shareholder of an institution shall object to a proposed plan of action of the institution authorized under a section of this act and such section provides that the shareholder shall be entitled to rights and remedies of a dissenting shareholder, the rights and remedies of such shareholder shall be governed by the provisions of the Business Corporation Law (15 Pa.C.S.A. § 1001, et seq.) applicable to dissenting shareholders and shall be subject to the limitations on such rights and remedies under those provisions. Shares acquired by an institution as a result of the exercise of such rights by a dissenting shareholder may be held and disposed of as treasury shares, or, in the case of a merger or consolidation, as otherwise provided in the plan of merger or consolidation.

Excerpt from Chapter 16

Section 1607. Rights of Dissenting Shareholders.

(a) A shareholder of an institution which is a party to a plan in which the proposed merger or consolidation will result in an institution subject to this act who objects to the plan shall be entitled to the rights and remedies of a dissenting shareholder provided under, and subject to compliance with, the provisions of section 1222 of this act.

THE PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988, AS AMENDED

Excerpt from Chapter 19, Subchapter C

Section 1930. Dissenters Rights.

(a) General Rule. If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

Chapter 15, Subchapter D - Dissenters Rights

Section 1571. Application and effect of subchapter.

(a) General rule. Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1930 (relating to dissenters rights).

Section 1931(d) (relating to dissenters rights in share exchanges).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 1952(d) (relating to dissenters rights in division).

Section 1962(c) (relating to dissenters rights in conversion).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2904(b) (relating to procedure).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

(b) Exceptions.

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(ii) held beneficially or of record by more than 2,000 persons.

(2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(i) Repealed.

(ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) Grant of optional dissenters rights. The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholder to dissenters rights.

(d) Notice of dissenters rights. Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.

(e) Other statutes. The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f) Certain provisions of articles ineffective. This subchapter may not be relaxed by any provision of the articles.

(g) Computation of beneficial ownership. For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h) Cross references. See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

Section 1572. Definitions.

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

"Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

"Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

"Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

"Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors including the average rate currently paid by the corporation on its principal bank loans.

"Shareholder." A shareholder as defined in section 1103 (relating to definitions), or an ultimate beneficial owner of shares, including without limitation a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

Section 1573. Record and beneficial holders and owners.

(a) Record holders of shares. A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b) Beneficial owners of shares. A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

Section 1574. Notice of intention to dissent.

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value of his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

Section 1575. Notice to demand payment.

(a) General rule. If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose beneficial shareholder dissents, acquired beneficial ownership of the shares.

(4) Be accompanied by a copy of this subchapter.

(b) Time for receipt of demand for payment. The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

Section 1576. Failure to comply with notice to demand payment, etc.

(a) Effect of failure of shareholder to act. A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b) Restriction on uncertificated shares. If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c) Rights retained by shareholder. The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

Section 1577. Release of restrictions or payment for shares.

(a) Failure to effectuate corporate action. Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) Renewal of notice to demand payment. When uncertified shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) Payment of fair value of shares. Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation's estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) Failure to make payment. If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

Section 1578. Estimate by dissenter of fair value of shares.

(a) General rule. If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) Effect of failure to file estimate. Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

Section 1579. Valuation proceedings generally.

(a) General rule. Within 60 days after the latest of:

(1) effectuation of the proposed corporate action;

(2) timely receipt of any demands for payment under Section 1575 (relating to notice to demand payment); or

(3) timely receipt of any estimates pursuant to Section 1578 (relating to estimate by dissenter of fair value of shares).

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) Mandatory joinder of dissenters. All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c) Jurisdiction of the court. The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) Measure of recovery. Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) Effect of corporation's failure to file application. If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

Section 1580. Costs and expenses of valuation proceedings.

(a) General rule. The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally) including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) Assessment of counsel fees and expert fees where lack of good faith appears. Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c) Award of fees for benefits to other dissenters. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.